Exhibit 10.1

EXECUTION VERSION

BRIGHTWOOD CAPITAL CORPORATION I

as Borrower

the other Borrowers from time to time party hereto

REVOLVING CREDIT AGREEMENT

CITY NATIONAL BANK,

as the Administrative Agent, a Lender, Letter of Credit Issuer, Lead Arranger and Book Manager

December 23, 2022

Page

Section 1.	DEFINITIONS	1

1.1	Defined Terms	1

1.2	Other Definitional Provisions.	29

1.3	Times of Day	29

1.4	Letter of Credit Amounts	29

1.5	Rates	29

1.6	Board of Directors	30

Section 2.	REVOLVING CREDIT LOAN AND LETTERS OF CREDIT	30

2.1	The Lender Commitment.	30

2.2	Revolving Credit Commitment	35

2.3	Manner of Borrowing	35

2.4	Minimum Loan Amounts	38

2.5	Funding	38

2.6	Interest Rate.	39

2.7	Determination of Rate	39

2.8	Letters of Credit.	39

2.9	Addition of Qualified Borrowers, Payment of the Borrower Guaranty and Qualified Borrower Letter of Credit Note.	44

2.10	Use of Proceeds, Letters of Credit and Borrower Guaranties	45

2.11	Administrative Agent Fees	46

2.12	Unused Commitment Fee.	46

2.13	Letter of Credit Fees	47

2.14	Extension of Maturity Date	47

2.15	Erroneous Payments.	48

Section 3.	PAYMENT OF OBLIGATIONS	51

3.1	Revolving Credit Notes	51

3.2	Payment of Obligations	51

3.3	Payment of Interest.	51

3.4	Payments on the Obligations	52

3.5	Voluntary Prepayments	53

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(continued)

Page

3.6	Reduction or Early Termination of Lender Commitments	53

3.7	Lending Office	54

3.8	Joint and Several Liability	54

Section 4.	CHANGE IN CIRCUMSTANCES	55

4.1	Increased Cost and Reduced Return; Change in Law.	55

4.2	Limitation on Types of Loans	56

4.3	Illegality.	57

4.4	Treatment of Affected Loans	58

4.5	Compensation	59

4.6	Taxes.	59

4.7	Requests for Compensation.	64

4.8	Survival	64

4.9	Replacement of Lenders	64

4.10	Benchmark Replacement Setting.	65

Section 5.	SECURITY	67

5.1	Liens and Security Interest.	67

5.2	The Collateral Accounts; Investor Demand Notices.	68

5.3	Lender Offset	71

5.4	Agreement to Deliver Additional Collateral Documents	71

5.5	Subordination	72

Section 6.	CONDITIONS PRECEDENT TO LENDING.	72

6.1	Obligations of the Lenders	72

6.2	Conditions to all Loans and Letters of Credit	74

6.3	Conditions to Qualified Borrower Loans and Letters of Credit	75

Section 7.	REPRESENTATIONS AND WARRANTIES	77

7.1	Organization and Good Standing	77

7.2	Authorization and Power	77

7.3	No Conflicts or Consents	77

7.4	Enforceable Obligations	77

7.5	Priority of Liens	78

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(continued)

Page

7.6	Financial Condition	78

7.7	Full Disclosure	78

7.8	No Default	78

7.9	No Litigation	78

7.10	[Reserved].	79

7.11	Taxes	79

7.12	Principal Office; Jurisdiction of Formation	79

7.13	ERISA	79

7.14	Compliance with Law	79

7.15	Status of RIC and BDC	80

7.16	[Reserved].	80

7.17	Investor Commitments and Contributions	80

7.18	Fiscal Year	80

7.22	No Defenses	81

7.23	[Reserved].	81

7.24	Foreign Asset Control Laws	81

7.25	[Reserved].	82

7.26	Parallel Funds	82

7.27	Investor Commitments	82

7.28	Plan Assets	82

7.29	Corporate Document Representations	82

Section 8.	AFFIRMATIVE COVENANTS OF THE BORROWERs	82

8.1	Financial Statements, Reports and Notices	82

8.2	Payment of Taxes	84

8.3	Maintenance of Existence and Rights	84

8.4	Notice of Default	85

8.5	Other Notices.	85

8.6	Compliance with Loan Documents and Corporate Documents	85

8.7	Operations and Properties	85

8.8	Books and Records; Access	86

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(continued)

Page

8.9	Compliance with Law	86

8.10	Insurance	86

8.11	Authorizations and Approvals	86

8.12	Maintenance of Liens	86

8.13	Further Assurances	86

8.14	[Reserved].	86

8.15	Investor Financial and Rating Information	86

8.16	Notices to Investors	87

8.17	Covenants of Qualified Borrowers	87

8.18	[Reserved].	87

8.19	ERISA	87

8.20	[Reserved].	87

8.21	Returned Capital	87

Section 9.	NEGATIVE COVENANTS OF THE BORROWER	88

9.1	Mergers, Etc	88

9.2	Negative Pledge	88

9.3	Fiscal Year and Accounting Method	89

9.4	Corporate Documents	89

9.5	Transfer of Interests; Admission of Investors.	90

9.6	Commitments	92

9.7	ERISA Compliance	92

9.8	Dissolution	93

9.9	[Reserved].	93

9.10	Limitations on Distributions	93

9.11	Limitation on Indebtedness; Asset Coverage Ratio.	93

9.12	Limitation on Withdrawals	93

9.13	Demand Notices	94

9.14	Transfers of Investments; Investor Contributions	94

9.15	Deemed Capital Contributions	94

9.16	Sanctions	94

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(continued)

Page

Section 10.	EVENTS OF DEFAULT	94

10.1	Events of Default	94

10.2	Remedies Upon Event of Default	97

10.3	Performance by the Administrative Agent	98

10.4	Qualified Borrower Defaults	98

Section 11.	AGENTS	99

11.1	Appointment.	99

11.2	Delegation of Duties	99

11.3	Exculpatory Provisions	100

11.4	Reliance on Communications	100

11.5	Notice of Default	101

11.6	Non-Reliance on the Administrative Agent and the Lenders	101

11.7	Indemnification	101

11.8	Administrative Agent in Its Individual Capacity	102

11.9	Successor Agent	102

11.10	Reliance by the Borrowers	103

11.11	Administrative Agent May File Proofs of Claim	103

11.12	Delivery of Notices to the Lenders	104

Section 12.	MISCELLANEOUS	104

12.1	Amendments	104

12.2	Sharing of Offsets	106

12.3	Sharing of Collateral	106

12.4	Waiver	107

12.5	Payment of Expenses; Indemnity.	107

12.6	Notice.	109

12.7	Governing Law	111

12.8	Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury	111

12.9	Invalid Provisions	112

12.10	Entirety	112

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(continued)

Page

12.11	Parties Bound; Assignment.	112

12.12	Lender Default	115

12.13	Maximum Interest	116

12.14	Headings	116

12.15	Survival	116

12.16	Full Recourse	116

12.17	Availability of Records; Confidentiality	116

12.18	USA Patriot Act Notice	117

12.19	Multiple Counterparts	117

12.20	Conversion of Currencies	117

12.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.	118

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EXHIBITS

EXHIBIT A:	Schedule of Investors
EXHIBIT B:	Form of Note
EXHIBIT C:	Form of Borrower Security Agreement
EXHIBIT D:	Form of Borrower Account Pledge Agreement and Depository Acknowledgment
EXHIBIT E:	Form of Request for Borrowing
EXHIBIT F:	Form of Request for Letter of Credit
EXHIBIT G:	Form of Rollover/Conversion Notice
EXHIBIT H:	Form of Lender Assignment and Acceptance Agreement
EXHIBIT I:	Form of Qualified Borrower Promissory Note
EXHIBIT J:	Form of Qualified Borrower Letter of Credit Note
EXHIBIT K:	Form of Borrower Guaranty
EXHIBIT L:	Form of Responsible Officer’s Certificate
EXHIBIT M:	Form of Borrower Joinder Agreement
EXHIBIT N:	Form of Joinder Agreement
EXHIBIT O:	[Reserved]
EXHIBIT P:	Form of Investor Capital Return Certification
EXHIBIT Q:	[Reserved]
EXHIBIT R:	Form of Compliance Certificate
EXHIBIT S:	[Reserved]
EXHIBIT T:	Form of Extension Request
EXHIBIT U:	Form of Beneficial Ownership Certification
EXHIBIT V-1:	Form of U.S. Tax Compliance Certificate
EXHIBIT V-2:	Form of U.S. Tax Compliance Certificate
EXHIBIT V-3:	Form of U.S. Tax Compliance Certificate
EXHIBIT V-4:	Form of U.S. Tax Compliance Certificate

SCHEDULES

SCHEDULE I:	Credit Party Information
SCHEDULE II:	Lender Commitments

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REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Credit Agreement”) is dated as of December 23, 2022 by and among Brightwood Capital Corporation I, a Maryland corporation as initial borrower (the “Initial Borrower”), and each of the entities from time to time listed as “Borrowers” on Schedule I hereto, as borrowers (the Initial Borrower and such additional borrowers, the “Borrowers”), the banks and financial institutions listed on the signature page hereof as the Initial Lenders (the “Initial Lenders”), and City National Bank (“CNB”), as the Administrative Agent and Letter of Credit Issuer for the Initial Lenders, and each of the other lending institutions that becomes a lender hereunder (herein collectively referred to as the “Lenders”; and each individually referred to as a “Lender”), and CNB, as the Lead Arranger and Book Manager.

A.            The Borrowers have requested that the Lenders make loans and cause the issuance of letters of credit for the purpose of financing the Borrowers’ investment activities, providing working capital or for other purposes permitted under the Borrowers’ Constituent Documents and all related documentation, including the Borrowers’ Subscription Agreements and any related Side Letters; and

B.            The Lenders are willing to lend funds and cause the issuance of letters of credit upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

Section 1.               DEFINITIONS

1.1            Defined Terms. For the purposes of this Credit Agreement, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1 or in the Section or recital referred to:

“Adequately Capitalized” means “adequately capitalized” within the meaning of the Bank Holding Company Act of 1956, as amended from time to time and any successor statute or statutes, and regulations promulgated thereunder.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided, that if Adjusted Term SOFR as so determined shall ever be less than zero (0), then Adjusted Term SOFR shall be deemed to be zero (0).

“Administrative Agent” means CNB, until the appointment of a successor “Administrative Agent” pursuant to Section 11.9 hereof and, thereafter, shall mean such successor Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person (whether or not existing as of the Closing Date) that, directly or indirectly, controls or is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” and the correlative meanings of the terms “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares or partnership interests or by contract or otherwise.

“Agency Services Address” means the address for the Administrative Agent set forth in Section 12.6 hereof, or such other address as may be identified by written notice from the Administrative Agent to the Borrowers and the Lenders.

“Agreement Currency” is defined in Section 12.20(b) hereof.

“Anti-Corruption Laws” means all laws, rules and regulations of any applicable jurisdiction from time to time concerning or relating to bribery, corruption or money laundering, including the U.S. Foreign Corrupt Practices Act, and in each case, as may be amended from time to time.

“Applicable Creditor” is defined in Section 12.20(b) hereof.

“Applicable Lending Office” means, for each Lender and for each Type of Loan, the “lending office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers by written notice in accordance with the terms hereof as the office by which such Type of Loans are to be made and maintained.

“Applicable Margin” means as of the Closing Date (A) for SOFR Loans, 250 basis points (2.50%) and (B) for Reference Rate Loans, 150 basis points (1.50%).

“Applicable Requirement” means each of the following requirements:

(i) if such Investor or such Investor’s Credit Provider or Sponsor shall be a Rated Investor, and such Investor or such Investor’s Credit Provider or Sponsor, as applicable, shall have a Rating of BBB-/Baa3 or higher; and

(ii) the following, as applicable:

(a) if such Investor or such Investor’s Credit Provider, as applicable, is a Bank Holding Company, it shall have Adequately Capitalized status or better;

(b) if such Investor or such Investor’s Credit Provider, as applicable, is an insurance company, it shall have a Best’s Financial Strength Rating of A- or higher;

(c) if such Investor or such Investor’s Credit Provider, as applicable, is a Pension Plan Investor, or the trustee or nominee of a Pension Plan Investor, the Pension Plan Investor shall have a minimum Funding Ratio based on the Rating of its Sponsor as follows:

Sponsor Rating	Minimum Funding Ratio
A-/A3 or higher	No minimum
BBB-/Baa3 to BBB+/Baa1	80%; and

(d) if such Investor or such Investor’s Credit Provider, as applicable, is a Governmental Plan Investor, or the Responsible Party with respect to a Governmental Plan Investor, the Governmental Plan Investor shall have a minimum Funding Ratio based on the Rating of its Responsible Party as follows:

Responsible Party Rating	Minimum Funding Ratio
A-/A3 or higher	No minimum
BBB-/Baa3 to BBB+/Baa1	80%

The first Rating indicated in each case above is the S&P Rating and the second Rating indicated in each case above is the Moody’s Rating. In the event that the S&P and Moody’s Ratings are not equivalent, the Applicable Requirement shall be based on the lower of the two. If any such Person has only one Rating, from either S&P or Moody’s, then that Rating shall apply.

“Asset Coverage” means the ratio which the “value” (as that term is defined in the Investment Company Act) of the total assets of the Borrower, less all liabilities and indebtedness not constituting senior securities (within the meaning of Section 18 of the Investment Company Act) of the Borrower, bears to the aggregate amount of Senior Security Indebtedness of the Borrower.

“Application for Letter of Credit” means an application for a letter of credit by, between and among the applicable Borrower(s), on the one hand, and the Letter of Credit Issuer, on the other hand, substantially in a form provided by the Letter of Credit Issuer (and customarily used by it in similar circumstances) and conformed to the terms of this Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, renewed, or extended; provided that to the extent the terms of such Application for Letter of Credit are inconsistent with or otherwise more onerous than the terms of this Credit Agreement, the terms of this Credit Agreement shall control.

“Assignee” is defined in Section 12.11(c) hereof.

“Assignment and Acceptance Agreement” means the agreement contemplated by Section 12.11(c) hereof, pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be substantially in the form of Exhibit H hereto.

“Available Commitment” means, on any date of determination, the lesser of: (a) the Maximum Commitment and (b) ninety percent (90%) of the aggregate Uncalled Commitments (from time to time in effect) of the Included Investors.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Credit Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.10(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended from time to time and any successor statute or statutes, or a non-bank subsidiary of such bank holding company.

“Basel III” means, collectively, those certain agreements on capital and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and “Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools,” as published by the Basel Committee on Banking Supervision in January 2013 (as revised from time to time), and, in each case, as implemented by a Lender’s primary U.S. federal bank regulatory authority.

“Benchmark” means, initially, Term SOFR or Daily Simple SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or Daily Simple SOFR, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 4.10 hereof.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers, giving due consideration to (I) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (II) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. syndicated credit facilities and (b) the Benchmark Replacement Adjustment with respect thereto. If the Benchmark Replacement as determined pursuant to the above would be less than zero (0), the Benchmark Replacement will be deemed to be zero (0) for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (in consultation with the Borrowers for the applicable Available Tenor), giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Reference Rate”, the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of Section 4.5 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrowers, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents); provided, however, that notwithstanding anything to the contrary herein, any Benchmark Replacement Conforming Changes having a material effect on timing and amount of borrowings and payments shall require consent of the Borrowers.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.10 hereof and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.10 hereof.

“Beneficial Ownership Certification” means, for a “legal entity customer” (as such term is defined in the Beneficial Ownership Regulation), a certification regarding beneficial ownership to the extent required by the Beneficial Ownership Regulation with respect to such “legal entity customer”, which certification shall be substantially in the form of Exhibit U hereto.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Best’s Financial Strength Rating” means a “Best’s Financial Strength Rating” by A.M. Best Company.

“Borrower” and “Borrowers” are defined in the preamble to this Credit Agreement.

“Borrower Guaranty” and “Borrower Guaranties” are defined in Section 2.9(c) hereof.

“Borrower Joinder Agreement” means an agreement substantially in the form of Exhibit M hereto, pursuant to which a Parallel Fund joins the Credit Facility as a Borrower.

“Borrower Party” is defined in Section 11.1(a) hereof.

“Borrower Security Agreements” means each security agreement substantially in the form of Exhibit C hereto, made by a Borrower in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may be amended, restated, supplemented or modified from time to time; “Borrower Security Agreement” means any one of the Borrower Security Agreements.

“Borrowing” means a disbursement made by the Lenders of any of the proceeds of the Loans, and “Borrowings” means the plural thereof.

“Borrowing Base Certificate” means an updated Exhibit A accompanied by a calculation of the Available Commitment.

“Borrowing Base Deficit” means, as of any date, the amount by which the Principal Obligations exceed the Available Commitment as of such date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Applicable Lending Office is located.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with Generally Accepted Accounting Principles, is or should be accounted for as a capital lease on the balance sheet of that Person and the amount of such obligation shall be the capitalized amount thereof determined in accordance with Generally Accepted Accounting Principles.

“Capitalized Unused Commitment Fee Loan” is defined in Section 2.12(b) hereof.

“Closing Date” means the date hereof.

“CNB” is defined in the preamble to this Credit Agreement.

“Collateral” is defined in Section 5.1 hereof.

“Collateral Account” means, with respect to each Borrower, the account in the name of such Borrower specified as the “Collateral Account” for such Person on Schedule I hereto, as amended, restated, supplemented or otherwise modified from time to time, into which the applicable Investors are required to deposit Investor Contributions as more fully described in Section 5.2 hereof with respect to the Borrowers, in each case which shall include the bank accounts described in each Collateral Account Pledge; “Collateral Accounts” means, where the context may require, all Collateral Accounts, collectively.

“Collateral Account Pledge” means a pledge by a Borrower, substantially in the form of Exhibit D hereto, pursuant to which such Borrower pledges and assigns to the Administrative Agent, for the benefit of the Secured Parties, a security interest and Lien in and on its Collateral Account, as the same may be amended, restated, supplemented or modified from time to time; “Collateral Account Pledges” means, where the context may require, all Collateral Account Pledges, collectively.

“Collateral Documents” is defined in Section 5.1 hereof.

“Commitment Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Competitor” means any private equity or investment fund, Affiliate thereof or Person whose primary business is the management of private equity or investment funds (including, without limitation, funds focused on debt investments, corporate mezzanine funds and funds focused on asset-based opportunities with mezzanine-like returns, loan origination funds, special situation funds and rescue or distressed financing funds), excluding any commercial or investment bank; provided that any such private equity or investment fund sponsored by a commercial or investment bank shall be deemed to be a Competitor.

“Compliance Certificate” is defined in Section 6.2(e).

“Confidential Information” means, at any time, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information and concerning any Credit Party or any Investor or Affiliate of such Person which is not available to the general public, together with analyses, compilations, studies or other documents, which contain or otherwise reflect such information made available by or on behalf of the Credit Parties pursuant to this Credit Agreement orally or in writing to the Administrative Agent or any Lender or their respective attorneys, certified public accountants or agents, but shall not include any data or information that: (a) was or became generally available to the public at or prior to such time (unless divulged by the Administrative Agent or such Lender or the Administrative Agent’s or the Lender’s respective attorneys, certified public accountants or agents); or (b) was or became available to the Administrative Agent or a Lender or to the Administrative Agent’s or Lender’s respective attorneys, certified public accountants or agents on a non-confidential basis from the Credit Parties or any Investor or any other source at or prior to such time, other than as a result of a prohibited (insofar as the Administrative Agent or Lender has actual knowledge of) disclosure by such other source.

“Constituent Documents” means, for any Person, its constituent or organizational documents, including (a) in the case of any limited partnership, exempted limited partnership, joint venture, trust or other form of business entity, the limited partnership, exempted limited partnership, joint venture or other applicable agreement of formation, the certificate of registration of exempted limited partnership, and any agreement, instrument, filing, statement or notice with respect thereto filed in connection with its formation with the secretary of state, registrar of exempted limited partnerships or other department in the jurisdiction of its formation, in each case as amended from time to time; (b) in the case of any limited liability company, the certificate of formation or registration and operating agreement or limited liability company agreement for such Person; and (c) in the case of a corporation or an exempted company, its Corporate Documents, the certificate or articles of incorporation and its bylaws, or the memorandum and articles of association for such Person, in each such case as it may be restated, modified, amended or supplemented from time to time.

“Continue”, “Continuation”, and “Continued” shall refer to the continuation pursuant to a Rollover of a SOFR Loan from one Interest Period to the next Interest Period.

“Controlled Group” means: (a) the controlled group of corporations as defined in Section 414(b) of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code), in each case of which the applicable Credit Party is a member.

“Conversion Date” means any SOFR Conversion Date or Reference Rate Conversion Date, as applicable.

“Conversion Notice” is defined in Section 2.3(c) hereof.

“Convert”, “Conversion”, and “Converted” shall refer to a conversion pursuant to Section 2.3(c) or Section 4 hereof of one Type of Loan into another Type of Loan.

“Corporate Document” means, as applicable, the Private Placement Memorandum, the Form 10, the Subscription Agreements, any and all “wrappers” to any or all of the foregoing, or other similar governing, offering or similar or related document of a Borrower, as the same may be further amended, restated, modified or supplemented in accordance with the terms hereof in each case, as described on Schedule I hereto, as such schedule may be amended, restated, modified or supplemented from time to time; “Corporate Documents” means, collectively, all of the Corporate Documents.

“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1 forms a part, together with all amendments, modifications and restatements hereof, and supplements and attachments hereto.

“Credit Facility” means the Loans and Letters of Credit provided to the Borrowers by the Lenders under the terms and conditions of this Credit Agreement.

“Credit Party” means a Borrower who has joined the Credit Facility pursuant to Section 9.5(f) hereof, and “Credit Parties” means the Borrowers collectively.

“Credit Provider” means with respect to an Investor, each Person providing a guaranty or other credit support, in form and substance acceptable to the Administrative Agent in its reasonable discretion, of the obligations of an Included Investor to make Investor Contributions.

“Current Party” is defined in Section 12.12 hereof.

“Daily Simple SOFR” means, for any day (a “SOFR Interest Day”), a rate per annum equal to the greater of (a) SOFR for the day that is two (2) Business Day prior (i) if such SOFR Interest Day is a Business Day, such SOFR Interest Day or (ii) if such SOFR Interest Day is not a Business Day, the Business Day immediately preceding such SOFR Interest Day and (b) zero (0). Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers.

“Daily Simple SOFR Loan” means a SOFR Loan that bears interest at a rate based on Daily Simple SOFR.

“Debt Limitations” means the limitations set forth in Section 9.11 hereof.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including without limitation the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Loans or while any Letter of Credit is in effect or any Obligation is outstanding or any Lender or Letter of Credit Issuer has any commitment to extend credit hereunder.

“Default Rate” means on any day the lesser of: (a) the applicable interest rate for such outstanding amount (including the Applicable Margin) in effect on such day (or if no interest rate is otherwise applicable, the Reference Rate) plus two percent (2%); or (b) the Maximum Rate.

“Defaulting Lender” means any Lender that: (a) has failed to make its Pro Rata Share of any disbursement required to be made in respect of any Loan within three (3) Business Days of when due; (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless such amount is the subject of a good faith dispute; (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding; (d) has notified the Borrowers, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Credit Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Credit Agreement or generally under credit agreements substantially similar to this Credit Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder or a loan under any such other credit agreement and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (e) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in a manner reasonably satisfactory to the Administrative Agent or the Borrowers, as applicable, that it will comply with the terms of this Credit Agreement relating to its obligation to fund prospective Loans; (f) has, or has an entity that controls such Lender that has, become the subject of a bankruptcy or insolvency proceeding; or (g) has become the subject of a Bail-In Action.

“Depository” means City National Bank (or any successor thereto or Affiliate thereof) or any other financial institution which is an Eligible Institution, in each case, in its capacity as depository or securities intermediary, as the case may be.

“Depository Acknowledgement” means, with respect to each Collateral Account, each depository acknowledgment in the form attached to the Collateral Account Pledge, in each case among the applicable Credit Party, the Administrative Agent and the Depository, as depository, as the same may be amended, supplemented or modified from time to time.

“Distribution” is defined in Section 9.10 hereof.

“Division” or “Divide” means, with respect to a limited liability company, limited partnership or other business entity, any division under Section 18-217 of the Delaware Limited Liability Company Act, or any similar statute in other jurisdictions applicable to such Person, and shall include the filing of any certificate or plan of Division by such Person.

“Dollars” and the sign “$” mean the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means: (a) a Lender; (b) an Affiliate of a Lender, so long as the assigning Lender is not released from its obligations hereunder; or (c) any other Person approved by the Administrative Agent in writing (such approval not to be unreasonably withheld or delayed) and, unless an Event of Default of the type described in Section 10.1(a), (h) or (i) hereof (or any other Event of Default which has continued uncured for a period of thirty (30) days) exists at the time any assignment is effected, the Borrowers (such approval not to be unreasonably withheld or delayed and such approval to be deemed given by the Borrowers if no objection is received by the assigning Lender and the Administrative Agent from the Borrowers within fifteen (15) Business Days after initial written notice of such proposed assignment has been delivered by the assigning Lender to the Borrowers so long as, after failing to respond to such initial notice within a reasonable period of time, the Borrowers have received a follow-on notice from such assigning Lender at least five (5) Business Days prior to the expiration of such fifteen (15) Business Day period); provided that no Credit Party nor any Affiliate of a Credit Party shall qualify as an Eligible Assignee; provided, further, that it shall not be unreasonable for the Borrowers to withhold consent to any assignment which is to be made to a person that is a fiduciary with respect to the assets of any ERISA Investor or would reasonably be expected to result in a nonexempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code (taking into consideration all remedial actions provided for herein).

“Eligible Institution” means CNB, or any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by law and which is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

“Environmental Laws” means all federal, state, national, international and local laws, ordinances, regulations or policies in force and binding relating to pollution or protection of human health as relating to the exposure to Hazardous Materials or the environment including without limitation, air pollution, water pollution, noise control, or the use, handling, discharge, disposal or Release of Hazardous Materials, applicable to any Credit Party, and any and all regulations promulgated under or pursuant to any such statute of any applicable governing body.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, as from time to time in effect.

“ERISA Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Part 4 of Title I of ERISA; (b) any “plan” defined in and subject to Section 4975 of the Internal Revenue Code; (c) a group trust, as described in Revenue Ruling 81-100, as amended; or (d) a partnership or commingled account of an employee benefit plan or plan described in (a) or (b) above, or any entity whose assets constitute Plan Assets.

“Erroneous Payment” is defined in Section 2.15(a) hereof.

“Erroneous Payment Deficiency Assignment” is defined in Section 2.15(a) hereof.

“Erroneous Payment Return Deficiency” is defined in Section 2.15(a) hereof.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” is defined in Section 10.1 hereof.

“Excluded Investor” is defined in Section 2.1(d) hereof.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, the Lenders and the Letter of Credit Issuer in relation to any Loan Document or Letter of Credit, all (i) Taxes imposed on or measured by net income, franchise taxes (imposed in lieu of net income Taxes), and branch profits Taxes imposed (A) by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent, such Lender or the Letter of Credit Issuer is organized, has its principal office, maintains its Applicable Lending Office or otherwise is resident for Tax purposes, or (B) as a result of a present or former connection between the Administrative Agent, such Lender or Letter of Credit Issuer and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent, such Lender or Letter of Credit Issuer having executed, delivered, become a party to or performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transactions pursuant to, or enforced any Loan Document or Letter of Credit or sold or assigned an interest in any Loan, Loan Document or Letter of Credit), (ii) Taxes imposed by the reason of the failure of a Lender or Letter of Credit Issuer to comply with Section 4.6(e) hereof, (iii) in the case of a Lender or Letter of Credit Issuer, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender or Letter of Credit Issuer with respect to an applicable interest in a Loan or Letter of Credit pursuant to a Law in effect on the date on which (A) such Lender or Letter of Credit Issuer acquires such interest in the Loan or Letter of Credit (other than pursuant to an assignment request by the Borrower under Section 4.9) or (B) such Lender or Letter of Credit Issuer changes its applicable lending offices, except in each case to the extent that pursuant to Section 4.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iv) U.S. federal backup withholding Taxes, and (v) any withholding Taxes imposed pursuant to FATCA.

“Exclusion Event” is defined in Section 2.1(d) hereof.

“Extension Request” means a written request by the Borrowers substantially in the form of Exhibit T hereto to extend the Stated Maturity Date for an additional period of no greater than 364 days.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Credit Agreement (and any amended or successor version that is substantially comparable and not more materially onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any intergovernmental agreements (together with any Laws, fiscal or regulatory rules, or guidance notes adopted to effect any such intergovernmental agreement) entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published by the Federal Reserve Bank of New York on the Business Day next succeeding such day as the federal funds effective rate; provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain Fee Letter, dated the date hereof, among the Initial Borrower, CNB, as Lender, and the Administrative Agent, as it may be amended, supplemented or otherwise modified from time to time.

“Form 10” means the General Form for Registration of Securities Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934 of the Borrower, as filed with the Securities and Exchange Commission on July 29, 2022.

“Funding Ratio” means (a) for a Governmental Plan Investor or other pension plan not covered by clause (b) below, the total actuarial present value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements and (b) for a Pension Plan Investor, the adjusted funding target attainment percentage reported on Schedule SB to the Form 5500 or the funded percentage for monitoring plan’s status reported on Schedule MB to the Form 5500, as applicable, as reported on the most recent Form 5500 filed by such plan with the U.S. Department of Labor.

“Generally Accepted Accounting Principles” means those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied for all periods, after the date hereof, so as to properly reflect the financial position of the applicable Person, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board (or other appropriate board or committee of said Board) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Governmental Authority” means any foreign governmental authority, the United States of America, any State of the United States of America, and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over any Credit Party, the Administrative Agent, any Lender or the Letter of Credit Issuer or any of their respective businesses, operations, assets, or properties.

“Governmental Plan Investor” means an Investor that (a) is a pension plan as defined in Section 3(3) of ERISA and (b) is a governmental plan as defined in Section 3(32) of ERISA.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent: (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor; (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person; (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such primary obligation; or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof; provided, however, that the term “Guaranty Obligations” shall not include (w) endorsements of instruments for deposit or collection in the ordinary course of business, (x) deposits or other obligations to secure the performance of bids, trade contracts (other than for borrowed money), (y) contingent obligations under customary “carve outs” in non-recourse loan documentation, including, but not limited to, environmental indemnities, guarantees of environmental indemnities and guarantees of non-recourse carve-outs which are usual and customary in like transactions involving incurrence of such obligations or liabilities made by subsidiaries of such Person, and (z) other contingent obligations and liabilities which are not shown as indebtedness in the financial statements of the Credit Parties, including but not limited to completion guaranties. The amount of any Guaranty Obligation of any guaranteeing Person shall be deemed to be the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such maximum amount for which such guaranteeing Person may be liable is not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonable anticipated liability in respect thereof as determined by such Person in good faith.

“Hazardous Material” means any substance, material, or waste which is or becomes regulated, under any Environmental Law, as hazardous to public health or safety or to the environment, including, but not limited to: (a) any substance or material designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, as amended, 33 U.S.C. §1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, as amended; (b) any substance or material defined as “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; (c) any substance or material defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq.; or (d) petroleum, petroleum products and petroleum waste materials.

“Hedging Agreements” means, collectively, interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“Included Investor” means an Investor (a) that either (i) meets the Applicable Requirement and at the request of the Borrowers has been approved in writing as an Included Investor by the Administrative Agent, in its reasonable discretion (such Investor, a “Rated Included Investor”) or (ii) does not meet the Applicable Requirement but at the request of the Borrowers has been approved in writing as an Included Investor by the Administrative Agent and the all Lenders, in their reasonable discretion (such Investor, a “Non-Rated Included Investor”); provided that, in the case of clauses (i) and (ii), it shall be reasonable for Lenders and/or the Administrative Agent to withhold approval to the extent that (w) such Investor is a Sanctioned Person, (x) such Investor would cause Borrower to hold Plan Assets, (y) such Investor’s Side Letter has provisions that may excuse, terminate or prevent the enforcement of such Investor’s obligation to fund its Investor Commitment or (z) such Investor’s inclusion would cause non-compliance with applicable “know your customer” requirements, sanctions requirements and anti-money laundering requirements, and (b) in respect of which, except as otherwise determined by the Administrative Agent, there has been delivered to the Administrative Agent (i) a true and correct copy of the Subscription Agreement executed and delivered by or on behalf of such Investor which shall be acceptable to the Administrative Agent in its reasonable discretion to the extent such Subscription Agreement contains material changes from the approved form or contains any errors or discrepancies, together with the applicable Credit Party’s countersignature(s) accepting such Subscription Agreement, and any Constituent Documents of the applicable Borrower executed and delivered by such Investor, (ii) a true and correct copy of any Side Letter executed by or on behalf of such Investor, which shall be acceptable to the Administrative Agent in its reasonable discretion, and (iii) if such Investor’s Subscription Agreement or any Constituent Document of the applicable Borrower executed by such Investor was signed by any Credit Party or any Affiliate of any Credit Party, as an attorney-in-fact on behalf of such Investor, the Administrative Agent shall have received a copy of the power of attorney or other documentation substantiating the authority of the Credit Party (or Affiliate thereof) to sign on behalf of such Investor, such documentation to be in form and substance reasonably acceptable to the Administrative Agent (it being understood and agreed that the power of attorney given by any Investor to any Credit Party (or Affiliate thereof) under the Constituent Documents as of the Closing Date is in form and substance reasonably acceptable to the Administrative Agent for the purposes of executing any Constituent Document), provided that (1) any Included Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be an Included Investor until such time as all Exclusion Events in respect of such Investor shall have been cured to the reasonable satisfaction of the Administrative Agent (and, if such Investor does not meet the Applicable Requirement, the Required Lenders), and (2) each approval and each restoration under clause (1) of this proviso shall be subject to the satisfaction of such initial or ongoing conditions as may reasonably be specified by the Administrative Agent at the time of initial inclusion of such Investor as an Included Investor.

The Included Investors (i) as of the Closing Date are those specified as being Included Investors on Exhibit A, as in effect on the Closing Date, and (ii) any time after the Closing Date shall be those specified in a designation letter signed by the Administrative Agent. If an Included Investor would not be an Included Investor but for the guaranty or other funding support of its Credit Provider as contemplated in the definition of “Credit Provider”, such Included Investor shall provide evidence satisfactory to the Administrative Agent of such guaranty or such other funding support.

“Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money or with respect to advances of any kind held by such Person; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (f) all Guaranty Obligations of such Person in respect of Indebtedness of others; (g) all obligations of such Person under: (i) Capital Leases; and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for United States federal tax purposes but is classified as an operating lease in accordance with Generally Accepted Accounting Principles; (h) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof; (i) all net obligations of such Person in respect of or under Hedging Agreements; (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and instruments of a like nature or of such Person in respect of bankers’ acceptances; and (k) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with Generally Accepted Accounting Principles. The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture or similar entity for which such Person is legally obligated unless made non-recourse to such Person by written agreement reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, Indebtedness shall not include obligations and liabilities which are not shown as obligations or liabilities on the financial statements of such Person.

“Indemnitee” is defined in Section 12.5(b) hereof.

“Initial Borrower” is defined in the preamble to this Credit Agreement.

“Initial Lenders” is defined in the preamble to this Credit Agreement.

“Initial Payment Date” is defined in Section 10.2 hereof.

“Interest Option” means either: (i) Term SOFR, (ii) Daily Simple SOFR, or (iii) the Reference Rate.

“Interest Payment Date” means (a) as to any Term SOFR Loan in respect of which the applicable Borrower has selected a one- or three-month Interest Period, the last day of such Interest Period for such SOFR Loan; (b) as to any Term SOFR Loan in respect of which the applicable Borrower has selected a six-month Interest Period, the last day of each third month during such Interest Period for such SOFR Loan; and (c) as to any Reference Rate Loan or Daily Simple SOFR Loan the first day of each calendar month.

“Interest Period” means, with respect to any SOFR Loan or Reference Rate Loan, a period commencing:

(a)            on the borrowing date thereof;

(b)            on the Conversion Date of a Reference Rate Loan into a SOFR Loan, or the Conversion Date of a SOFR Loan into a Reference Rate Loan; or

(c)            on the termination date of the immediately preceding Interest Period in the case of a Rollover to a successive Interest Period as described in Section 2.3(b) hereof,

and ending on (i) with respect to Term SOFR Loans the last day of each one-, three- or six-month period thereafter, in each case, subject to availability from all Lenders, and (ii) with respect to Reference Rate Loans, Daily Simple SOFR Loans, the first Business Day of each calendar month with respect to the preceding calendar month; provided that:

(A)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the preceding Business Day;

(B)            any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (A) above, end on the last Business Day of the applicable calendar month; and

(C)            if the Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investment” means an investment made by the Borrower in accordance with the Corporate Documents.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Exclusion Event” means the exclusion or excuse of any Investor from participating in any investment in a particular Investment pursuant to any section of the Corporate Document, any sections of a Borrower’s Constituent Documents or such Investor’s Side Letter or Subscription Agreement, in any case, where (a) the Investor is entitled to such exclusion or excuse under the applicable Corporate Document, Constituent Documents or such Investor’s Side Letter or Subscription Agreement and the Credit Parties have no discretion to permit or prevent such exclusion or excuse or (b) the applicable Borrower has the discretion to permit such exclusion or excuse because, in the reasonable determination of the applicable Borrower, the failure to so exclude or excuse such Investor could reasonably be expected to result in a material adverse effect on such Borrower.

“Investment Period” means the “Investment Period” as that term is defined in the applicable Corporate Document.

“Investor” means any Person that is admitted to a Borrower as an “Investor” (each as defined in the applicable Corporate Documents) in accordance with the terms of such Corporate Document; “Investors” means all of such Persons, collectively.

“Investor Capital Return Certification” means a certificate substantially in the form of Exhibit P hereto.

“Investor Capital Return Notice” means the written notice, if any, including but not limited to information regarding (i) amounts and type of Returned Capital to such Investor, and (ii) after giving effect to such distribution of Returned Capital, the total Uncalled Commitments of such Investor, delivered to an Investor by or on behalf of the applicable Credit Party for the purpose of making a return of capital pursuant to the applicable Corporate Document; “Investor Capital Return Notices” means, where the context may require, all Investor Capital Return Notices, collectively.

“Investor Commitment” means the “Capital Commitment” as defined in the applicable Corporate Document of the applicable Borrower; “Investor Commitments” means, where the context may require, all Investor Commitments, collectively.

“Investor Contribution” means such Investor’s contribution as set forth in the applicable Corporate Document of the applicable Borrower made by the Investors with respect to their Unused Commitment to such Borrower; “Investor Contributions” means, where the context may require, all Investor Contributions, collectively.

“Investor Demand Notice” means the issuance by a Credit Party of a “Drawdown Notice” (as defined in the applicable Corporate Document) to the Investors for the making of Investor Contributions pursuant to and in accordance with the applicable Corporate Document; “Investor Demand Notices” means, where the context may require, all Investor Demand Notices, collectively.

“Investor Information” is defined in Section 12.17 hereof.

“Joinder Agreement” means an agreement contemplated by Section 12.11(e) hereof, pursuant to which a new lender joins the Credit Facility as a Lender, which agreement shall be substantially in the form of Exhibit N hereto.

“Judgment Currency” is defined in Section 12.20(b) hereof.

“Laws” means, collectively, all international, foreign, Federal, state and local laws, statutes, treaties, rules, guidelines, directives, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all rules, regulations, directives or published interpretations thereunder or issued in connection therewith relating to capital, liquidity and leverage requirements and (y) all rules, regulations, directives or published interpretations promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in Law”, regardless of the date enacted, adopted or issued.

“Lender Commitment” means, for each Lender, the amount set forth opposite its name on Schedule II hereto or in such Lender’s respective Assignment and Acceptance Agreement or Joinder Agreement, as the same may be reduced from time to time by the Borrowers pursuant to Section 3.6 hereof, or reduced or increased by further assignment by or to such Lender pursuant to Section 12.11(c) hereof.

“Lenders” means the Initial Lenders and each of the other lending institutions that shall become a Lender hereunder pursuant to Section 12.11(c) or Section 12.11(e) hereof.

“Letter of Credit” means any letter of credit issued for the account of any Borrower by the Letter of Credit Issuer pursuant to Section 2.8 hereof either as originally issued or as the same may, from time to time, be amended or otherwise modified or extended.

“Letter of Credit Issuer” means CNB, or any Lender or Affiliate of such Lender so designated, and which accepts such designation, by the Administrative Agent and approved by the Borrowers (such approval not to be unreasonably withheld or delayed), including any institution which issues a Letter of Credit to a Borrower pursuant to Section 2.8(a) hereof.

“Letter of Credit Liability” means the aggregate amount of the undrawn stated amount of all outstanding Letters of Credit plus the amount drawn under Letters of Credit for which the Letter of Credit Issuer and the Lenders, or any one or more of them, have not yet received payment or reimbursement (in the form of a conversion of such liability to Loans, or otherwise) as required pursuant to Section 2.8 hereof.

“Letter of Credit Sublimit” means an amount equal to ten percent (10%) of the Maximum Commitment at the time of issuance of any Letter of Credit.

“Lien” means any lien, mortgage, security interest, assignment by way of security, charge, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute, law, contract, or otherwise.

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each of the Collateral Documents, each Assignment and Acceptance Agreement, each Request for Borrowing, each Request for Letter of Credit, each Application for Letter of Credit, each Borrower Guaranty, the Fee Letter, each Extension Request and such other agreements and documents, and any amendments or supplements thereto or modifications thereof that are executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification that the parties thereto agree shall constitute a “Loan Document” hereunder.

“Loans” means the groups of SOFR Loans and Reference Rate Loans made by the Lenders to any Borrower pursuant to the terms and conditions of this Credit Agreement, and certain other related amounts specified in Sections 2.9 and 2.12(b) hereof shall be treated as Loans pursuant to Sections 2.9 and 2.12(b).

“Management Company” means Brightwood Capital Advisors, LLC, and any other Person designated from time to time by the Borrower with such Person’s consent as the management company and investment adviser, in its capacity as the management company with respect to the Borrower, and its successors and assigns.

“Management Fees” has the meaning given to such term in the Initial Borrower’s Corporate Documents.

“Margin Stock” has the meaning assigned thereto in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the rights of, or benefits available to, the Lenders under the Loan Documents, (b) the Borrowers’ ability to pay the Obligations when due in accordance with the terms of the Loan Documents, (c) the Credit Parties’ (taken as a whole) ability to perform their material obligations under any Loan Document to which any of them is a party, (d) the legality, validity, binding effect or enforceability of any Loan Document, (e) the ability of any Borrower to issue Investor Demand Notices, or (f) the obligations of the Included Investors under the Corporate Documents to make Investor Contributions with respect to their Unused Commitments.

“Material Amendment” is defined in Section 9.4 hereof.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which the Administrative Agent declares the Obligations due and payable after the occurrence of an Event of Default; (c) thirty (30) days prior to the termination of any Corporate Document; and (d) the date upon which the Borrowers terminate all of the Lender Commitments pursuant to Section 3.6 hereof or otherwise.

“Maximum Commitment” means $100,000,000, as it may be reduced by the Borrowers pursuant to Section 3.6 hereof.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable Law on such day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Non-Excluded Taxes” shall mean all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document.

“Non-Rated Included Investor” is defined in the definition of “Included Investor” hereof.

“Notes” means the promissory notes provided for in Section 3.1 hereof, and all promissory notes delivered in substitution or exchange therefor, as such notes may be amended, restated, reissued, extended or modified, and the Qualified Borrower Notes; and “Note” means any one of the Notes.

“Obligations” means all present and future indebtedness, obligations, and liabilities of the Borrowers to the Lenders, and all renewals and extensions thereof (including, without limitation, Loans, Letters of Credit, or both), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes and each Borrower Guaranty, and all interest accruing thereon, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations and liabilities of the Borrowers to the Lenders evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“OFAC” means the Office of Foreign Assets Control of the U.S Department of the Treasury.

“Operating Company” means an “operating company,” a “venture capital operating company” or a “real estate operating company”, each as defined in the Plan Asset Regulations.

“Other Claims” is defined in Section 5.5 hereof.

“Other Taxes” is defined in Section 4.6(c) hereof.

“Parallel Fund” means a “parallel fund” as described in the applicable Corporate Documents.

“Parallel Borrower” is defined in Section 9.5(e) hereof.

“Participant” is defined in Section 12.11(b) hereof.

“Participant Register” is defined in Section 12.11(f) hereof.

“Patriot Act” is defined in Section 12.18 hereof.

“Payment Notice” is defined in Section 2.15(b) hereof.

“Payment Recipient” is defined in Section 2.15(a) hereof.

“Pending Demand Notice” means any Investor Demand Notice that has been issued to Investors and that has not yet been funded by the applicable Investor, but with respect to which such Investor is not in default under the terms of the applicable Corporate Document beyond any notice and cure period therein, where applicable.

“Pension Plan Investor” means an ERISA Investor that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Liens” is defined in Section 9.2 hereof.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, nonprofit corporation, partnership, exempted limited partnership, limited liability partnership, exempted company, limited liability company, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

“Plan Asset Regulations” means 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulations.

“Potential Default” means any condition, act or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Prime Rate” means, for any date, a per annum rate equal to the rate of interest announced from time to time by the Administrative Agent to its prime customers as its “prime rate” for such date. The Prime Rate may be, but is not intended to be, the lowest rate of interest charged by the Administrative Agent, any Lender, the Letter of Credit Issuer, or any other financial institution in connection with extensions of credit to borrowers.

“Principal Obligations” means, on any date of determination, the sum of (a) the aggregate outstanding principal amount of the Loans and (b) the Letter of Credit Liability.

“Private Placement Memorandum” means confidential private placement memorandum of the Borrower, dated July 2022.

“Pro Rata Share” means, with respect to each Lender, the percentage obtained from the fraction: (a) (i) the numerator of which is the Lender Commitment of such Lender; and (ii) the denominator of which is the aggregate Lender Commitments of all Lenders; or (b) in the event the Lender Commitments have been terminated: (i) the numerator of which is the Lender Commitment of such Lender as in effect immediately prior to such termination; and (ii) the denominator of which is the aggregate Lender Commitments of all Lenders as in effect immediately prior to such termination.

“Proceedings” is defined in Section 7.9 hereof.

“Proposed Amendment” is defined in Section 9.4 hereof.

“Qualified Borrower” is defined in Section 2.9(a) hereof.

“Qualified Borrower Letter of Credit Note” is defined in Section 2.9(e) hereof.

“Qualified Borrower Notes” means the Qualified Borrower Promissory Notes and the Qualified Borrower Letter of Credit Notes and “Qualified Borrower Note” means any one of them, as such note may be amended, restated, reissued, extended or modified.

“Qualified Borrower Promissory Note” is defined in Section 2.9(d) hereof.

“Rated Included Investor” is defined in the definition of “Included Investor” hereof.

“Rated Investor” means any Investor that has a Rating (or that has a Credit Provider, Sponsor or Responsible Party that has a Rating). In the event the Investor, its Credit Provider, Sponsor or Responsible Party has more than one Rating, from S&P or Moody’s, then the lowest of such Ratings shall be the applicable Rating.

“Rating” means, for any Person, its senior unsecured debt rating (or equivalent thereof, such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating or credit enhancement program (for a governmental entity), or revenue bond rating (for an educational institution or a governmental entity)) from S&P or Moody’s.

“Reference Rate” means, for any date, the greatest of: (i) the Prime Rate, (ii) the Federal Funds Rate plus fifty (50) basis points, and (iii) the Adjusted Term SOFR for a one-month tenor in effect on such day plus 100 basis points (1.00%). Each change in the Reference Rate shall become effective without prior notice to any Credit Party automatically as of the opening of business on the day of such change in the Reference Rate.

“Reference Rate Conversion Date” is defined in Section 2.3(c) hereof.

“Reference Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to the Reference Rate.

“Reference Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Register” is defined in Section 12.11(f) hereof.

“Regulation T”, “Regulation U” and “Regulation X” means Regulation T, U, or X, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, or into or out of any real property Investment, including the movement of any Hazardous Material through or in the air, soil, surface water or groundwater of any real property Investment.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York or any successor thereto.

“Request for Borrowing” is defined in Section 2.3 hereof.

“Request for Letter of Credit” is defined in Section 2.8(b) hereof.

“Required Lenders” means, at any time: (a) the Lenders (other than the Defaulting Lenders) holding an aggregate Pro Rata Share of greater than fifty percent (50%) of the Lender Commitments (excluding the Lender Commitments of any Defaulting Lenders); or (b) at any time that the Lender Commitments are zero (0), the Lenders (other than the Defaulting Lenders) owed an aggregate Pro Rata Share of greater than fifty percent (50%) of the Obligations outstanding at such time, provided that, at any time that there is more than one Lender, the Required Lenders shall be comprised of at least two (2) Lenders.

“Required Payment Time” means, (a) within two (2) Business Days, to the extent that funds are available in any Collateral Account maintained by the applicable Borrower or any other Borrower, provided that the aggregate amount so debited from such Collateral Accounts shall not exceed the amount of the Principal Obligations owing by the applicable Borrower; or (b) otherwise, to the extent that it is necessary for the applicable Borrower to issue Investor Demand Notices to make such payments, within fifteen (15) Business Days of demand, provided that the applicable Credit Parties shall issue such Investor Demand Notices, and the applicable Borrower shall pay such excess promptly after the Investor Contributions relating to such Investor Demand Notices are received.

“Required Report” means, for an Included Investor or such Investor’s Credit Provider, as applicable, the publicly available financial information initially requested by the Administrative Agent, in writing, as a condition to such Investor being accepted as an Included Investor, and thereafter, annual updates of such information, within ninety (90) days after such information becomes available.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any President, Senior Managing Director, Managing Director, Director, Executive Vice President, Vice President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer of (a) a corporation or an exempted company, (b) the general partner of a limited partnership or an exempted limited partnership or if such general partner is itself a limited partnership or an exempted limited partnership, its general partner, or (c) a limited liability company or the managing member thereof, or any other authorized officer or signatory who has the power to bind any Person who has provided documentation to the Administrative Agent evidencing such authority.

“Responsible Party” means, for any Governmental Plan Investor: (a) if the state under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state; and (b) otherwise, the Governmental Plan Investor itself.

“Returned Capital” means, for any Investor, at any time, any amounts distributed to such Investor that are subject to recall as an Investor Contribution pursuant to the Constituent Documents of any Credit Party.

“RIC” means a Person qualifying for treatment as a “regulated investment company” under the Code.

“Rollover” means the renewal of all or any part of any SOFR Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.3(b) hereof.

“Rollover Notice” is defined in Section 2.3(b) hereof.

“S&P” means S&P Global Ratings, a subsidiary of S&P Global, Inc., and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any country-based Sanctions.

“Sanctioned Person” means, at any time, (a) any Person or vessel listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State or the United Nations Security Council, (b) any Person operating, organized, citizen of, or resident in a Sanctioned Country, (c) any Person owned 50% or more by such Persons described in clauses (a) or (b), or (d) an agency or instrumentality of, or entity owned 50% or more by, the government of a Sanctioned Country.

“Sanctions” means economic sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council or (c) such Governmental Authorities with jurisdiction over any Credit Party, imposing, administering or enforcing similar types of sanctions or trade embargoes in any other applicable jurisdiction.

“Secured Parties” means the Administrative Agent, the Lenders and the Letter of Credit Issuer.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Senior Security Indebtedness” shall mean any bond, debenture, note, or similar obligation or instrument constituting a security and evidencing indebtedness within the meaning of Section 18 of the Investment Company Act and, notwithstanding the foregoing, for the avoidance of doubt, shall include a loan from a bank or other person (and any extension or renewal thereof); provided that the term “Senior Security Indebtedness” shall not include any promissory note or other evidence of indebtedness issued in consideration of any loan, extension, or renewal thereof, made by a bank or other person and privately arranged, and not intended to be publicly distributed, so long as the loan is for temporary purposes only and in an amount not exceeding five percent (5%) of the value of the total assets of such Person at the time when the loan is made. A loan shall be deemed to be for temporary purposes if it is repaid within sixty days and is not and cannot be (by its terms or in practice) extended or renewed; otherwise it shall be deemed not to be for temporary purposes.

“Side Letter” means any side letter executed by or on behalf of an Investor with any Credit Party with respect to such Investor’s rights and/or obligations under its Subscription Agreement or the applicable Borrower’s Corporate Documents.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Conversion Date” is defined in Section 2.3(c) hereof.

“SOFR Loan” means a Loan that either bears interest at (a) a rate based on Adjusted Term SOFR, other than pursuant to clause (iii) of the definition of “Reference Rate” or (b) Daily Simple SOFR.

“Sponsor” means, for any Pension Plan Investor, a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan.

“Stated Maturity Date” means December 22, 2024, subject to the Borrowers’ extension of such date pursuant to Section 2.14 hereof.

“Subscription Agreement” means a subscription agreement, substantially in the applicable form delivered to the Administrative Agent prior to the date the applicable Borrower becomes a Credit Party hereunder executed by an Investor in connection with the subscription for a membership interest or an equity interest, as applicable, in such Borrower, as amended, restated, supplemented or otherwise modified from time to time. “Subscription Agreements” means, where the context may require, all Subscription Agreements, collectively.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a)            for any calculation with respect to a SOFR Loan, Term SOFR for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day Term SOFR for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then Term SOFR will be Term SOFR for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to a Reference Rate Loan on any day, Term SOFR for a tenor of one month on the day (such day, the “Reference Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Reference Rate Term SOFR Determination Day Term SOFR for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then Term SOFR will be Term SOFR for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Reference Rate Term SOFR Determination Day.

“Term SOFR Adjustment” means, (a) 0.10% (10 basis points) for an Available Tenor of one-month’s duration, (b) 0.15% (15 basis points) for an Available Tenor of three-months’ duration, and (c) 0.25% (25 basis points) for an Available Tenor of six-months’ duration.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means a SOFR Loan that bears interest at a rate based on Adjusted Term SOFR.

“Transfer” means to assign, convey, exchange, pledge, sell, set-off, transfer or otherwise dispose.

“Type of Loan” means a SOFR Loan or a Reference Rate Loan.

“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state, which from time to time governs creation or perfection (and the effect thereof) of security interests in any collateral for the Obligations.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncalled Commitment” means, with respect to any Investor at any time, such Investor’s Unused Commitment minus any portion of such Investor’s Unused Commitment that is subject to a Pending Demand Notice.

“Unused Commitment” means, with respect to any Investor at any time, such Investor’s “Unused Capital Commitment” (as defined in the applicable Corporate Document).

“Unused Portion” is defined in Section 2.12 hereof.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2            Other Definitional Provisions.

(a)            All terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document.

(b)            Defined terms used in the singular shall import the plural and vice versa.

(c)            The words “hereof”, “herein”, “hereunder”, and similar terms when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provisions of this Credit Agreement.

(d)            “Including” and similar terms shall be deemed to be followed by “without limitation” unless in fact followed by “without limitation” or a similar term.

(e)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

1.3            Times of Day. Unless otherwise specified in the Loan Documents, time references are to time in the city of New York, New York.

1.4            Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit available to be drawn at such time after giving effect to all increases thereof contemplated by such Letter of Credit or the documentation related thereto, whether or not such maximum face amount is in effect at such time.

1.5            Rates. The Administrative Agent does not warrant or accept responsibility for, and, in the absence of gross negligence, bad faith or willful misconduct, shall not have any liability with respect to the administration of, submission of, calculation of or any other matter related to Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referenced in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Reference Rate, Term SOFR, Adjusted Term SOFR or any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in each case pursuant to the terms of this Credit Agreement, and, in the absence of gross negligence, bad faith or willful misconduct, shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.6            Board of Directors. To the extent the board of directors or similar governing body of any Credit Party, takes actions or resolves or authorizes any matters or actions in respect of or on behalf of such Credit Party, for purposes of the Loan Documents, such actions shall be deemed to be actions taken by the Credit Party.

Section 2.               REVOLVING CREDIT LOAN AND LETTERS OF CREDIT

2.1            The Lender Commitment.

(a)            Committed Amount. Subject to the terms and conditions herein set forth, the Lenders agree, during the Commitment Period: (i) to extend to the Borrowers a revolving line of credit; and (ii) to participate in Letters of Credit issued by the Letter of Credit Issuer for the account of any Borrower.

(b)            Limitation on Borrowings and Re-borrowings. Except as provided in clause (c) below, the Lenders shall not be required to advance any Borrowing, Rollover or Conversion or cause the issuance of such Letter of Credit hereunder if:

(i)            after giving effect to such Borrowing, Rollover, Conversion, or the issuance of any Letter of Credit, the Principal Obligations would exceed the Available Commitment; or

(ii)            an Event of Default or, to any Credit Party’s or the Administrative Agent’s knowledge, Potential Default exists.

(c)            Exceptions to Limitations. Conversions to Reference Rate Loans shall be permitted in the situations described in clauses (i) and (ii) of Section 2.1(b) above and Rollovers of SOFR Loans shall be permitted in the situation described in clause (ii) of Section 2.1(b) above, in each case, unless the Administrative Agent has otherwise accelerated the Obligations or exercised other rights that terminate the Lender Commitments under Section 10.2 hereof.

(d)            Exclusion Events. If any of the following events (each, an “Exclusion Event”) shall occur with respect to any Included Investor (or, if applicable, the Sponsor, Responsible Party, or Credit Provider of such Included Investor), whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body (such Investor hereinafter referred to as an “Excluded Investor”), such Investor shall no longer be an Included Investor (subject to clause (f) below):

(i)            it shall: (A) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (B) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (C) make a general assignment for the benefit of creditors; (D) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (E) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (F) take personal, partnership, limited liability company, corporate, trust or other similar action, as applicable, for the purpose of effecting any of the foregoing;

(ii)            (A) an involuntary case or other proceeding shall be commenced against it, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or (B) an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s (or its Sponsor’s, Responsible Party’s or Credit Provider’s, as applicable) reorganization or appointing a receiver, custodian, trustee, intervenor, or liquidator of such Person or of all or substantially all of its assets;

(iii)            other than in connection with an Investment Exclusion Event, such Investor shall repudiate or declare unenforceable all or any part of its obligation to make Investor Contributions with respect to its Unused Commitment to the capital of the applicable Borrower pursuant to an Investor Demand Notice, or shall otherwise disaffirm any material provision of its Subscription Agreement or the applicable Corporate Document;

(iv)            other than in connection with an Investment Exclusion Event, such Investor shall fail to make all or any part of its Investor Contribution with respect to its Unused Commitment when required pursuant to an Investor Demand Notice for a period of ten (10) Business Days beyond the initial due date therefor, or shall otherwise be in default under or in breach of any material provision of its Subscription Agreement (or related Side Letter) or the applicable Corporate Document, and such other default or breach shall continue for a period of ten (10) Business Days;

(v)            any representation or warranty made by such Investor under its Subscription Agreement (or related Side Letter), or any guaranty or related document executed by such Investor’s Credit Provider shall prove to be untrue or inaccurate in any material respect, as of the date on which such representation or warranty is made and such circumstance remains uncured for five (5) Business Days after the earlier of (a) the Administrative Agent’s delivery of notice thereof to the Borrowers and (b) any Credit Party’s actual knowledge of such circumstance;

(vi)            such Investor shall Transfer (other than any Transfer comprised of a pledge or other encumbrance which is covered by clause (vii) below) its interest in the applicable Borrower and be released from its obligation under the applicable Corporate Document to make Investor Contributions, provided that if such Investor shall Transfer less than all of its interest in the applicable Borrower, only the Transferred portion shall be subject to exclusion;

(vii)            such Investor shall encumber its interest in the applicable Borrower, provided that if such Investor shall encumber less than all of its interest in the applicable Borrower, only the encumbered portion shall be subject to exclusion; and provided further that, if a Borrower delivers evidence that such encumbrance will not materially affect the creditworthiness of the Investor or the obligation of the Investor under the applicable Corporate Document and Subscription Agreement to fund Investor Contributions with respect to its Unused Commitment, the Administrative Agent (in consultation with the Lenders) will evaluate such evidence in good faith to determine if a waiver of the exclusion is reasonable, but such waiver shall be in the sole discretion of the Administrative Agent;

(viii)            in the case of each Investor that is a Rated Included Investor described in clause (a)(i) of the first sentence of the definition of “Included Investor” (or its Sponsor, Responsible Party or Credit Provider, as applicable), it shall fail to maintain the Applicable Requirement for such Investor required in the definition of “Applicable Requirement” in Section 1 hereof;

(ix)            such Non-Rated Investor shall, to the applicable Borrower’s knowledge, (x) suffer a material adverse change in such Investor’s financial condition or business operations taken as a whole, or fail to observe or maintain any terms or conditions required by the Administrative Agent in connection with such Investor’s becoming an Included Investor, (y) the funding ratio of such Investor declines to less than or equal to seventy-five percent (75%) of funding ratio of such Investor as provided on the date of its initial designation as an “Included Investor” hereunder and/or (z) fail to maintain a net worth (or, if calculated instead, net assets) (determined in accordance with Generally Accepted Accounting Principles) measured at the end of each fiscal year of such Investor, of at least seventy-five percent (75%) of the net worth (or, if calculated instead, net assets) of such Investor as provided on its most recently available financial statements on the date of its initial designation as an “Included Investor” hereunder;

(x)            in the case of an Investor that is a Non-Rated Included Investor described in clause (a)(ii) of the first sentence of the definition of “Included Investor” (or its Sponsor, Responsible Party or Credit Provider, as applicable), (x) it shall fail to observe or maintain any terms or conditions required by the Administrative Agent in writing in connection with such Investor’s becoming an Included Investor or (y) the occurrence of any circumstance or event which has a material adverse effect on the ability of such Investor to fulfill its obligations under its Subscription Agreement or the applicable Corporate Document;

(xi)            such Investor shall withdraw, retire or resign from the applicable Credit Party;

(xii)            there is a breach or written repudiation by any Credit Provider of its obligations under its guaranty of the obligations of its related Included Investor, or the occurrence of any event contemplated by clause (i), (ii), (viii) or (ix) of this Section 2.1(d) with respect to such Credit Provider;

(xiii)            any Borrower cancels, reduces, excuses, terminates or abates the Unused Commitment of such Included Investor, without the prior written consent of the Lenders, provided that if an Investor is excused or precluded from a specific Investor Contribution in accordance with the terms of the applicable Corporate Document or Side Letter or its Unused Commitment is otherwise reduced or abated, the portion of the Unused Commitment so excused, precluded, reduced or abated shall be excluded from the Available Commitment but the Investor will not be deemed to be subject to an Exclusion Event;

(xiv)            the Investor Commitment of such Investor ceases to be Collateral other than through the actions of the Administrative Agent or the Lenders;

(xv)            such Investor becomes a Sanctioned Person or otherwise becomes listed on any list published by OFAC (or any other comparable regulatory body having jurisdiction over any Lender) as a Person with whom dealings are prohibited under OFAC regulations (or any other comparable regulatory body having jurisdiction over any Lender) or, to the actual knowledge of any Borrower or the Administrative Agent (without making any inquiry), such Investor’s funds used in connection with this transaction are derived from illegal or suspicious activities;

(xvi)            any Borrower fails to deliver to the Administrative Agent, the applicable Required Report, if any, for such Investor within the time periods specified in the definition thereof for such delivery;

(xvii)            to the applicable Credit Party’s knowledge, any final judgment or decree for the payment of money which in the aggregate exceeds fifteen percent (15%) of the net worth (or, if calculated instead, net assets) of such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) shall be rendered against such Person and such judgment or decree shall not be discharged, paid, bonded or vacated within thirty (30) days, and (A) enforcement proceedings shall be commenced by any creditor on any such judgment or decree and shall not be stayed or (B) an insurance company with a Best’s Financial Strength Rating of A- or higher (unless otherwise agreed to by the Administrative Agent in writing) shall provide written notice of its refusal of coverage or defense with respect thereof; and

(xviii)            after the date such Investor has been admitted as an Included Investor, such Investor invokes a “most favored nations” provision from its Side Letter to include any additional Side Letter provision which additional provision modifies the terms of such Investor’s existing Side Letter (or has the effect thereof) in a way that may excuse, terminate or prevent the enforcement of such Investor’s obligation to fund the full amount of its Investor Commitment, or will otherwise in the judgment of the Administrative Agent materially adversely affect the terms of such Investor’s obligations that constitute Collateral as a result of the inclusion of the additional provision, unless the Administrative Agent had been afforded the opportunity to review the additional provision and approve such provision in the context of an Included Investor prior to the time the applicable Borrower initially agreed to the provision.

(e)            Mandatory Prepayment.

(i)            Excess Loans Outstanding. If, on any day, the Principal Obligations exceeds the Available Commitment (including, without limitation, as a result of an Exclusion Event) then, subject to the provisions set forth in Section 3.1 hereof, the applicable Borrower shall pay, following the earlier of any Credit Party’s knowledge thereof or notice from the Administrative Agent, such excess to the Administrative Agent, for the benefit of the Secured Parties, in immediately available funds on or before the Required Payment Time. The Borrowers hereby agree that the Administrative Agent may withdraw from a Collateral Account of such Borrower (or any other Borrower) any Investor Contributions deposited therein and apply the same to the Principal Obligations owing by such Borrower until such time as the payment obligations of this Section 2.1(e) have been satisfied in full.

(ii)            Excess Letters of Credit Outstanding. If any excess amounts calculated pursuant to Section 2.1(e)(i) hereof are attributable to undrawn Letters of Credit, the applicable Borrower shall pay such amounts to the Administrative Agent for the account of the Letter of Credit Issuer, when required pursuant to the terms of Section 2.1(e)(i) hereof for deposit into a segregated interest-bearing cash collateral account, as security for such portion of the Obligations of such Borrower. Unless otherwise required by law, amounts held as such cash collateral shall be required to be returned by the Administrative Agent if in respect of excess calculated pursuant to Section 2.1(e)(i), upon the earlier to occur of: (i) a change in circumstances such that the Principal Obligations no longer exceeds the Available Commitment (so long as no Event of Default has occurred and is continuing); or (ii) the full and final payment of the Obligations, the Administrative Agent shall return to the applicable Borrower any such amounts remaining in said cash collateral account.

(f)            Investor Cure. Any Investor with respect to which an Exclusion Event has occurred shall thereupon no longer be an Included Investor until such time as all Exclusion Events with respect to such Investor have been cured (i) to the reasonable satisfaction of the Administrative Agent if such investor is a Rated Included Investor or (ii) to the reasonable satisfaction of the Administrative Agent and the Required Lenders if such Investor is a Non-Rated Included Investor.

(g)            Currency of Loans and Letters of Credit. SOFR Loans and Reference Rate Loans made pursuant to this Credit Agreement shall be funded or Letters of Credit issued, in Dollars only. Each Loan shall, unless otherwise agreed by the Lenders in writing, be repaid in Dollars.

2.2            Revolving Credit Commitment. Subject to the terms and conditions herein set forth, each Lender severally agrees, on any Business Day, during the Commitment Period, to make Loans in Dollars from time to time in an aggregate principal amount at any one time outstanding up to such Lender’s Lender Commitment at any such time; provided that, after making any such Loans, such Lender’s Pro Rata Share of the Principal Obligations would not exceed such Lender’s Lender Commitment. Subject to the foregoing limitations, the conditions set forth in Section 6 hereof and the other terms and conditions hereof, the Borrowers may borrow, repay without penalty or premium, and re-borrow hereunder, during the Commitment Period. Each Borrowing pursuant to this Section 2.2 shall be made ratably by the Lenders in proportion to such Lender’s Pro Rata Share of the Available Commitment. No Lender shall be obligated to fund any Loan if the interest rate applicable thereto under Section 2.6 hereof would exceed the Maximum Rate then in effect with respect to such Loan.

2.3            Manner of Borrowing. Each Borrowing hereunder shall be made by one or more Borrowers. The applicable Borrowers shall give the Administrative Agent notice at the Agency Services Address of the date of each requested Borrowing hereunder, which notice may be by telephone, if confirmed in writing, facsimile, electronic mail, or other written communication, substantially in the form of Exhibit E hereto (a “Request for Borrowing”), to which the Borrowers shall attach an updated Borrowing Base Certificate. Any Request for Borrowing may be revoked by the Borrowers, subject to compliance with Section 4.5 hereof. Each Request for Borrowing, (a) shall be furnished to the Administrative Agent no later than 11:00 a.m.  (New York time) at least (i) three (3) Business Days prior to the requested date of the funding of a Term SOFR Loan; and (ii) one (1) Business Day prior to the requested date of the funding of a Reference Rate Loan or Daily Simple SOFR Loan (or, in each case, such shorter period of time as may be agreed to in writing by the Administrative Agent and all Lenders); and (b) must specify: (A) the applicable Borrower(s); (B) the amount of such Borrowing; (C) the Interest Option and (D) the Interest Period therefor. Any Request for Borrowing received by the Administrative Agent after the applicable time specified in the immediately preceding sentence shall be deemed to have been given by the applicable Borrower on the next succeeding Business Day; provided, however, with respect to any Request for Borrowing which is received after the applicable time set forth in clauses (a)(i), (ii) and (iii) above, the Administrative Agent and the Lenders shall use best efforts to fund such Loan as a Reference Rate Loan by the date set forth in the applicable Request for Borrowing. No Request for Borrowing shall be required to be delivered in connection with any Borrowing under Section 2.9(f), or 4.3 hereof.

(a)            Request for Borrowing. Each Request for Borrowing shall be substantially in the form of Exhibit E hereto (with blanks appropriately completed in conformity herewith and signed by a Responsible Officer of the applicable Borrower), shall be delivered to the Agency Services Address, and shall be deemed to constitute a representation and warranty by the applicable Borrower providing such Request for Borrowing (and additionally, it is agreed by each other Borrower that such Request for Borrowing shall also  be deemed to constitute a representation and warranty by each such Borrower) that:

(i)            The representations and warranties (other than those in Section 7.8 hereof, which shall be replaced with the condition in Section 2.3(a)(ii) below) herein and in the other Loan Documents are true and correct in all material respects on and as of the date of such Request for Borrowing, with the same force and effect as if made on and as of such date (except to the extent of changes in facts or circumstances that have been disclosed in writing to the Administrative Agent and do not constitute an Event of Default or a Potential Default or to the extent such representations and warranties relate to an earlier or other specific date);

(ii)            No Event of Default or, to its knowledge, Potential Default exists and is continuing at such date;

(iii)            Other than as disclosed to the Administrative Agent in writing, the Borrowers have no knowledge or reason to believe that any Investor would be entitled to exercise an excuse or exemption right under the applicable Corporate Document, Subscription Agreement or Side Letter with respect to any Investment or any costs or expenses relating or allocable to an Investment, for which the proceeds of the related Loan are to be used (provided, that if the Borrowers have disclosed a potential excuse or exemption right to the Administrative Agent in writing, the excused portion of the applicable Investor’s or Investors’ Unused Commitment shall be excluded from the calculation of the Available Commitment with respect to the applicable Borrowing, but the Borrowers shall not be prohibited from borrowing upon satisfaction of the other conditions therefor);

(iv)            After giving effect to such Borrowing, the Principal Obligations as of such date will not exceed the Available Commitment as of such date; and

(v)            Either (A) the Investment Period has not expired or (B) the Investment Period has expired and the proceeds of such Borrowing are to be used for such purposes with respect to which such Borrower is able to call Investor Commitments for the repayment thereof pursuant to Section 2.01 of the applicable Investor’s Subscription Agreement;

(vi)            After giving effect to such Borrowing, the amount of Investor Contributions capable of being called for the repayment of Obligations hereunder pursuant the terms of Section 2.01 of the applicable Investor’s Subscription Agreement will be greater than the amount of all outstanding Obligations hereunder; and

(vii)            To the extent that such Borrowing is made by a Qualified Borrower, after giving effect to such Borrowing, the Borrowings attributable to such Qualified Borrower will not exceed the amount of such Qualified Borrower’s Qualified Borrower Note(s).

Each Request for Borrowing shall be irrevocable.

(b)            Rollovers. No later than 2:00 p.m. (New York time) at least three (3) Business Days prior to the termination of each Interest Period related to a Term SOFR Loan, the applicable Borrower(s) shall give the Administrative Agent written notice at the Agency Services Address (which notice may be via fax, electronic mail, or by telephone, if confirmed in writing promptly thereafter) substantially in the form of Exhibit G hereto (a “Rollover Notice”) whether it desires to renew such Loan. Each Rollover Notice shall also specify the length of the Interest Period selected by the applicable Borrower(s), with respect to such Rollover. Each Rollover Notice shall be revocable, subject to the Borrowers’ compliance with Section 4.5 hereof and the provisions of this paragraph. If the applicable Borrower(s) fail to timely give the Administrative Agent the Rollover Notice with respect to any Term SOFR Loan, such Borrower(s) shall be deemed to have elected to continue such Term SOFR Loan as a Term SOFR Loan with an Interest Period of one (1) month commencing on the expiration of the preceding Interest Period.

(c)            Conversions. Any Borrower shall have the right, with respect to: (i) any Reference Rate Loan, on any Business Day (a “SOFR Conversion Date”), to convert such Reference Rate Loan to a SOFR Loan and (ii) any SOFR Loan on any Business Day (a “Reference Rate Conversion Date”) to convert such SOFR Loan to a Reference Rate Loan or Reference Rate Conversion Date; provided that the applicable Borrower shall, on such SOFR Conversion Date or Reference Rate Conversion Date, as applicable, make the payments required by Section 4.5 hereof, if any; in either case, by giving the Administrative Agent written notice at the Agency Services Address (which notice may be via fax, electronic mail, or by telephone, if confirmed in writing promptly thereafter) substantially in the form of Exhibit G hereto (a “Conversion Notice”) of such selection no later than (x) 11:00 a.m. (New York time) at least three (3) Business Days prior to such SOFR Conversion Date or (y) one (1) Business Day prior to such Reference Rate Conversion Date, as applicable. Each Conversion Notice shall be irrevocable and effective upon notification thereof to the Administrative Agent.

(d)            Interest Periods. No more than a total of 15 (fifteen)SOFR Loans may be outstanding hereunder at any one time during the Commitment Period.

(e)            Administrative Agent Notification of the Lenders. The Administrative Agent shall promptly notify each Lender (and will use good faith efforts to make such notification on the day such notice is timely received from the applicable Borrower) of receipt of a Request for Borrowing, a Conversion Notice or a Rollover Notice, the amount of the Borrowing and such Lender’s Pro Rata Share thereof, the date the Borrowing is to be made, the Interest Option, and the Interest Period selected, if applicable, and the applicable rate of interest.

2.4            Minimum Loan Amounts. Each Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000; provided that in addition to the foregoing, a Reference Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the total Lender Commitments or that is required to finance the reimbursement of a Letter of Credit under Section 2.8(d) hereof or that is equal to the amount of any interest payment or unused commitment fees that are permitted to be capitalized as a Capitalized Unused Commitment Fee Loan, as applicable, in accordance with Section 2.12(b) hereof, as applicable.

2.5            Funding. Subject to fulfillment of all applicable conditions set forth herein, by no later than 11:00 a.m. (New York time) on the date specified in the related Request for Borrowing as the borrowing date, each Lender shall wire-transfer the proceeds of its Pro Rata Share of each Borrowing in immediately available funds in Dollars to the Administrative Agent for the account of the applicable Borrower for value and, upon fulfillment of all applicable conditions set forth herein, the Administrative Agent shall deposit such proceeds in immediately available funds, on the date specified in the Request for Borrowing as the borrowing date, to the account of the applicable Borrower as specified by such Borrower, or if requested by such Borrower in the Request for Borrowing, shall wire-transfer such funds as requested no later than such date specified in the Request for Borrowing as the borrowing date; provided that the Administrative Agent shall issue the wire-transfer request prior to the close of business in New York on the date of receipt of such Borrower’s Request for Borrowing. The failure of any Lender to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder. Absent contrary written notice from a Lender, the Administrative Agent may assume that each Lender has made its Pro Rata Share of the requested Borrowing available to the Administrative Agent on the applicable borrowing date, and the Administrative Agent may, in reliance upon such assumption (but is not required to), make available to the applicable Borrower a corresponding amount. If a Lender fails to make its Pro Rata Share of any requested Borrowing (including any Borrowing in accordance with Section 2.8(d) hereof with respect to the funding of a Letter of Credit) available to the Administrative Agent on the applicable borrowing date, then the Administrative Agent may recover the applicable amount in Dollars on demand: (a) from such Lender, together with interest at the Federal Funds Rate for the period commencing on the date the amount was made available to the applicable Borrower by the Administrative Agent and ending on (but excluding) the date the Administrative Agent recovers the amount from such Lender; or (b) if such Lender fails to pay its amount in Dollars upon the Administrative Agent’s demand, then from the Borrowers or Qualified Borrower: (i) promptly on demand, to the extent such funds are available in the Collateral Accounts, provided that, with respect to any Borrower, the amount so debited from such Collateral Accounts shall not exceed the amount that such Lender failed to pay of such requested Borrowing; or (ii) otherwise, to the extent that it is necessary for the applicable Credit Parties to issue Investor Demand Notices to fund such required payment, within fifteen (15) Business Days after the Administrative Agent’s demand, provided that the applicable Credit Parties shall issue such Investor Demand Notices and the applicable Borrower shall make such payment promptly after the Investor Contributions relating to such Investor Demand Notices are received; together with interest at a rate per annum equal to the rate applicable to the requested Borrowing for the period commencing on the borrowing date and ending on (but excluding) the date the Administrative Agent recovers the amount from the applicable Borrower(s). The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither the Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. Each Lender hereunder shall be liable to the Borrowers only for the amount of its respective Lender Commitment.

2.6            Interest Rate.

(a)            SOFR. The unpaid principal amount of each SOFR Loan shall bear interest at a rate per annum which shall be equal to (i) the Adjusted Term SOFR plus the Applicable Margin for the applicable Interest Period or (ii) Daily Simple SOFR plus the Applicable Margin in effect for the applicable Interest Period.

(b)            Reference Rate. The unpaid principal amount of each Reference Rate Loan shall bear interest at a rate per annum which shall be equal to the Reference Rate plus the Applicable Margin in effect for the applicable Interest Period.

(c)            Past Due Amounts; Calculations of Interest. Interest on the unpaid principal balance of (i) each Term SOFR Loan shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days and (ii) each Reference Rate Loan or Daily Simple SOFR Loan shall be calculated on the basis of the actual days elapsed in a year consisting of 365 days (or 366, as the case may be). If any principal of, or interest on, the Obligations is not paid when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), then (in lieu of the interest rate provided in Sections 2.6(a) or (b) above, as applicable) such overdue amount shall bear interest at the Default Rate.

2.7            Determination of Rate. The Administrative Agent shall calculate each interest rate applicable to the Borrowings hereunder in accordance with the terms set forth in this Credit Agreement. The Administrative Agent shall give prompt notice to each Borrower and to the Lenders of each rate of interest so calculated, and its calculation thereof shall be conclusive and binding in the absence of manifest error.

2.8            Letters of Credit.

(a)            Letter of Credit Commitment. Subject to the terms and conditions hereof, on any Business Day during the Commitment Period, the Administrative Agent shall cause the Letter of Credit Issuer to issue such Letters of Credit in such aggregate face amounts and Currencies as any Borrower may request; provided that: (i) after giving effect to the issuance of any such Letter of Credit, (A) the Principal Obligations as of such date will not exceed the Available Commitment as of such date; and (B) the Letter of Credit Liability as of such date will not exceed the Letter of Credit Sublimit on such date; (ii) the expiry date of the Letter of Credit shall not be later than (A) twelve (12) months after the date of issuance without the Letter of Credit Issuer’s consent, in its sole discretion, or (B) thirty (30) days prior to the Stated Maturity Date (unless such Letter of Credit has been cash collateralized on or before the date that is thirty (30) days prior to the Stated Maturity Date); and (iii) the Letter of Credit Issuer shall be under no obligation to issue any Letter of Credit if, after the Closing Date, (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any Law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date or shall impose upon the Letter of Credit Issuer any other loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer in good faith deems material to it and for which the Letter of Credit Issuer is not reimbursed hereunder, or (B) the applicable Borrower has not provided the information necessary for the Letter of Credit Issuer to complete the form of Letter of Credit.

(b)            Request. Each request for a Letter of Credit (a “Request for Letter of Credit”) shall be submitted by a Borrower to the Administrative Agent substantially in the form of Exhibit F hereto (with blanks appropriately completed in conformity herewith) to which the Borrowers shall attach an updated Borrowing Base Certificate, together with an Application for Letter of Credit, for the Letter of Credit Issuer, on or before 11:00 a.m. (New York time) at least three (3) Business Days prior to the requested date of issuance of such Letter of Credit. The Administrative Agent shall promptly notify each Lender of such Request for Letter of Credit and the terms of the requested Letter of Credit. Upon each such application, each Borrower shall be deemed to have automatically made to the Administrative Agent, each Lender, and the Letter of Credit Issuer the following representations and warranties:

(i)            As of the date of the issuance of the Letter of Credit requested, the representations and warranties of such Borrower (other than those in Section 7.8 hereof, which shall be replaced with the condition in Section 2.8(b)(ii) below) herein and in the other Loan Documents are true and correct in all material respects on and as of the date of such issuance, with the same force and effect as if made on and as of such date (except to the extent of changes in facts or circumstances that have been disclosed in writing to the Administrative Agent and do not constitute an Event of Default or a Potential Default or to the extent such representations and warranties relate to an earlier or other specific date);

(ii)            No Event of Default or, to its knowledge, Potential Default hereof exists and is continuing at such date;

(iii)            Other than as disclosed to the Administrative Agent in writing, the Borrowers have no knowledge or reason to believe that any Investor would be entitled to exercise an excuse or exemption right under any applicable Corporate Document, Subscription Agreement or Side Letter with respect to any Investment or any costs or expenses relating or allocable to an Investment, for which the proceeds of the related Letter of Credit are to be used (provided, that if the Borrowers have disclosed a potential excuse or exemption right to the Administrative Agent in writing, the excused portion of the applicable Investor’s or Investors’ Unused Commitment shall be excluded from the calculation of the Available Commitment with respect to the applicable Letter of Credit, but the requesting Borrower shall not be prohibited from having the applicable Letter of Credit issued upon satisfaction of the other conditions therefor);

(iv)            After giving effect to the issuance of the requested Letter of Credit, (A) the Principal Obligations as of such date will not exceed the Available Commitment as of such date; and (B) the Letter of Credit Liability as of such date will not exceed the Letter of Credit Sublimit on such date;

(v)            Either (A) the Investment Period has not expired or (B) the Investment Period has expired and the proceeds of such Letter of Credit are to be used for such purposes with respect to which such Borrower is able to call Investor Commitments for the repayment thereof pursuant to Section 2.01 of the applicable Investor’s Subscription Agreement;

(vi)            After giving effect to such Letter of Credit, the amount of Investor Contributions capable of being called for the repayment of Obligations hereunder pursuant the terms of Section 2.01 of the applicable Investor’s Subscription Agreement will be greater than the amount of all outstanding Obligations hereunder; and

(vii)            (A) Not more than fifteen (15) issued but undrawn Letters of Credit are then outstanding, and (B) such Letter of Credit will be in an amount equal to or in excess of $200,000.

(c)            Participation by the Lenders. Each Lender shall and does hereby participate ratably with the Letter of Credit Issuer in each Letter of Credit issued and outstanding hereunder to the extent of its Pro Rata Share of the Letter of Credit Liability with respect to each such Letter of Credit, and shall share in all rights and obligations resulting therefrom, including, without limitation: (i) the right to receive from the Administrative Agent its Pro Rata Share of any reimbursement of the amount of each draft drawn under each Letter of Credit, including any interest payable with respect thereto; (ii) the right to receive from the Administrative Agent its Pro Rata Share of the Letter of Credit fee pursuant to Section 2.13 hereof; (iii) the right to receive from the Administrative Agent its additional costs pursuant to Section 4.1 hereof; and (iv) the obligation to pay to the Administrative Agent or the Letter of Credit Issuer, as the case may be, in immediately available funds, its Pro Rata Share of any unreimbursed drawing under a Letter of Credit.

(d)            Payment of Letter of Credit. In consideration for the issuance by the Letter of Credit Issuer of a Letter of Credit for the account of a Borrower, such Borrower hereby authorizes, empowers, and directs the Administrative Agent, for the benefit of the Secured Parties and the Letter of Credit Issuer, to disburse directly, as a Borrowing hereunder by such Borrower, to the Letter of Credit Issuer, with notice to such Borrower, in immediately available funds an amount in Dollars equal to the stated amount of each draft drawn under each such Letter of Credit plus all interest, reasonable costs and expenses, and fees due to the Letter of Credit Issuer pursuant to this Credit Agreement in respect of Letters of Credit issued for the account of such Borrower. Subject to receipt of notice from the Administrative Agent, each Lender shall pay to the Administrative Agent such Lender’s Pro Rata Share of the amount disbursed by the Administrative Agent in Dollars on the Business Day on which the Letter of Credit Issuer honors any such draft or incurs or is owed any such interest, costs, expenses or fees. The Administrative Agent will promptly notify the applicable Borrower of any disbursements made by the Lenders pursuant to the terms hereof; provided that the failure to give such notice will not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Lenders to the Letter of Credit Issuer on account of a Letter of Credit shall be deemed a Reference Rate Loan to the applicable Borrower, and such Borrower shall be deemed to have given to the Administrative Agent, in accordance with the terms and conditions of Section 2.3(a) hereof, a Request for Borrowing with respect thereto and such payments shall be made without regard to the minimum and multiple amounts set forth in Section 2.4 hereof. The Administrative Agent and the Lenders may conclusively rely on the Letter of Credit Issuer as to the amount due the Letter of Credit Issuer by reason of any draft of a Letter of Credit or due the Letter of Credit Issuer under any Application for Letter of Credit. The obligations of a Lender to make payments to the Administrative Agent for the account of the Letter of Credit Issuer under this Section 2.8(d) shall be irrevocable, shall not be subject to any qualification or exception whatsoever, and shall, irrespective of the satisfaction of the conditions to the making of any Loans described in Sections 2.3, 6.1, 6.2 and/or 6.3 hereof, as applicable, be honored in accordance with this Section 2.8(d) under all circumstances, including, without limitation, any of the following circumstances: (i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any of the other Loan Documents; (ii) the existence of any claim, counterclaim, setoff, defense or other right which any Credit Party may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender, or any other Person, whether in connection with this Credit Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit); (iii) any draft, demand, certificate or any other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect or any loss or delay in the transmission or otherwise of any document required in order to make a draw under a Letter of Credit; (iv) any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; (v) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or (vi) the occurrence of any Event of Default or Potential Default.

(e)            Borrower Inspection. The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower shall promptly notify the Letter of Credit Issuer in writing. Such Borrower shall be conclusively deemed to have waived any such claim against the Letter of Credit Issuer and its correspondents unless such prompt written notice is given as aforesaid.

(f)            Role of Letter of Credit Issuer. Each Lender and each Borrower agrees that, in paying any drawing under a Letter of Credit issued for the account of such Borrower, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. The applicable Borrower(s) hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit issued for the account of such Borrower; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.8(d) hereof. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)            Acceleration of Undrawn Amounts. Should the Administrative Agent demand payment of the Obligations hereunder prior to the Maturity Date pursuant to Section 10.2 hereof, the Administrative Agent, by written notice to the Borrowers, may take one or more of the following actions: (i) declare the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder terminated, whereupon such obligations shall forthwith terminate without any other notice of any kind; or (ii) declare the outstanding Letter of Credit Liability to be forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived, and demand that the applicable Borrower pay in Dollars, to the Administrative Agent for deposit in a segregated interest-bearing cash collateral account, as security for its Obligations, an amount equal to the aggregate undrawn stated amount of all Letters of Credit issued for the account of any Borrower then outstanding at the time such notice is given. Unless otherwise required by Law, upon the full and final payment of the Obligations, the Administrative Agent shall return to such Borrower any amounts remaining in said cash collateral account.

2.9            Addition of Qualified Borrowers, Payment of the Borrower Guaranty and Qualified Borrower Letter of Credit Note.

(a)            In order for an entity to be approved as a Qualified Borrower: (i) the Borrowers must obtain the consent of the Administrative Agent, such consent to be in the sole and absolute discretion of the Administrative Agent; (ii) such entity shall be one in which a Borrower owns a direct or indirect ownership interest, or through which a Borrower may acquire an investment, the indebtedness of which entity can be guaranteed by such Borrower pursuant to the terms of the applicable Corporate Document (such entity, a “Qualified Borrower”); and (iii) the provisions of this Section 2.9 and Section 6.3 hereof shall be satisfied.

(b)            Upon the satisfaction of the requirements of subsection (a) above, the Qualified Borrower shall be bound by the terms and conditions of this Credit Agreement as if it were a Borrower hereunder. Each such Qualified Borrower shall be severally liable for its Obligations hereunder.

(c)            The applicable Borrower shall provide to the Administrative Agent and each of the Lenders an unconditional guaranty of payment substantially in the form of Exhibit K hereto (the “Borrower Guaranty”, and such guaranties, collectively, the “Borrower Guaranties”), enforceable against such Borrower for the payment of a Qualified Borrower’s debt or obligation to the Lenders.

(d)            The Administrative Agent may request that Loans made to a Qualified Borrower under this Credit Agreement be evidenced by a master promissory note. In such event any Qualified Borrower that has not previously done so shall execute and deliver a promissory note, substantially in the form of Exhibit I hereto (a “Qualified Borrower Promissory Note”), payable to the Administrative Agent, for the benefit of the Secured Parties, in the principal amount of its related Obligations.

(e)            The Obligations of each Qualified Borrower in connection with each Letter of Credit issued for the account of such Qualified Borrower hereunder shall be evidenced by a letter of credit note substantially in the form of Exhibit J hereto (the “Qualified Borrower Letter of Credit Note”), the payment of which is guaranteed by the applicable Borrower pursuant to the Borrower Guaranties, as such note may be amended, restated, reissued, extended or modified. Each Qualified Borrower shall execute and deliver a Qualified Borrower Letter of Credit Note payable to the Administrative Agent on behalf of the related Letter of Credit Issuer(s) (with blanks appropriately completed in conformity herewith). Each Qualified Borrower agrees, from time to time, upon the request of the Administrative Agent, to issue a new Qualified Borrower Letter of Credit Note, in accordance with the terms and substantially in the form heretofore provided to the Administrative Agent, in renewal of and substitution for the Qualified Borrower Letter of Credit Note previously issued by such Qualified Borrower to the Administrative Agent, and such previously issued Note shall be returned to such Qualified Borrower marked “replaced”.

(f)            In consideration of the Lenders’ agreement to advance funds to a Qualified Borrower pursuant to Sections 2.2 and 2.3 hereof, to cause Letters of Credit to be issued for the account of a Qualified Borrower pursuant to Section 2.8 hereof, and to accept the applicable Borrower Guaranties in support thereof, the applicable Borrower hereby authorizes, empowers, and directs the Administrative Agent, for the benefit of the Secured Parties, within the limits of the Available Commitment, to disburse directly to the Lenders, with notice to such Borrower, in immediately available funds, an amount equal to the amount due and owing under any Borrower Guaranty, together with all interest, reasonable costs and expenses and fees due to the Lenders pursuant thereto, as a Borrowing hereunder by such Borrower, in the event the Administrative Agent shall have not received payment of such Obligations when due. The Administrative Agent will promptly notify the Borrowers of any disbursement made to the Lenders pursuant to the terms hereof; provided that the failure to give such notice shall not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Administrative Agent to the Lenders shall be deemed to be a SOFR Loan denominated in Term SOFR pursuant to Section 2.3 hereof in the amount so paid, and the applicable Borrower shall be deemed to have given to the Administrative Agent in accordance with the terms and conditions of Section 2.3 hereof, a Request for Borrowing with respect thereto, and such payments shall be made without regard to the minimum and multiple amounts set forth in Section 2.4 hereof. The Administrative Agent may conclusively rely on the Lenders as to the amount of any such Obligations due to the Lenders, absent manifest error.

(g)            If a Qualified Borrower has no Obligations outstanding (including any Loans or Letters of Credit issued for its benefit), such Qualified Borrower shall be permitted to withdraw from the Credit Facility as a Qualified Borrower upon ten (10) days (or such shorter period acceptable to the Administrative Agent) advance written notice to the Administrative Agent. Upon effectiveness of such withdrawal, the Administrative Agent will return or destroy any Qualified Borrower Promissory Note or Qualified Borrower Letter of Credit Note issued by such Qualified Borrower. Notwithstanding any withdrawal by a Qualified Borrower, such Qualified Borrower (and the applicable Borrower pursuant to the applicable Borrower Guaranty) shall remain liable for any amounts due to the Secured Parties pursuant to Sections 4 and 12.5 hereof from such Qualified Borrower, which provisions shall survive any withdrawal by a Qualified Borrower and the termination of this Credit Agreement.

2.10            Use of Proceeds, Letters of Credit and Borrower Guaranties. The proceeds of the Loans and the Letters of Credit shall be used solely to provide working capital or for other purposes permitted under the applicable Borrower’s Corporate Document, all related documentation (including any applicable Subscription Agreements and Side Letters) and the Constituent Documents of each applicable Credit Party, including to support an Investment or Investments. Neither the Lenders nor the Administrative Agent shall have any liability, obligation, or responsibility whatsoever with respect to the applicable Borrower’s use of the proceeds of the Loans, the Letters of Credit or execution and delivery of the Borrower Guaranties, and neither the Lenders nor the Administrative Agent shall be obligated to determine whether or not such Borrower’s use of the proceeds of the Loans or Letters of Credit are for purposes permitted under its Corporate Document, all related documentation (including any applicable Subscription Agreements and Side Letters) or the Constituent Documents of any Credit Party. Nothing, including, without limitation, any Borrowing, any Rollover, any issuance of any Letter of Credit or acceptance of any Borrower Guaranty or other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by the Lenders or the Administrative Agent as to whether any investment by a Borrower is permitted by the terms of its Corporate Document and related documentation (including any applicable Subscription Agreements and Side Letters) or the Constituent Documents of any Credit Party.

2.11            Administrative Agent Fees. The Borrowers shall pay, to the Administrative Agent, fees in consideration of the arrangement and administration of the Lender Commitments, which fees shall be payable in amounts and on the dates set forth in the Fee Letter.

2.12            Unused Commitment Fee.

(a)            Starting on the Closing Date, in addition to the payments provided for in Section 3 hereof, the Borrowers shall pay or cause to be paid to the Administrative Agent, for the account of each Lender, according to its Pro Rata Share, an unused commitment fee on the average daily amount of the Maximum Commitment less the Principal Obligations outstanding on such date (the “Unused Portion”), during the immediately preceding calendar quarter calculated on the basis of actual days elapsed in a year consisting of 360 days at the rate of twenty-five basis points (0.25%) per annum, payable in arrears on the fifth Business Day of each calendar quarter for the preceding calendar quarter. For purposes of this Section 2.12, the fee shall be calculated on an average daily basis and shall be payable in Dollars. The Borrowers and the Lenders acknowledge and agree that the unused commitment fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to the Lenders for committing to make funds available to the Borrowers as described herein and for no other purposes.

(b)            Notwithstanding anything in this Credit Agreement to the contrary, if any Borrower delivers the Administrative Agent a Request for Borrowing not later than 11:00 a.m. (New York time) three (3) Business Days prior to any payment date for unused commitment fees pursuant to Section 2.12(a) above that it elects to capitalize such fees as a Loan, then the amount of such fees shall be capitalized and deemed to be a Loan under this Credit Agreement (each such Loan, a “Capitalized Unused Commitment Fee Loan”); provided that on any such payment date for unused commitment fees pursuant to Section 2.12(a) above, (i) no Event of Default or Potential Default shall have occurred and be continuing, (ii) each of the representations and warranties set forth herein and in the other Loan Documents shall be true and correct in all material respects on and as of such date, with the same force and effect as if made on and as of such date (except to the extent of changes in facts or circumstances that have been disclosed to the Administrative Agent in writing and do not constitute an Event of Default or Potential Default or to the extent such representations and warranties expressly relate to an earlier or other specific date), and (iii) after giving effect to such Capitalized Unused Commitment Fee Loan, the Principal Obligations as of such date will not exceed the Available Commitment as of such date. The initial Capitalized Unused Commitment Fee Loan hereunder shall be a new Loan bearing interest based on Adjusted Term SOFR and unless specified by Borrower in writing shall be deemed to have been borrowed by the Borrowers. Any subsequent Capitalized Unused Commitment Fee Loan, unless otherwise specified by the Borrowers in writing, shall become part of the initial Capitalized Unused Commitment Fee Loan, on the same terms and conditions as such initial Capitalized Unused Commitment Fee Loan.

2.13            Letter of Credit Fees. The applicable Borrower Party shall pay to the Administrative Agent: (a) for the benefit of the Lenders, in consideration for the issuance of Letters of Credit issued for its account hereunder, a non-refundable fee equal to the Applicable Margin for SOFR Loans (plus two percent (2%) if an Event of Default under Section 10.1(a) has occurred and is continuing in regard to such fee, applicable solely in regard to the overdue portion of such fee) on the average daily face amount of each such Letter of Credit, less the amount of any draws on each such Letter of Credit, payable quarterly in arrears on the fifth Business Day after the end of each March, June, September and December for the preceding calendar quarter, commencing on the issuance date and continuing for so long as such Letter of Credit remains outstanding (such fee shall be payable in Dollars); and (b) for the benefit of the Letter of Credit Issuer, for its own account, in consideration of the issuance and fronting of Letters of Credit, a fronting fee with respect to each Letter of Credit, at a rate equal to 0.125%per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, which fee shall be waived by CNB if it is the sole Letter of Credit Issuer in the Credit Facility. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter (if applicable) on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. In addition, the applicable Borrower Party shall pay directly to the Letter of Credit Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Letter of Credit Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

2.14            Extension of Maturity Date. The Borrowers shall have an option to extend the Stated Maturity Date for two (2) additional terms of no longer than 364 days, subject to satisfaction of the following conditions precedent:

(a)            each of the extending Lenders shall have consented to the extension, which consent shall be in its sole discretion;

(b)            the Borrowers shall have paid (on or prior to the date on which such extension becomes effective) to the Administrative Agent for the benefit of the extending Lenders, an extension fee as set forth in the Fee Letter, payable to each such extending Lender ratably based on its share of the Lender Commitments subject to extension;

(c)            no Potential Default or Event of Default shall have occurred and be continuing on the date on which notice is given in accordance with the following clause (d) or on the Stated Maturity Date then being extended; and

(d)            the Borrowers shall have delivered an Extension Request to the Administrative Agent with respect to such extension no less than thirty (30) days prior to the Stated Maturity Date then in effect (or such shorter period agreed to by the Administrative Agent in writing) (which shall be promptly forwarded by the Administrative Agent to each Lender).

To the extent any Lender does not consent to extend its Lender Commitment under Section 2.14(a), the Obligations outstanding to such Lender as of the previously effective Stated Maturity Date shall be due and payable to such Lender on such date; provided that, at the discretion of the Administrative Agent and the Borrowers, such non-extending Lender may be required to assign on the Stated Maturity Date all or part of its Lender Commitment to one or more extending Lenders (or new Lenders) who have consented to increase their Lender Commitments and have agreed to such extended Stated Maturity Date. Upon the payment of amounts due under the prior sentence to the non-extending Lender (and, if requested by the Administrative Agent and the Borrowers, such aforementioned assignment), such non-extending Lender shall cease to be a Lender hereunder.

2.15            Erroneous Payments.

(a)            If the Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, but in any event excluding any Credit Party and their Affiliates, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under the immediately succeeding clause (b)) that any funds (as set forth in the notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) (provided that, without limiting any other rights or remedies at law or in equity, including without restricting any of Administrative Agent’s rights to at any time demand a return of any Erroneous Payment during the duration of this Credit Agreement, the Administrative Agent will use commercially reasonable efforts to make any such demand under this clause (a) with respect to an Erroneous Payment not later than two (2) Business Days from the date that such funds were received by a Payment Recipient), (i) such Erroneous Payment comprised of funds of the Administrative Agent shall at all times remain the property of the Administrative Agent, (ii) such Erroneous Payment comprised of funds of a Borrower shall at all times remain the property of such Borrower, and (iii) such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received). To the extent that any demand under this clause (a) with respect to an Erroneous Payment is made: (x) within two (2) Business Days that any such funds were received in error by a Payment Recipient, such Payment Recipient shall repay the Erroneous Payment, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent and (y) after two (2) Business Days any such funds were received in error by a Payment Recipient, such Payment Recipient shall repay the Erroneous Payment together with interest thereon in respect of each day from and including the date that Administrative Agent demands repayment of such Erroneous Payment (or portion thereof) to the date such amount is repaid to the Administrative Agent; in each case, in same day funds with a rate of interest equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)            (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake have been made (in the case of immediately preceding clause (z)) with respect to such payment, prepayment or repayment; and

(ii)            such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 2.15(b).

(c)            Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Credit Agreement; provided that to the extent (i) such Erroneous Payment is comprised of the Administrative Agent’s funds and (ii) the amounts owing to such Lender constitute Loans, the Loans held by such Lender shall remain Loans hereunder and shall be deemed to be assigned to the Administrative Agent and the Administrative Agent shall become a Lender holding such Loans.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Lender Commitments) with respect to which such Erroneous Payment was made in an amount equal to the Erroneous Payment Return Deficiency (such assignment of Loans (but not Lender Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an approved electronic communication method pursuant to Section 12.6(b) hereof, as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the applicable Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment and (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Credit Agreement and its applicable Lender Commitments which shall survive as to such assigning Lender. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Lender Commitments of any Lender and such Lender Commitments shall remain available in accordance with the terms of this Credit Agreement.

(e)            The parties hereto agree that an Erroneous Payment shall not be deemed to pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower; provided that this Section 2.15 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, this clause (e) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or held on behalf of, a Borrower for the purpose of prepaying, repaying, discharging or otherwise satisfying any Obligations owed by such Borrower.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 3.               PAYMENT OF OBLIGATIONS

3.1            Revolving Credit Notes. The Administrative Agent may request that Loans made under this Credit Agreement be evidenced by the separate promissory notes of each Borrower, which shall be joint and several obligations of the respective Borrowers. In such event, the Borrowers shall each execute and deliver a promissory note payable to the Administrative Agent on behalf of the Lenders in the amount of the Maximum Commitment. Any such note issued by each Borrower (other than a Qualified Borrower) shall be substantially in the form of Exhibit B hereto (with blanks appropriately completed in conformity herewith). Each Borrower agrees, from time to time, upon the request of the Administrative Agent, to reissue a new Note, in accordance with the terms and in the form heretofore provided, to the Administrative Agent, in renewal of and substitution for the Note previously issued by such Borrower to the Administrative Agent, and such previously issued Note shall be returned to the applicable Borrower marked “replaced”.

3.2            Payment of Obligations. The unpaid principal amount of the Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date.

3.3            Payment of Interest.

(a)            Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursal or wire transfer of such Borrowing by the Administrative Agent, consistent with the provisions of Section 2.6 hereof, notwithstanding whether the Borrower received the benefit of such Borrowing as of such date, even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from the applicable Borrower in accordance with the related Request for Borrowing, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds in Dollars (unless otherwise agreed by all Lenders) by the Administrative Agent to the Administrative Agent’s account described in Section 3.4 hereof, or any other account of the Administrative Agent which the Administrative Agent designates in writing to the Borrowers.

(b)            Interest Payment Dates. Accrued and unpaid interest on the Obligations (i) shall be due and payable in arrears on each Interest Payment Date, and on the Maturity Date, (ii) shall be due and payable on each other date of any reduction of the Principal Obligations hereunder (solely with respect to the portion of the Obligations so prepaid), and (iii) with respect to any Obligation with respect to which any Borrower is in default, shall be due and payable at any time and from time to time following such default upon demand by Administrative Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

3.4            Payments on the Obligations. All payments of principal of, and interest on, the Obligations under this Credit Agreement by the applicable Borrowers to or for the account of the Lenders, or any of them, shall be made without condition or deduction for any counterclaim, defense or recoupment by the applicable Borrower for receipt by the Administrative Agent on the relevant due date therefor in federal or other immediately available funds to the Administrative Agent at account number 127861951 at City National Bank, ABA No. 122016066, Attention: Commercial Loan Operations / Marissa Santos, account name: “Commercial Incoming Wire Transfer”, reference “Brightwood Capital Corporation I  & Obligor Account Number 48673710”, or any other account of the Administrative Agent that the Administrative Agent designates in writing to the Borrowers. Funds received after the close of business in New York shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such funds. Except as provided in Section 2.14 and Section 12.11 hereof, each Lender shall be entitled to receive its Pro Rata Share of each payment received by the Administrative Agent hereunder for the account of the Lenders on the Obligations. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to such Lender. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. The Administrative Agent and each Lender hereby agree that payments to the Administrative Agent by each Borrower of principal of, and interest on, the Obligations of such Borrower to or for the account of the Lenders in accordance with the terms of this Credit Agreement, the Notes and the other Loan Documents shall constitute satisfaction of such Borrower’s obligations with respect to any such payments, and the Administrative Agent shall indemnify, and each Lender shall hold harmless, such Borrower from any claims asserted by any Lender in connection with the Administrative Agent’s duty to distribute and apportion such payments to the Lenders in accordance with this Section 3.4. All payments made by a Borrower on the Obligations (including all amounts received by the Administrative Agent pursuant to the exercise of remedies hereunder or under any Collateral Document) shall be credited, to the extent of the amount thereof, in the following manner:

(a)            first, against all costs, expenses and other fees (including attorneys’ fees) arising under the terms hereof or under any other Loan Document;

(b)            second, against the amount of interest accrued and unpaid on the Obligations of such Borrower as of the date of such payment;

(c)            third, against all principal due and owing on the Obligations of such Borrower as of the date of such payment; and

(d)            fourth, to all other amounts constituting any portion of the Obligations of such Borrower.

3.5            Voluntary Prepayments. The Borrowers may, without premium or penalty, with written notice to the Administrative Agent (which notice may be by telephone, if confirmed in writing promptly thereafter, by fax, electronic mail or other written communication), (i) three (3) Business Days prior to the requested date (with respect to any Term SOFR Loan) and (ii) one (1) Business Day prior to the requested date (with respect to Reference Rate Loans or Daily Simple SOFR Loan), prepay the principal of the Obligations then outstanding, in whole or in part, at any time or from time to time; provided that if any Borrower shall prepay the principal of any Loan on any date other than the last day of the applicable Interest Period applicable thereto, such Borrower shall make the payments required by Section 4.5 hereof. Any voluntary prepayment received after the close of business in New York shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such amount.

3.6            Reduction or Early Termination of Lender Commitments. The Borrowers may terminate the Lender Commitments, or from time to time reduce the Maximum Commitment, by giving prior written notice to the Administrative Agent (which notice may be by telephone, if confirmed in writing promptly thereafter, by fax, electronic mail or other written communication) of such termination or reduction three (3) Business Days (or such shorter time as the Administrative Agent may agree to in writing) prior to the effective date of such termination or reduction (which date shall be specified by the Borrowers in such notice): (a)(i) in the case of complete termination of the Lender Commitments, upon prepayment by the applicable Borrowers of all of the outstanding Obligations, including, without limitation, all interest accrued thereon, in accordance with the terms of Section 3.5 hereof, or (ii) in the case of a reduction of the Maximum Commitment, upon prepayment of the amount by which the Principal Obligations exceed the reduced Available Commitment resulting from such reduction, including, without limitation, payment of all interest accrued thereon, in accordance with the terms of Section 3.5 hereof; provided that, except in connection with a termination of all of the Lender Commitments, the Maximum Commitment may not be reduced such that, upon such reduction, the Available Commitment is less than the aggregate stated amount of (i) outstanding Letters of Credit plus (ii) the amount indicated in all outstanding Requests for Letter of Credit; and (b) in the case of the complete termination of the Lender Commitments, if any Letter of Credit Liability exists, upon payment to the Administrative Agent for deposit in a segregated interest-bearing cash collateral account, as security for the Letter of Credit Liability, an amount equal to the Letter of Credit Liability then outstanding at the time such notice is given in the applicable Currencies of such outstanding Letters of Credit, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived. Unless otherwise required by Law, upon the full and final payment of the Letter of Credit Liability, or upon the termination of all outstanding Letter of Credit Liability due to the expiration of all outstanding Letters of Credit prior to draws thereon, the Administrative Agent shall return to the applicable Borrowers any amounts remaining in said cash collateral account; provided that, so long as no Event of Default or Potential Default exists, to the extent individual Letters of Credit expire, the Administrative Agent will return to the applicable Borrower the corresponding amount of the expired Letter of Credit Liability. Notwithstanding the foregoing: (1) any reduction of the Maximum Commitment shall be in an amount equal to $5,000,000 or multiples thereof (or such lesser amount as the Administrative Agent may agree to in writing); and (2) in no event shall a reduction by the Borrowers reduce the Maximum Commitment to $5,000,000 or less (except for a termination of all the Lender Commitments). Promptly after receipt of any notice of reduction or termination, the Administrative Agent shall notify each Lender of the same. Any reduction of the Maximum Commitment shall permanently reduce the Lender Commitments of the Lenders on a pro rata basis.

3.7            Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its lending office (and the office to whose accounts payments are to be credited) for any SOFR Loan; (b) designate its principal office or a branch, subsidiary or Affiliate as its lending office (and the office to whose accounts payments are to be credited) for any Reference Rate Loan; and (c) change its lending offices from time to time by notice to the Administrative Agent and the Borrowers. Each Lender shall be entitled to fund all or any portion of its Lender Commitment in any manner it reasonably deems appropriate, consistent with the provisions of Section 2.5 hereof, but for the purposes of this Credit Agreement such Lender shall, regardless of such Lender’s actual means of funding, be deemed to have funded its Lender Commitment in accordance with the Interest Option selected from time to time by the applicable Borrower for such Borrowing period.

3.8            Joint and Several Liability. Each Borrower acknowledges, agrees, represents and warrants the following:

(a)            Inducement. The Lenders have been induced to make the Loans to, and the Letter of Credit Issuer has been induced to issue Letters of Credit for the account of, the Borrowers in part based upon the assurances by each Borrower that each Borrower desires that all Obligations under the Loan Documents be honored and enforced as separate obligations of each Borrower, should the Administrative Agent and the Lenders desire to do so.

(b)            Combined Liability. Notwithstanding the foregoing, the Borrowers (other than the Qualified Borrowers) shall be jointly and severally liable to the Lenders for all representations, warranties, covenants, obligations and indemnities, including, without limitation, the Loans, Letters of Credit and the other Obligations, and the Administrative Agent and the Lenders may at their option enforce the entire amount of the Loans and the other Obligations (including any Borrower’s Obligations under any Borrower Guaranty) against any one or more of the Borrowers. Notwithstanding anything to the contrary herein or in any other Loan Document, and for the avoidance of doubt (i) Loans and other Obligations of Qualified Borrowers shall be on a several basis with respect to each Qualified Borrower, (ii) the liability of each Qualified Borrower shall be several and not joint and several, and (iii) no Qualified Borrower will be liable for repayment of the Obligation of any Borrower or any other Qualified Borrower.

(c)            Separate Exercise of Remedies. The Administrative Agent (on behalf of the Secured Parties) may exercise remedies against each Borrower and its property separately, whether or not the Administrative Agent exercises remedies against any other Borrower or its property. The Administrative Agent may enforce one or more Borrower’s obligations without enforcing any other Borrower’s obligations and vice versa. Any failure or inability of the Administrative Agent to enforce one or more Borrower’s obligations shall not in any way limit the Administrative Agent’s right to enforce the obligations of the other Borrowers. If the Administrative Agent forecloses or exercises similar remedies under any one or more Collateral Documents, then such foreclosure or similar remedy shall be deemed to reduce the balance of the Loans only to the extent of the cash proceeds actually realized by the Lenders from such foreclosure or similar remedy or, if applicable, the Administrative Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Loans secured by such Collateral Documents under the applicable state law.

Section 4.               CHANGE IN CIRCUMSTANCES

4.1            Increased Cost and Reduced Return; Change in Law.

(a)            Change in Law: Increased Costs. Subject to Section 4.1(b) hereof, if any Lender or the Letter of Credit Issuer reasonably determines that as a result of the introduction after the date hereof, or if later, with respect to any Lender or the Letter of Credit Issuer, after the date such Lender or Letter of Credit Issuer became a Lender or the Letter of Credit Issuer hereunder, of any change in, or in the interpretation by any Governmental Authority of, any Law or the method by which such Lender or the Letter of Credit Issuer must comply therewith, there shall be any increase in the cost to such Lender or the Letter of Credit Issuer of agreeing to make or making, funding or maintaining SOFR Loans or Reference Rate Loans or (as the case may be) issuing or participating in Letters of Credit by virtue of the participation arrangement provided in Section 2.8(c) hereof, or a reduction in the amount received or receivable by such Lender or the Letter of Credit Issuer in connection with any of the foregoing (excluding for purposes of this Section 4.1(a) any such increased costs or reduction in amount resulting from (i) Non-Excluded Taxes or Other Taxes (as to which Section 4.6 hereof shall govern), (ii) Taxes described in clauses (ii) through (v) of the definition of Excluded Taxes, and (iii) Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes imposed as a result of a present or former connection between a Lender or the Letter of Credit Issuer and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Letter of Credit Issuer having executed, delivered, become a party to or performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document)), then from time to time upon demand of such Lender or the Letter of Credit Issuer (with a copy of such demand to the Administrative Agent), the applicable Borrowers shall pay to such Lender or the Letter of Credit Issuer, as applicable, such additional amounts (subject to Section 4.7 hereof) as will compensate such Lender or the Letter of Credit Issuer for such increased cost or reduction: (A) within two (2) Business Days of demand, to the extent that funds are available in a Collateral Account maintained by any Borrower; or (B) otherwise, to the extent that it is necessary for the Credit Parties to issue Investor Demand Notices to fund such required payment, within fifteen (15) Business Days after demand provided that the applicable Credit Parties shall issue such Investor Demand Notices and shall make such payment promptly after the Investor Contributions relating to such Investor Demand Notices are received.

(b)            Change in Law: Reduced Return. Subject to this Section 4.1(b), if any Lender or the Letter of Credit Issuer reasonably determines that the introduction after the date hereof, or if later, with respect to any Lender or the Letter of Credit Issuer, after the date such Lender or the Letter of Credit Issuer became a Lender or the Letter of Credit Issuer hereunder, of any Law regarding capital adequacy or any change therein or in the interpretation by any Governmental Authority thereof, or the method by which such Lender (or its Applicable Lending Office) or the Letter of Credit Issuer must comply therewith, has the effect of reducing the rate of return on the capital of such Lender or the Letter of Credit Issuer or any entity controlling such Lender or the Letter of Credit Issuer as a consequence of such Lender’s, or the Letter of Credit Issuer’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s or the Letter of Credit Issuer’s or entity’s desired return on capital), then from time to time upon demand of such Lender or the Letter of Credit Issuer (with a copy of such demand to the Administrative Agent), the applicable Borrowers shall (subject to Section 4.7 hereof) pay to such Lender or the Letter of Credit Issuer, as applicable, such additional amounts as will compensate such Lender or the Letter of Credit Issuer for such reduction (provided that such amounts shall be consistent with amounts that such Lender or the Letter of Credit Issuer is generally charging other borrowers similarly situated to the Borrowers): (A) within two (2) Business Days of demand, to the extent that funds are available in the Collateral Account maintained by such Borrowers; or (B) otherwise, to the extent that it is necessary for the applicable Credit Parties to issue Investor Demand Notices to fund such required payment, within fifteen (15) Business Days after demand, provided that the applicable Credit Parties shall issue such Investor Demand Notices and the applicable Borrowers shall make such payment promptly after the related Investor Contributions are received.

(c)            Notice. Each Lender and the Letter of Credit Issuer shall promptly notify the Borrowers and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, but in no event later than one hundred eighty (180) days after the occurrence of such event, which will or may entitle such Lender to compensation pursuant to this Section 4.1; provided, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such one hundred eighty (180) day period referenced above shall be extended to include the period of retroactive effect. Each Lender agrees to designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the good faith judgment of such Lender, be otherwise disadvantageous to it.

4.2            Limitation on Types of Loans. Subject to Section 4.10, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a)            the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or

(b)            the Administrative Agent reasonably determines in connection with any request for a SOFR Loan or a Conversion to or Continuation thereof, that: (i) (A) in the case of any SOFR Loan, deposits in Dollars are not being offered to banks in the applicable offshore market for Dollars for the applicable amount and Interest Period and (B) Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent or (ii) the applicable Benchmark for any requested Interest Period with respect to such Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrowers and each Lender.

(c)            Upon notice thereof by the Administrative Agent to the Borrowers, any obligation of the Lenders to make SOFR Loans and any right of the Borrowers to Continue SOFR Loans, or to Convert Reference Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected Loans or affected Interest Periods), until the Administrative Agent (with respect to clause (b)(ii) above, at the instruction of the Required Lenders) revokes such notice (which the Administrative Agent and the Lenders agree to do promptly upon such circumstances ceasing to exist). Upon receipt of such notice, (i) the applicable Borrowers may revoke any pending Request for Borrowing of, Conversion to, or Continuation of, SOFR Loans (to the extent of the affected Loans or affected Interest Periods) or, failing that, such Borrowers will be deemed to have Converted any such request as set forth in Section 4.4 hereof and (ii) any outstanding affected SOFR Loans will be Converted as set forth in Section 4.4 hereof, if not prepaid by the applicable Borrower. Subject to Section 4.10 hereof, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Reference Rate Loans shall be determined by the Administrative Agent without reference to clause (iii) of the definition of “Reference Rate” until the Administrative Agent revokes such determination.

4.3            Illegality.

(a)            If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to Term SOFR or to determine or charge interest rates based upon such rate, then, upon notice thereof by such Lender to the Borrowers (through the Administrative Agent), (a) any obligation of such Lender to make SOFR Loans and any right of the Borrowers to Continue SOFR Loans or to Convert Reference Rate Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which Reference Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (iii) of the definition of “Reference Rate”, in each case until such Lender notifies the Administrative Agent and the Borrowers pursuant to Section 4.4 hereof that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, Convert all Loans as set forth in Section 4.4 hereof (provided that the interest rate on which Reference Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (iii) of the definition of “Reference Rate”). Upon any such prepayment or Conversion, the Borrower shall also pay any additional amounts required pursuant to Section 4.5.

(b)            In the event that any Credit Party, Lender or the Administrative Agent obtains knowledge that a Credit Party “directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (within the meaning of 12 U.S.C. §375b (and Regulation O of the Federal Reserve Board) or any regulation promulgated pursuant thereto) of any Lender, of a Bank Holding Company of which any Lender is a subsidiary, or of any subsidiary of a Bank Holding Company of which any Lender is a subsidiary, and such circumstance causes the applicable Lender to be in violation of Regulation O, the Credit Parties, the Administrative Agent and such Lender shall cooperate in good faith to find a solution or remedy that would permit the applicable Lender to be in compliance with Regulation O, including, if necessary, such Lender assigning its Lender Commitment to a new Lender in accordance with Section 12.11(c) hereof (provided that such Lender shall not be required to accept less than the full amount of the Obligations due and owing to such Lender on the date of such assignment). In the event that after thirty (30) days following any applicable party obtaining knowledge thereof, the Credit Parties, the Administrative Agent and the applicable Lender have not satisfactorily remedied such circumstance and caused the Lender to be in compliance with Regulation O or the Lender has not been able to assign its Lender Commitment in accordance with Section 12.11(c) hereof, then the applicable Borrowers shall repay all Obligations due and owing to such Lender within fifteen (15) Business Days and, upon receipt of such payment, the Lender will resign from the Credit Facility and its Lender Commitment shall be extinguished in all respects.

4.4            Treatment of Affected Loans. If the obligation of any Lender to make or to Continue a Loan, or to Convert Loans into any Type of Loan, shall be suspended pursuant to Section 4.2, Section 4.3 or Section 4.10 hereof, such Lender’s SOFR Loans shall be automatically Converted into Reference Rate Loans, to the extent of the affected Loans or affected Interest Periods, on the last day(s) of the then current Interest Period(s) for such Loans, as applicable, (or, in the case of a Conversion required by Section 4.3 hereof or this Section 4.4, on such earlier date as such Lender may specify to the Borrowers with a copy to the Administrative Agent) and, unless and until the Administrative Agent or such Lender, as applicable, gives notice as provided below that the circumstances specified in Section 4.2, Section 4.3 or Section 4.10 hereof that gave rise to such Conversion no longer exist:

(a)            to the extent that such Lender’s Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Loans shall be applied instead to its Converted Loans; and

(b)            all Loans that would otherwise be made or Continued by such Lender as SOFR Loans shall be made or Continued instead as Reference Rate Loans, and all Loans of such Lender that would otherwise be Converted into SOFR Loans shall remain as Reference Rate Loans.

Upon any such prepayment or Conversion, the applicable Borrower shall also pay any additional amounts required pursuant to Section 4.5. If the Administrative Agent or such Lender, as the case may be, gives notice to the Borrowers (in the case of a Lender, with a copy to the Administrative Agent) that the circumstances specified in Section 4.2, Section 4.3 or Section 4.10 hereof that gave rise to any Conversion of such Lender’s Loans no longer exist (which the Administrative Agent or such Lender, as applicable, agrees to do promptly upon such circumstances ceasing to exist), at a time when SOFR Loans made by other Lenders are outstanding, such Lender’s Reference Rate Loans shall be automatically Converted to SOFR Loans on the first day(s) of the next succeeding Interest Period(s) for such outstanding SOFR Loans to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding such SOFR Loans and by such Lender are held pro rata (as to principal amounts and Interest Periods) in accordance with their respective Lender Commitments.

4.5            Compensation. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the applicable Borrower shall promptly compensate such Lender for any cost or expense actually incurred by it (other than loss of margin or spread) as a result of:

(a)            any Conversion, payment or prepayment by such Borrower of any SOFR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); provided that no Borrower shall be required to pay any of the foregoing amounts to the Lenders due to a prepayment pursuant to clause (b) of Section 2.5 hereof as a result of a Lender failing to make its Pro Rata Share of any requested Borrowing; or

(b)            any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan, and including, without limitation, the failure of any condition precedent specified in Section 6 hereof to be satisfied) to prepay, borrow, or Continue or Convert any SOFR Loan or Convert a Reference Rate Loan to a SOFR Loan on the date or in the amount notified by the Borrowers including any loss or expense (other than loss of margin or spread) arising from the liquidation of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

The applicable Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

4.6            Taxes.

(a)            Non-Excluded Taxes. Any and all payments by, or on account of any obligation of, any Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document or in connection with any Letter of Credit shall be made free and clear of and without deduction for any and all present or future Taxes with respect thereto, unless required by applicable Law. If any Laws shall require the deduction or withholding of any Tax from a payment to or for the account of the Administrative Agent, any Lender or Letter of Credit Issuer under any Loan Document or Letter of Credit then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is a Non-Excluded Tax or Other Tax, the sum payable by the applicable Borrower shall be increased as necessary so that after making all required deductions (including deductions and withholdings applicable to additional sums payable under this Section 4.6), the Administrative Agent and such Lender or Letter of Credit Issuer (without duplication) receives an amount equal to the sum it would have received had no such deductions or withholding of Non-Excluded Taxes or Other Taxes been made.

(b)            Notice of Non-Excluded Taxes. The Borrowers shall promptly, upon becoming aware that any Borrower must deduct or withhold any Tax on a payment under a Loan Document (or that there is any change in the rate or the basis of a Tax required to be deducted or withheld), notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall notify the Borrowers.

(c)            Other Taxes. In addition, each Borrower agrees to pay any and all present and future stamp duty, stamp duty reserve Tax, stamp duty land Tax, court or documentary Taxes, intangible Tax, recording Tax, filing Tax, and any other excise or property Taxes or charges or similar levies or penalties that arise from any payment made by it under any Loan Document or in connection with any Letter of Credit or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document to which it is a party or any Letter of Credit issued for its account (hereinafter referred to as “Other Taxes”); provided that the Borrowers shall not be responsible hereunder to pay any such Other Taxes (i) arising in connection with any Lender’s or the Letter of Credit Issuer’s violation of applicable Law and/or the use by any Lender or the Letter of Credit Issuer of funds constituting Plan Assets, or (ii) imposed on any participation or assignment pursuant to Section 12.11(b) or (c) hereof respectively.

(d)            Indemnification.

(i)            Each Borrower agrees to indemnify the Administrative Agent, the Lenders and the Letter of Credit Issuer for (A) the full amount of Non-Excluded Taxes and Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 4.6) paid or payable by the Administrative Agent, such Lender or the Letter of Credit Issuer and (B) any reasonable expenses arising therefrom or with respect thereto, excluding any penalties, interest or expenses attributable to the gross negligence or willful misconduct of the Administrative Agent or any Lender or any of their affiliates, in each case whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section 4.6(d) shall be made: (A) within two (2) Business Days of demand, to the extent such funds are available in any Collateral Account, or (B) otherwise, to the extent that it is necessary for the applicable Credit Parties to issue Investor Demand Notices to fund such required payment, within fifteen (15) Business Days after demand, provided that the applicable Credit Parties shall issue such Investor Demand Notices and shall make such payment promptly after the related Investor Contributions are received. Nothing in this Section 4.6(d) shall require the Borrowers to indemnify the Secured Parties to the extent that the Non-Excluded Taxes, Other Taxes or liabilities are or will be compensated for under Section 4.6(a) hereof.

(ii)            Each Lender shall indemnify the Administrative Agent against any Excluded Taxes and any and all related losses, claims, liabilities, penalties, interest and reasonable expenses (including the fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the relevant Governmental Authority for not properly withholding such Excluded Taxes, except to the extent that any such amount or payment results from the gross negligence or willful misconduct of the Administrative Agent. The agreements in this Section 4.6(d) hereof shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all other Obligations.

(e)            Prescribed Forms.

(i)            In the event that any Lender or any Letter of Credit Issuer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document or Letter of Credit, such Person shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and duly executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Letter of Credit Issuer, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender or Letter of Credit Issuer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clause (e)(ii) and (iii) below) shall not be required if, in such Lender’s reasonable judgment, such completion, execution or submission would subject such Lender, as applicable, to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the foregoing, each Lender or Letter of Credit Issuer that is a U.S. Person, on or prior to the date on which such Lender or Letter of Credit Issuer becomes a Lender or Letter of Credit Issuer hereunder (and from time to time thereafter upon the reasonable request of a Borrower or the Administrative Agent, but only to the extent that such Lender or Letter of Credit Issuer is legally entitled to do so), shall deliver to such Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or any applicable successor form, certifying that such Lender or Letter of Credit Issuer is exempt from U.S. federal backup withholding tax. Each Lender or Letter of Credit Issuer that is not a U.S. Person, on or prior to the date on which such Lender or Letter of Credit Issuer becomes a Lender or Letter of Credit Issuer under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), shall, but only to the extent that such Lender or Letter of Credit Issuer is legally entitled to do so, deliver to such Borrower and the Administrative Agent executed originals of whichever of the following is applicable: (A) Internal Revenue Service Form W-8BEN or W-8BEN-E, or any applicable successor form, (I) claiming eligibility of the Lender or Letter of Credit Issuer for a complete exemption from, or reduction of, U.S. federal withholding Tax pursuant to the benefits of an income tax treaty to which the United States is a party, or (II) accompanied by a certificate substantially in the form of Exhibit V-1 hereof for the “portfolio interest” rule of Section 881(c) of the Internal Revenue Code, stating that such Lender or Letter of Credit Issuer is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (y) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code or (z) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Internal Revenue Code, (B) Internal Revenue Service Form W-8ECI, or any applicable successor form, and a certificate substantially in the form of Exhibit V-2, Exhibit V-3 or Exhibit V-4 hereof, as applicable, (C) Internal Revenue Service Form W-8IMY, or any applicable successor form, evidencing a complete exemption from or reduction of U.S. withholding Tax, and a certificate substantially in the form of Exhibit V-2, Exhibit V-3 or Exhibit V-4 hereof, as applicable, or (D) such other documentary evidence satisfactory to Borrowers and the Administrative Agent that such Person is entitled to a complete exemption from or reduction of U.S. withholding Tax.

(iii)            Each Lender and Letter of Credit Issuer shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA (including any intergovernmental agreements entered into in connection with FATCA and any laws, regulations, guidance notes or rules implementing any such intergovernmental agreements) and to determine that such Lender or Letter of Credit Issuer has complied with such Lender’s or Letter of Credit Issuer’s obligations thereunder or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause, “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)            Selection of Lending Office. If any Lender or Letter of Credit Issuer requests compensation under Section 4.1, or requires the Borrower to pay any Non-Excluded Taxes or additional amounts to any Lender, Letter of Credit Issuer or any Governmental Authority for the account of any Lender or Letter of Credit Issuer pursuant to Section 4.6, then such Lender or the Letter of Credit Issuer shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the Letter of Credit Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 or 4.6, as the case may be, in the future, and (ii) would not subject such Lender or Letter of Credit Issuer to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Letter of Credit Issuer. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Letter of Credit Issuer in connection with any such designation or assignment.

(g)            Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes under a Loan Document by any Borrower, such Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(h)            Tax Refunds. Each Lender, Letter of Credit Issuer and the Administrative Agent agrees that if such Lender or the Letter of Credit Issuer or the Administrative Agent determines, in its sole discretion exercised in good faith, that it subsequently recovers or receives a refund of any Taxes as to which it has been indemnified pursuant to Section 4.6, such Lender or the Letter of Credit Issuer or the Administrative Agent shall promptly pay such Borrower such refund net of all out-of-pocket expenses (including Taxes) related thereto without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that if, due to subsequent adjustment of such refund, such Lender or the Letter of Credit Issuer or the Administrative Agent is required to repay such amount to the relevant Governmental Authorities, such Borrower agrees to repay the Lender or the Letter of Credit Issuer or the Administrative Agent, as the case may be, the amount required to be repaid, plus any interest, penalties or other charges imposed by the Governmental Authority in respect thereof. Notwithstanding anything to the contrary in this paragraph (i), in no event will any Lender or the Letter of Credit Issuer or the Administrative Agent be required to pay any amount to a Borrower pursuant to this paragraph (i) the payment of which would place such Lender or Letter of Credit Issuer or the Administrative Agent in a less favorable net after-Tax position than such Lender or Letter of Credit Issuer or the Administrative Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Lender or Letter of Credit Issuer or the Administrative Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Borrower or any other Person.

(i)            Applicable Law. For purposes of this Section 4.6, the term “applicable Law” includes FATCA.

4.7            Requests for Compensation.

(a)            Certificate. If requested by the Borrowers in connection with any demand for payment pursuant to Section 4.1, 4.5, or 4.6 hereof, a Lender shall provide to the Borrowers with a copy to the Administrative Agent, a certificate setting forth in reasonable detail the basis for such demand, the amount required to be paid by the Borrowers to such Lender, the computations made by such Lender to determine such amount and satisfaction of the condition set forth in subsection (b) below. Such certificate shall, in the absence of manifest error, be conclusive and binding.

(b)            No Duplication. Any amount payable by the Borrowers on account of Section 4.1, 4.5, or 4.6 hereof shall not be duplicative of: (i) any amount paid under any other such sections, or (ii) any amounts included in the calculation of Adjusted Term SOFR or the Reference Rate.

(c)            Refund. Any amount determined to be paid by any Borrower in error pursuant to Section 4.1, 4.5, or 4.6 hereof shall be, if no Event of Default or Potential Default has occurred and is continuing, promptly refunded to such Borrower, or applied to amounts owing by such Borrower hereunder, as such Borrower may elect.

4.8            Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, all of the Borrowers’ obligations under this Section 4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the expiration or termination of the Lender Commitments or the termination of this Credit Agreement or any provision hereof. Each Lender and Letter of Credit Issuer shall notify the Borrowers of any event occurring after the termination of this Credit Agreement entitling such Lender or Letter of Credit Issuer to compensation under Section 4.1, 4.5 or 4.6 hereof as promptly as practicable, but in any event within one hundred eighty (180) days, after such Lender or Letter of Credit Issuer obtains actual knowledge thereof; if any Lender or Letter of Credit Issuer fails to give such notice within one hundred eighty (180) days after it obtains actual knowledge of such an event, such Lender or Letter of Credit Issuer shall, with respect to compensation payable under Section 4.1, 4.5, or 4.6 hereof, only be entitled to payment for such compensation relating to the period from and after the date one hundred eighty (180) days prior to the date that such Lender or Letter of Credit Issuer does give such notice.

4.9            Replacement of Lenders. If any Lender or Letter of Credit Issuer (a) requests compensation under this Section 4, (b) becomes a Defaulting Lender or (c) does not provide its consent to an amendment, modification or waiver that requires the consent of each Lender or Letter of Credit Issuer or each affected Lender or Letter of Credit Issuer, as applicable, and such amendment, modification or waiver receives the consent of the Required Lenders, then, if there is no Event of Default, the Borrowers may, at their sole expense and effort, upon notice to such Lender or Letter of Credit Issuer and the Administrative Agent, require such Lender or Letter of Credit Issuer to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.11 hereof), all of its interests, rights and obligations under this Credit Agreement and the related Loan Documents or Letters of Credit to an Eligible Assignee who agrees to assume such obligations; provided that:

(a)            such Lender or Letter of Credit Issuer shall have received payment of an amount equal to the outstanding principal of its Loans or Letters of Credit accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under this Section 4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(b)            in the case of any such assignment resulting from a claim for compensation under this Section 4, such assignment will result in a reduction in such compensation or payments thereafter;

(c)            such assignment does not conflict with applicable Law; and

(d)            a Lender or Letter of Credit Issuer shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or Letter of Credit Issuer or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

4.10            Benchmark Replacement Setting.

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event, as applicable, and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then if a Benchmark Replacement is determined in accordance with the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b)            Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrowers, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document (other than as provided in the definition of Benchmark Replacement Conforming Changes), any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly (and in any event within five (5) Business Days) notify the Borrowers and the Lenders of (i) the occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.10(d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.10, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.10.

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, and until the conclusion of such Benchmark Unavailability Period, (i) the applicable Borrowers may revoke any pending Request for Borrowing of, Conversion to or Continuation of any affected Loans to be made, Converted or Continued during such Benchmark Unavailability Period and, failing that, the applicable Borrowers will be deemed to have converted any such request as set forth in Section 4.4 hereof, and (ii) any outstanding affected Loans will be Converted as set forth in Section 4.4 hereof, if not prepaid by the applicable Borrower. During a Benchmark Unavailability Period or at any time that the relevant tenor for the applicable then-current Benchmark is not an Available Tenor, the component of the Reference Rate based upon such then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Reference Rate.

Section 5.               SECURITY

5.1            Liens and Security Interest.

(a)            Investor Commitment and Investor Demand Notices. Subject to the terms of the applicable Collateral Documents:

(i)            Each Borrower pursuant to the applicable Borrower Security Agreement, to the extent of its respective interest, shall grant to the Administrative Agent for the benefit of the Secured Parties, to secure the payment and performance, on a joint and several basis, of the obligations of such Borrower and each other Borrower, a security interest and Lien in and to all of the collateral described therein (by way of pledge, mortgage, charge or as applicable, assignment by way of security), whether now owned or hereafter acquired or arising, including: (A) the rights of such Borrower under the Corporate Document of such Borrower to issue Investor Demand Notices for Investor Contributions to such Borrower, the rights of such Borrower to receive Investor Contributions with respect to the Unused Commitments of its Investors and the rights of such Borrower to receive any other amounts from its Investors that are the subject of a Pending Demand Notice, (B) such Borrower rights under the Corporate Document of such Borrower, any applicable Side Letters and the Subscription Agreements of such Borrower to enforce payment of Investor Contributions with respect to the Unused Commitments of its Investors or payment of any other amounts that are the subject of a Pending Demand Notice, in each case, duly called in accordance with the terms of the applicable Corporate Document, (C) all of such Borrower’s rights, titles, interests and privileges under such Borrower’s Corporate Document, any applicable Side Letters and the Subscription Agreements in and to the Unused Commitments of its Investors, Investor Contributions relating thereto and any other amounts that are the subject of a Pending Demand Notice, and (D) any proceeds of the foregoing; in each case of clauses (A), (B) and (C) above, for purposes of repaying the Obligations of such Borrower and the other Borrowers; and

(ii) For the avoidance of doubt, no security interest in or Lien on the Investments or the Capital Account (each as defined in the applicable Corporate Document), the partnership interest or the limited liability company interest of any Investor in any Borrower will be created or granted by any Collateral Document.

(b) Collateral Accounts. Subject to the terms of the applicable Collateral Documents, as additional collateral, to further secure the payment and performance, on a joint and several basis, of the obligations of the Borrowers, for the benefit of the Secured Parties, the Initial Borrower and any other applicable Borrower shall execute a Collateral Account Pledge with respect to its Collateral Account satisfactory to the Administrative Agent in its reasonable discretion, which Collateral Account Pledge shall pledge and assign to the Administrative Agent, for the benefit of the Secured Parties, its Collateral Account and all amounts credited thereto as more fully described in such Borrower’s Collateral Account Pledge.

(c)            Reliance. Each Borrower agrees that the Administrative Agent and each Lender has entered into this Credit Agreement, extended credit hereunder and at the time of each Loan, shall make such Loan in reasonable reliance on the obligations of the Investors to fund their respective Unused Commitments as shown in their Subscription Agreements delivered in connection herewith, and accordingly, during the continuance of an Event of Default, subject to the limitations in Section 10.2 hereof, such Unused Commitments may be enforced in the name of the relevant Credit Party by the Administrative Agent, on behalf of the Lenders, pursuant to the terms of the Loan Documents, directly against the Investors without further action by any Credit Party and notwithstanding any compromise of any such Unused Commitment by any Credit Party; provided that in no event shall any Investor be required to fund Investor Contributions to any Person other than the applicable Credit Party (it being understood that each Investor shall be required to fund Investor Contributions to the applicable Collateral Account).

The collateral security set forth in subsections (a) and (b) of this Section 5.1 shall be collectively referred to herein as the “Collateral”. The security agreements, assignments, collateral assignments and any other documents, notices and instruments from time to time executed and delivered pursuant to this Credit Agreement to grant a security interest in the Collateral, including without limitation the Borrower Security Agreements, the Collateral Account Pledges, the Depository Acknowledgements and any documents or instruments amending or supplementing the same, shall be collectively referred to herein as the “Collateral Documents.” The Collateral provided by each Borrower shall secure the obligations of all Borrowers or any Qualified Borrower pursuant to a Borrower Guaranty.

5.2            The Collateral Accounts; Investor Demand Notices.

(a)            The Collateral Accounts. In order to secure further the payment and the performance of the Obligations, (A) the Initial Borrower shall (1) with respect to the Initial Borrower, require that all of the applicable Investors wire transfer to the applicable Collateral Account all monies or sums paid or to be paid by such Investors to the capital of such Borrower as Investor Contributions as and when Investor Contributions are called pursuant to Investor Demand Notices and (2) deposit all of its Investor Contributions received directly by it (including, for the avoidance of doubt, any Investor Contributions deposited into any account of the Initial Borrower other than the applicable Collateral Account) into such applicable Collateral Account; and (B) any Borrower (other than the Initial Borrower or a Qualified Borrower) shall (1) require that all of its Investors wire transfer to its Collateral Account all monies or sums paid or to be paid by such Investors to the capital of such Borrower, as Investor Contributions as and when Investor Contributions are called pursuant to Investor Demand Notices and (2) deposit all of its Investor Contributions received directly by it (including, for the avoidance of doubt, any Investor Contributions deposited into any account of such Borrower other than the applicable Collateral Account) into such Collateral Account. Each Collateral Account shall be subject to a Depository Acknowledgement.

(b)            Use of the Collateral Accounts. The Credit Parties may withdraw funds from the Collateral Accounts only in compliance with Section 9.12 hereof. During the existence of the conditions specified in clauses (i) through (iv) of Section 9.12 hereof, no Credit Party shall have any right to withdraw funds from any Collateral Account, except as described in Section 9.12 hereof.

(c)            Investor Demand Notices. In order that the Administrative Agent and Lenders may monitor the Collateral, no Borrower shall issue any Investor Demand Notice or otherwise request, notify, or demand that any Investor fund any Investor Demand Notice without sending a copy thereof to the Administrative Agent promptly following delivery of such Investor Demand Notice to the Investors. The Borrowers hereby grant an irrevocable power of attorney (which power is given by way of security to secure the performance of their obligations owed herein) to the Administrative Agent in the name of the Borrowers upon the occurrence and during the continuation of an Event of Default (but subject to the final paragraph of Section 10.2 hereof), to issue all Investor Demand Notices. During the continuation of an Event of Default, except as otherwise provided in the final paragraph of Section 10.2 hereof, no Borrower shall issue any Investor Demand Notice other than at the direction of the Administrative Agent. Each Borrower shall promptly deliver to the Administrative Agent any notice to its Investors to amend, delay or rescind any Investor Demand Notice at any time prior to the payment due date thereof.

(d)            No Liability of Administrative Agent or Lenders. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that neither the Administrative Agent nor the Lenders undertake any duties, responsibilities, or liabilities with respect to the Investor Demand Notices issued by the applicable Borrower. Neither the Administrative Agent nor the Lenders shall be required to refer to the Corporate Documents, the Collateral Account Pledges or the Subscription Agreements, or take any other action with respect to any other matter that might arise in connection with the foregoing. Neither the Administrative Agent nor the Lenders have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of any Credit Party or any of the Investors. Neither the Administrative Agent nor any Lender has any duty to inquire into the use, purpose, or reasons for the making of any Investor Demand Notice or the investment or use of the proceeds thereof.

(e)            Investor Demand Notices; Investor Demand Notices by Administrative Agent. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent shall have the right, at any time during the continuation of such Event of Default, to direct a Borrower to withdraw funds from the applicable Collateral Account, for the purpose of paying amounts not paid when due from such Borrower or any other Borrower hereunder or under any other Loan Document (after the passage of any applicable grace period); provided that promptly after any disbursement of funds from any such account to the Lenders, as contemplated in this Section 5.2(e), the Administrative Agent shall deliver a written notice of such disbursement to the Borrowers. Subject to the final paragraph of Section 10.2 hereof, the Administrative Agent, on behalf of the Lenders, is hereby authorized, in the name of each Borrower, at any time or from time to time during the existence of an Event of Default, to issue one or more Investor Demand Notices in order to pay the Obligations of such Borrower or any other Borrower. With or without such general notification, when an Event of Default exists, Administrative Agent, on behalf of the Lenders may, subject to Section 10.2 hereof: (i) initiate one or more Investor Demand Notices to the Investors of a Borrower in accordance with the applicable Corporate Document in order to pay the Loans, the Letter of Credit Liability or other Obligations, in each case then due and owing by such Borrower or any other Borrower, or both; (ii) take or bring in the Borrowers’ name, all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect possession or collection of payments of the Investor Contributions with respect to the Unused Commitments which are called to repay the Obligations of such Borrower or of any other Borrower; (iii) complete any contract or agreement of the applicable Borrower to enforce payment to such Borrower of Investor Demand Notices with respect to the Unused Commitments pursuant to Investor Demand Notices duly delivered in accordance with the applicable Corporate Document to repay the Obligations of such Borrower or of any other Borrower; (iv) compromise any claims related to the payment of Investor Contributions with respect to the Unused Commitments which are called to repay the Obligations; or (v) exercise any other right, privilege, power, or remedy provided to the applicable Borrower under its Constituent Documents, Side Letters and the Subscription Agreement, as applicable, with respect to the payment of Investor Contributions with respect to the Unused Commitments which are called to repay the Obligations of such Borrower or of any other Borrower. The Administrative Agent, on behalf of the Lenders, is hereby granted an irrevocable power of attorney (which power is coupled with an interest and given by way of security to secure the performance of the obligations of each Borrower owed herein) by each Borrower to carry out the aforementioned acts and to exercise the aforementioned powers during the continuance of an Event of Default. Regardless of any provision hereof, in the absence of gross negligence or willful misconduct by the Administrative Agent or the Lenders, neither the Administrative Agent nor the Lenders shall be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Investor Demand Notices or the Unused Commitments or sums due or paid thereon, nor shall they be under any obligation whatsoever to anyone by virtue of the security interests and Liens relating to the Collateral, subject to the Internal Revenue Code. The Administrative Agent shall give the Borrowers notice of actions taken pursuant to this Section 5.2(e) concurrently with, or promptly after, the taking of such action, but its failure to give such notice shall not affect the validity of such action, nor shall such failure give rise to defenses to the Borrowers’ obligations hereunder.

(f)            Additional Action by the Administrative Agent. During the existence of an Event of Default, issuance by the Administrative Agent on behalf of the Lenders of a receipt to any Person obligated to pay any Investor Contribution for the purposes of repaying the Obligations shall be a full and complete release, discharge, and acquittance to such Person to the extent of any amount so paid to the applicable Collateral Account for the direct or indirect, by way of collateral assignment, benefit of the applicable Secured Parties. In furtherance of the foregoing, the Administrative Agent, on behalf of the Lenders, is hereby authorized and empowered, during the existence of an Event of Default, on behalf of each Borrower, to endorse the name of each such Borrower upon any check, draft, instrument, receipt, instruction, or other document or items, including, but not limited to, all items evidencing payment upon an Investor Contribution of any Person to such Borrower coming into the Administrative Agent’s possession, and to receive and apply the proceeds therefrom in accordance with the terms hereof. The Administrative Agent, on behalf of the Lenders, is hereby granted an irrevocable power of attorney, which is coupled with an interest, to execute all checks, drafts, receipts, instruments, instructions, or other documents, agreements, or items on behalf of each Borrower either before or after demand of payment of the Obligations but only during the existence of an Event of Default, as shall be deemed by the Administrative Agent to be necessary or advisable, in the sole discretion, reasonably exercised, of the Administrative Agent, to protect the security interests and Liens in (and priority thereof) the Investor Commitments for the repayment of the Obligations secured thereby, and neither the Administrative Agent nor the Lenders, in the absence of gross negligence and willful misconduct, shall incur any liability in connection with or arising from its exercise of such power of attorney. Notwithstanding anything to the contrary herein or in any other Loan Document, in no event shall the Administrative Agent (or any Lender) be permitted to require any Investor to fund its Investor Contributions other than to the applicable Collateral Account.

The application by the Lenders of such funds shall, unless the Administrative Agent shall agree otherwise in writing, be the same as set forth in Section 3.4 hereof. Each Borrower acknowledges that all funds so transferred into the applicable Collateral Account shall be the property of such Borrower subject to the security interest of the Administrative Agent therein for the Obligations secured thereby.

(g)            No Representations. Neither the Administrative Agent nor the Lenders shall be deemed to make at any time any representation or warranty as to the validity of any Investor Demand Notice nor shall the Administrative Agent or the Lenders be accountable for any Credit Party’s use of the proceeds of any Investor Contribution.

5.3            Lender Offset. In addition to the rights granted to the Administrative Agent and the Lenders under Section 5.2 hereof, each Borrower hereby grants to each Lender a right of offset, to secure repayment of the Obligations of such Borrower or any other Borrower, upon any and all monies, securities, or other property of such Borrower and the proceeds therefrom, now or hereafter held or received by or in transit to the Lenders, from or for the account of such Borrower, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of such Borrower and any and all claims of such Borrower, against the Lenders at any time existing. The Lenders are hereby authorized at any time and from time to time during the existence of an Event of Default, without notice to the applicable Borrower, to offset, appropriate, apply, and enforce such right of offset against any and all items referred to above against the Obligations of such Borrower or any other Borrower. Each Borrower shall be deemed directly indebted to the Lenders in the full amount of its Obligations, and the Lenders shall be entitled to exercise the rights of offset provided for above. The rights of the Lenders under this Section 5.3 are subject to Section 12.2 hereof. The Administrative Agent, and the Lenders, as applicable, shall give the Borrowers prompt notice of any action taken pursuant to this Section 5.3, but failure to give such notice shall not affect the validity of such action or give rise to any defense in favor of the Borrowers with respect to such action.

5.4            Agreement to Deliver Additional Collateral Documents. Each Borrower that is added pursuant to Section 9.5(e) hereof shall deliver such security agreements, financing statements, financing change statements, assignments, notices and other acknowledgments and other collateral documents (all of which security agreements shall be deemed part of the Collateral Documents), in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent acting on behalf of the Lenders may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of the Lenders, security interests in the Collateral with respect to which the Borrowers are granting a security interest to the Administrative Agent, together with other assurances of the enforceability of the Lenders’ Liens and assurances of due recording and documentation of the Collateral Documents or copies thereof, as the Administrative Agent may reasonably require to avoid material impairment of the Liens and security interests (or the priority thereof) granted or purported to be granted pursuant to this Section 5.

5.5            Subordination. During the occurrence and continuation of an Event of Default, unless required by applicable Law, if there are any Obligations outstanding under the Credit Facility, no Credit Party shall make any payments or advances of any kind, directly or indirectly, on any debts and liabilities to any other Credit Party or Investor (unless permitted by Section 9.10) whether now existing or hereafter arising and whether direct, indirect, several, joint and several, or otherwise, and howsoever evidenced or created (collectively, the “Other Claims”). All Other Claims, together with all Liens, security interests, and all other encumbrances or charges on assets securing the payment of all or any portion of the Other Claims shall at all times during the continuance of an Event of Default, if there are any Obligations outstanding under the Credit Facility, be subordinated to and inferior in right and in payment to the Obligations and all Liens, security interests, and all other encumbrances or charges on assets securing all or any portion of the Obligations, and the Credit Parties agree to take any actions reasonably requested by the Administrative Agent as are necessary to provide for such subordination between it and any other Credit Party, inter se, including but not limited to including provisions for such subordination in the documents evidencing the Other Claims. Notwithstanding the foregoing, there shall be no restriction or limitation on the right of any Management Company (or Affiliate of any thereof) to receive management or other fees (including incentive management fees) payable to any Management Company (or such Affiliate) under or pursuant to the Corporate Documents or the applicable Constituent Documents, except as set forth in Section 9.10 hereof.

Section 6.               CONDITIONS PRECEDENT TO LENDING.

6.1            Obligations of the Lenders. The obligations of the Lenders to advance the initial Borrowing hereunder or cause the issuance of the initial Letters of Credit hereunder shall become effective on the Closing Date, subject to the Administrative Agent’s receipt of the following (which, unless otherwise consented to in writing by the Administrative Agent, shall be received within one (1) Business Day of the date hereof):

(a)            Credit Agreement. This Credit Agreement, duly executed and delivered by the Initial Borrower;

(b)            Notes. The Notes, duly executed and delivered by the Initial Borrower to each requesting Lender in accordance with Section 3.1 hereof;

(c)            Security Agreements. The Borrower Security Agreement, duly executed and delivered by the Initial Borrower;

(d)            Collateral Accounts.

(i)            Evidence reasonably acceptable to the Administrative Agent that each of the Collateral Accounts has been established at the applicable Depository;

(ii)            The Collateral Account Pledges, duly executed and delivered by each applicable Credit Party; and

(iii)            The Depository Acknowledgement, duly executed and delivered by each applicable Credit Party, the Administrative Agent and the applicable Depository, as depository;

(e)            Financing Statements.

(i)            Searches of UCC filings (or their equivalent) in each jurisdiction where a filing would need to be made in order to perfect the Secured Parties’ first priority security interest (subject to any Permitted Liens) in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens (other than Permitted Liens) exist on the Collateral, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all security interests and other rights of any Person in any Collateral previously granted;

(ii)            UCC financing statements satisfactory to the Administrative Agent with respect to the Collateral in the Administrative Agent’s sole discretion, to perfect the Secured Parties’ first priority security interest (subject to any Permitted Liens) in the Collateral;

(f)            Responsible Officer Certificates. A certificate from a Responsible Officer of each then existing Credit Party, substantially in the form of Exhibit L hereto;

(g)            Initial Borrower’s Constituent Documents. True and complete copies of the Constituent Documents of Initial Borrower, in each case as in effect on the Closing Date, and together with certificates of existence or good standing (or other similar instruments) of Initial Borrower, in each case satisfactory to the Administrative Agent in its sole discretion;

(h)            Authority Documents. Certified copies of resolutions of each applicable Credit Party authorizing the entry into the transactions contemplated herein and in the other Loan Documents to which such Credit Party is a party;

(i)            Incumbency Certificate. A signed certificate of a Responsible Officer of each Credit Party who shall certify the names of the Persons authorized, on the Closing Date, to sign each of the Loan Documents and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of such Credit Party, together with the true signatures of each such Person. The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(j)            Opinions. A favorable opinion or opinions of (i) Haynes and Boone, LLP, New York counsel to the Credit Parties, and (ii) Rosenberg Martin Greenberg, LLP, Maryland counsel to the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, dated as of the Closing Date;

(k)            Investor Documents. (i) A copy of each Investor’s duly executed Subscription Agreement and Side Letter (if applicable) (except that the Lenders, in their sole discretion, shall have the authority to waive the requirement for the delivery of a Subscription Agreement); (ii) if applicable, evidence of any guaranty of such Investor’s Credit Provider; and (iii) a copy of any power of attorney or opinion delivered by an Investor pursuant to the definition of “Included Investor” herein;

(l)            Fees; Costs and Expenses. Payment of all fees and other amounts due and payable on or prior to the date hereof, including pursuant to the Fee Letter, and, to the extent invoiced at least two (2) Business Days prior to the date hereof, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by the Borrowers hereunder, including the reasonable fees and disbursements invoiced through the date hereof of the Administrative Agent’s special counsel, Mayer Brown LLP, which may be deducted from the proceeds of such initial Borrowing; and

(m)            ERISA Status. With respect to Initial Borrower, either (i) a copy of a favorable opinion of counsel to such Borrower addressed to the Administrative Agent and Lenders (or a copy of such opinion addressed to such Borrower or such Borrower’s Investors, together with a reliance letter from the issuer of such opinion specifying that the Administrative Agent and the Lenders are permitted to rely on such opinion as if such opinion had been addressed to them) reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Borrower as an Operating Company or (ii) a certificate signed by a Responsible Officer of such Borrower, reasonably acceptable to the Administrative Agent and its counsel, certifying that the underlying assets of such Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Borrower is held by “benefit plan investors” with the meaning of Section 3(42) of ERISA (as calculated in accordance with the Plan Asset Regulations).

6.2            Conditions to all Loans and Letters of Credit. The obligation of the Lenders to advance each Borrowing (including without limitation the initial Borrowing) or to cause the issuance of Letters of Credit (including, without limitation, the initial Letter of Credit) hereunder is subject to the conditions precedent that:

(a)            Representations and Warranties. The representations and warranties (other than those in Section 7.8 hereof, which shall be replaced with the condition in Section 6.2(b) below) set forth herein and in the other Loan Documents are true and correct in all material respects on and as of the date of the advance of such Borrowing or issuance of such Letter of Credit, with the same force and effect as if made on and as of such date (except to the extent of changes in facts or circumstances that have been disclosed to the Administrative Agent and do not constitute an Event of Default or a Potential Default or to the extent such representations and warranties relate to an earlier or other specific date);

(b)            No Default. No event shall have occurred and be continuing, or would result from the Borrowing or the issuance of the Letter of Credit, which constitutes an Event of Default or a Potential Default; and

(c)            Request for Borrowing. The Administrative Agent shall have received a Request for Borrowing or Request for Letter of Credit, as applicable; and

(d)            Application. In the case of a Letter of Credit, the Letter of Credit Issuer shall have received an Application for Letter of Credit executed by the applicable Borrower.

(e)            Compliance Certificate. The Administrative Agent shall have received a compliance certificate, substantially in the form of Exhibit R hereto (the “Compliance Certificate”).

6.3            Conditions to Qualified Borrower Loans and Letters of Credit. The obligation of the Lenders to advance a Borrowing to a Qualified Borrower or cause the issuance of a Letter of Credit for the account of a is subject to the conditions that, on or prior to the first such credit extension to such Qualified Borrower:

(a)            Qualified Borrower Promissory Note. The Administrative Agent shall have received a duly executed Qualified Borrower Promissory Note or Qualified Borrower Letter of Credit Note, complying with the terms and provisions hereof;

(b)            Authorizations of Qualified Borrower. The Administrative Agent shall have received from the Qualified Borrower appropriate evidence of the authorization of the Qualified Borrower approving the execution, delivery and performance of the Qualified Borrower Promissory Note or the Qualified Borrower Letter of Credit Note, duly adopted by the Qualified Borrower, as required by law or agreement, and accompanied by a certificate of an authorized Person of such Qualified Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(c)            Incumbency Certificate. The Administrative Agent shall have received from the Qualified Borrower a signed certificate of the appropriate Person of the Qualified Borrower which shall certify the names of the Persons authorized to sign the Qualified Borrower Promissory Note and the other documents or certificates to be delivered pursuant to the terms hereof by such Qualified Borrower, together with the true signatures of each such Person;

(d)            The Borrower Guaranty. The Administrative Agent shall have received from the applicable Borrower a duly executed Borrower Guaranty complying with the terms and provisions hereof;

(e)            Opinion of Counsel to Qualified Borrower. The Administrative Agent shall have received a favorable opinion of counsel for the Qualified Borrower, in form and substance reasonably satisfactory to the Administrative Agent and addressed to the Administrative Agent for the benefit of the Lenders;

(f)            Opinion of Counsel to the applicable Borrower. The Administrative Agent shall have received a favorable opinion of counsel for the applicable Borrower, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and addressed to the Administrative Agent for the benefit of the Lenders, that the subject Borrower Guaranty: (i) has been duly authorized, executed and delivered by such Borrower, and (ii) is a valid and binding obligation and agreement of such Borrower, enforceable in accordance with its terms, except to the extent that it may be limited by bankruptcy, insolvency, moratorium and other laws affecting creditors’ rights generally, and by general equitable principles (whether considered in a proceeding in equity or at law). The applicable Borrower hereby directs such counsel to prepare and deliver such legal opinion to the Administrative Agent for the benefit of the Lenders;

(g)            “Know Your Customer” Information and Documents. Unless otherwise consented to in writing by the Administrative Agent, (i) true and complete copies of the Constituent Documents of the Qualified Borrower, (ii) the name and address of each Person that has an ownership interest in the Qualified Borrower and the percentage of the Qualified Borrower owned by such Person, (iii) the name of each director of the Qualified Borrower, (iv) to the extent available, the most recent audited financial statements for the Qualified Borrower or the most recent audited annual report of the Qualified Borrower, and (v) at least five (5) days prior to the first such credit extension to the Qualified Borrower, if such Qualified Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Qualified Borrower shall deliver a Beneficial Ownership Certification in relation to such Qualified Borrower;

(h)            ERISA Status. With respect to each Qualified Borrower, either (i) a copy of a favorable opinion of counsel to such Qualified Borrower addressed to the Administrative Agent and Lenders, (or a copy of such opinion addressed to the Qualified Borrower or the Qualified Borrower’s Investors, together with a reliance letter from the issuer of such opinion specifying that the Administrative Agent and the Lenders are permitted to rely on such opinion as if such opinion had been addressed to them) reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Qualified Borrower as an Operating Company or (ii) a certificate signed by a Responsible Officer of such Qualified Borrower, reasonably acceptable to the Administrative Agent and its counsel, certifying that the underlying assets of such Qualified Borrower do not constitute Plan Assets because less than 25 percent of the total value of each class of equity interests in such Qualified Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA (as calculated in accordance with the Plan Asset Regulations);

(i)            Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Borrower on or prior to the date of such Borrowing or issuance of a Letter of Credit and, to the extent invoiced at least two (2) Business Days prior to the required payment date, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by any Credit Party hereunder, including but not limited to legal fees; and

(j)            Additional Information. The Administrative Agent shall have received such other information and documents as may reasonably be required by the Administrative Agent and its counsel.

Section 7.               REPRESENTATIONS AND WARRANTIES

To induce the Lenders to make the Loans and cause the issuance of Letters of Credit hereunder, each Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

7.1            Organization and Good Standing. Each Credit Party is duly incorporated, formed or registered, validly existing and, except where such failure would not result in a Material Adverse Effect, in good standing under the laws of its jurisdiction of incorporation, formation or registration, each has the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and each Credit Party, except where such failure would not result in a Material Adverse Effect, is qualified to do business in every jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification.

7.2            Authorization and Power. Each Credit Party has the requisite power and authority to execute, deliver and perform its obligations under this Credit Agreement, the Notes, the applicable Corporate Document, any applicable Constituent Documents, the Subscription Agreements, any Side Letters and each of the other Loan Documents to be executed by it, as the case may be; each Credit Party is duly authorized to, and has taken all action necessary to authorize it to, execute, deliver and perform its obligations under this Credit Agreement, the Notes, the applicable Corporate Documents, the applicable Constituent Documents, the Subscription Agreements, any Side Letters and each of the other Loan Documents to which it is a party.

7.3            No Conflicts or Consents. None of the execution and delivery of this Credit Agreement or the other Loan Documents to which it is a party, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict, in any material respect, with any provision of Law to which each Credit Party is subject or any material judgment, license, order or permit applicable to such Credit Party or any material indenture, mortgage, deed of trust or other material agreement or instrument (including such Credit Party’s Constituent Documents and Corporate Documents) to which such Credit Party is a party or by which such Credit Party may be bound, or to which such Credit Party may be subject. No material consent, approval, authorization or order of any court or Governmental Authority or third party is required in connection with the execution and delivery by any Credit Party of the Loan Documents to which it is a party or to consummate the transactions contemplated hereby or thereby, except (a) the consents, approvals, authorizations, filings and notices that have been obtained or made and are in full force and effect and (b) the filings and regulations referred to in Section 6.1(g) hereof.

7.4            Enforceable Obligations. This Credit Agreement, the Notes and the other Loan Documents to which each Credit Party is a party are the legal and binding obligations of such Credit Party, enforceable against it in accordance with their respective terms, subject to Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law).

7.5            Priority of Liens. The Collateral Documents to which it is a party create, as security for the Obligations of the Borrowers with respect to the Obligations, valid and enforceable security interests in and Liens on all of the Collateral in which the applicable Credit Party has any right, title or interest, in favor of the Administrative Agent for the benefit of the Secured Parties, and such Liens are prior to all other Liens on the Collateral (other than Permitted Liens), except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law). Such security interests in and Liens on the Collateral in which the applicable Credit Party has any right, title or interest shall (subject to Permitted Liens), be superior to and prior to the rights of all third parties in such Collateral, and, other than in connection with any future change in Law or in the applicable Credit Party’s name, identity or structure, or its jurisdiction of organization, incorporation or registration, as the case may be, no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements, financing change statements or their equivalent in accordance with applicable Law. Each Lien referred to in this Section 7.5 is and shall be the sole and exclusive Lien (other than Permitted Liens) on the Collateral in which the applicable Credit Party has any right, title or interest.

7.6            Financial Condition. Each Borrower has delivered to the Administrative Agent the most recently available copies of the financial statements and reports required pursuant to Section 8.1(a) hereof, if any, together with the Compliance Certificate required to be delivered under Section 8.1(b) hereof and such financial statements fairly present, in all material respects, the financial condition of the Borrowers as of the date of such financial statements and have been prepared in accordance with Generally Accepted Accounting Principles, except as provided therein.

7.7            Full Disclosure. There is no fact that such Borrower has not disclosed to the Administrative Agent in writing which could reasonably be expected to have a Material Adverse Effect. No information heretofore furnished by such Borrower, in connection with this Credit Agreement, the other Loan Documents or any transaction contemplated hereby (or, to the extent such information was provided to a Borrower by an Investor, to the knowledge of such Borrower) contains any untrue statement of material fact that could reasonably be expected to result in a Material Adverse Effect.

7.8            No Default. No event has occurred and is continuing which constitutes an Event of Default or a Potential Default.

7.9            No Litigation. (a) For purposes of this representation and warranty as of the Closing Date, there are no material actions, suits, investigations or legal, equitable, arbitration or administrative proceedings in any court or before any arbitrator or Governmental Authority (“Proceedings”) pending, or to the knowledge of such Borrower threatened in writing, against any Credit Party, other than any such Proceeding that is disclosed in writing by such Borrower to the Administrative Agent before the Closing Date, and (b) for purposes of this representation and warranty as of the date of the advance of any Borrowing, or the issuance of any Letter of Credit, there are no such Proceedings pending, or to the knowledge of such Borrower threatened in writing, against such Credit Party, other than any such Proceeding that would not have a Material Adverse Effect.

7.10            [Reserved].

7.11            Taxes. To the extent that failure to do so would (individually or in the aggregate) result in a Material Adverse Effect, all Tax returns required to be filed by any Credit Party in any jurisdiction have been filed and all Taxes (including mortgage recording Taxes), assessments, fees, and other governmental charges upon such Credit Party or upon any of its properties, income or franchises have been paid prior to the time that such Taxes become delinquent, other than with respect to any Tax, assessment, fee, or other governmental charge that is being contested in good faith. To the knowledge of any Credit Party, there is no proposed Tax assessment against any Credit Party or any basis for such assessment that is material and is not being contested in good faith.

7.12            Principal Office; Jurisdiction of Formation. As of the Closing Date, (a) each of the principal office, chief executive office and principal place of business of each Credit Party is listed on Schedule I hereto, and such Credit Party has maintained such principal office, chief executive office and principal place of business at such location since its formation; and (b) the jurisdiction of incorporation or formation of each of Credit Party is listed on Schedule I hereto, and no Credit Party is organized under the laws of any other jurisdiction. After the Closing Date, (i) the principal office, chief executive office and principal place of business of each Credit Party and the jurisdiction of formation of each Credit Party is as set forth on Schedule I (including any updated Schedule I provided to the Administrative Agent for any Credit Parties which have changed their principal office, chief executive office and principal place of business).

7.13            ERISA. Assuming that no portion of the assets used by any Lender in connection with the transactions contemplated under the Loan Documents constitutes Plan Assets, the execution, delivery and performance of this Credit Agreement and the other Loan Documents by each Credit Party which is a party hereto and thereto, and the borrowing and repayment of amounts under this Credit Agreement by the Borrowers, do not constitute a non-exempt “prohibited transaction” under Section 406(a) of ERISA or Section 4975(c)(1)(A) - (D) of the Internal Revenue Code that would subject any Lender to a tax or penalty on non-exempt prohibited transactions under Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. No Credit Party or Controlled Group member maintains, sponsors, contributes to, has an obligation to contribute to, or has any liability under Title IV of ERISA or Section 412 of the Internal Revenue Code, with respect to any Plan which singularly or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

7.14            Compliance with Law. Such Credit Party is in compliance with all Laws (including but not limited to the Investment Company Act), rules, regulations, orders, and decrees which are applicable to it or its properties, except where non-compliance would not be reasonably likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, each Borrower will conduct its business and other activities in compliance in all material respects with the provisions of the Investment Company Act and any applicable rules, regulations or orders issued by the Securities and Exchange Commission thereunder.

7.15            Status of RIC and BDC. The Initial Borrower shall at all times, subject to applicable grace periods set forth in the Code, maintain its status as a “business development company” under the Investment Company Act and, to the extent any Borrower is treated as a RIC in a taxable year, such Borrower shall use commercially reasonable efforts to comply with the requirements to maintain its status as a RIC set forth in the Code.

7.16            [Reserved].

7.17            Investor Commitments and Contributions. The names of all of the Investors in such Borrower are set forth on Exhibit A hereto and incorporated herein by reference (or on a revised Exhibit A delivered to the Administrative Agent in accordance with Section 9.5(c) hereof or as set forth in any applicable Request for Borrowing or Request for Letter of Credit). As of the date hereof (or as of the date on which any revised Exhibit A is delivered), the Investor Commitment of each Investor is set forth on Exhibit A (or on such revised Exhibit A). No Investor Demand Notices have been delivered to any Investors other than any that have been disclosed, or will be disclosed pursuant to Section 5.2(c) hereof, in writing to the Administrative Agent. The applicable Subscription Agreement (and any related Side Letter) and the applicable Corporate Document set forth each Investor’s entire agreement regarding its Investor Commitment. The aggregate amount of the Investor Commitments of the Investors and the aggregate Unused Commitment that could be subject to an Investor Demand Notice is set forth on Exhibit A hereto (or any such revised Exhibit A). Each Side Letter for the Investors as set forth on Exhibit A hereto (as Exhibit A may be amended from time to time hereto) has been provided to the Administrative Agent on or prior to the Closing Date or the date such Investor first becomes an Included Investor hereunder.

7.18            Fiscal Year. The fiscal year of each Borrower is the calendar year, or in the case of the first and last fiscal years of the Borrowers, the fraction thereof commencing on the effective date for such Borrower or ending on the date on which winding up of the Borrowers is completed, as the case may be.

7.19            Closing Date. The “Initial Closing Date” (as defined in the Initial Borrower’s Corporate Document) was September 16, 2022.

7.20            Margin Stock. Neither the execution and delivery by the Credit Parties of the Loan Documents nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by the Credit Parties will or will cause any Lender to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System applicable to Margin Stock or to violate Section 7 of the Securities Exchange Act, in each case as now in effect or as the same may hereafter be in effect.

7.21            Investment Company Act.

(a)            Status as Business Development Company. The Borrower is an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act. No Credit Party is a person of which the Lender, or any “affiliated person” of the Lender, is an “affiliated person” (as defined in Section 2(a)(3) of the Investment Company Act); is a person with respect to which the Lender or any “affiliated person” of the Lender, has acted in the capacity of “principal underwriter” or “promoter” (as those terms are defined in Investment Company Act Sections 2(a)(20) and (30)); or is an Indirect Fund. The Borrower is not subject to any statute, rule, regulation or organizational or offering document which prohibits or limits the incurrence of Indebtedness under the Loan Documents, except for the limitations set forth in the Investment Company Act, state securities laws to the extent applicable, the Corporate Documents and the Constituent Documents of the Credit Parties. The Borrower has not issued any of its securities in violation of any Applicable Law.

(b)            Compliance with Investment Company Act. The business and other activities of the Borrower and its Subsidiaries, including the making of the Loans hereunder, the application of the proceeds and repayment thereof by the Borrower and the consummation of the Transactions contemplated by the Loan Documents do not result in a violation or breach in any material respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder, in each case that are applicable to the Borrower and its Subsidiaries.

7.22            No Defenses. Such Borrower has no actual knowledge of a default or circumstance which with the passage of time and/or giving of notice would constitute a default under the applicable Corporate Document or the Subscription Agreements which would constitute a defense to the obligations of the Investors to make Investor Contributions with respect to the applicable Unused Commitment to a Borrower in accordance with the Subscription Agreements or the Corporate Documents, and has no knowledge of any claims of offset or any other claims of the Investors against any Borrower thereof which would or could reasonably be expected to diminish or adversely affect the obligations of the Investors to make Investor Contributions and fund Investor Demand Notices to a Borrower or in accordance with the Subscription Agreements (and any related Side Letters) or the Corporate Documents, other than that which has been disclosed in writing by such Credit Party to the Administrative Agent.

7.23            [Reserved].

7.24            Foreign Asset Control Laws. The Management Company and such Credit Party maintains policies and procedures reasonably designed to ensure compliance by each Credit Party and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and such Credit Party and, to the knowledge of such Credit Party, its officers, employees and directors are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Credit Parties or (ii) to the knowledge of such Credit Parties, their respective directors, officers or employees that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. None of the Credit Parties (a) are located, incorporated, formed, organized, or resident in a Sanctioned Country, (b) have any business affiliation or commercial dealings with, or investments in, any Sanctioned Country or Sanctioned Person, except to the extent that such business affiliations, commercial dealings, or investments do not cause any Lender or Credit Party to violate any Sanctions, or (c) to the knowledge of such Credit Parties, are the subject of any action or investigation under any Sanctions or Anti-Corruption Laws.

7.25            [Reserved].

7.26            Parallel Funds. As of the Closing Date, other than as listed on Schedule I and such other Parallel Funds that have executed documentation to join this Credit Facility, no Parallel Funds except for those that have been previously disclosed to the Administrative Agent have been formed pursuant to any or in accordance with any Corporate Document or other Constituent Document of any Credit Party or otherwise.

7.27            Investor Commitments. Other than as disclosed in writing to the Administrative Agent, no Investor has (i) been excused from funding any Investor Contribution, (ii) requested to be permitted to withdraw from any Borrower, (iii) been precluded from participating in any Investment, (iv) elected not to participate in any Investment in accordance with the applicable Corporate Document or Side Letter, or (v) informed a Credit Party of its intent to transfer its interest in the applicable Borrower.

7.28            Plan Assets. With respect to each Borrower with one or more ERISA Investors, the underlying assets of such Borrower do not constitute Plan Assets of any such ERISA Investor.

7.29            Corporate Document Representations. The Credit Facility is a type of financing permissible under each Borrower’s Corporate Document .

Section 8.               AFFIRMATIVE COVENANTS OF THE BORROWERs

So long as the Lenders have any commitment to lend hereunder or to cause the issuance of any Letters of Credit hereunder, and until payment and performance in full of the Obligations (other than Letter of Credit obligations which have been fully cash collateralized and contingent indemnification obligations for which no claim has been made) under this Credit Agreement and the other Loan Documents (other than contingent obligations for which no claim has been made), each Borrower agrees that, without the written consent of the Administrative Agent, based upon the approval of the Required Lenders (unless the approval of the Administrative Agent alone or a different number of the Lenders is expressly permitted below):

8.1            Financial Statements, Reports and Notices. The Borrowers (other than any Qualified Borrower) shall deliver to the Administrative Agent (and the Administrative Agent shall provide to the Lenders promptly upon receipt) the following:

(a)            Financial Reports.

(i)            Annual Reports. Within one hundred twenty (120) days after the end of each Borrower’s fiscal year, a report setting forth, as of the end of such fiscal year, (A) such Borrower’s audited balance sheet and income statement, prepared in accordance with Generally Accepted Accounting Principles, except where determined by the applicable Borrower that such Generally Accepted Accounting Principles would not reflect the activities of business development company, as more particularly provided in the Corporate Document of such Borrower, together with the unqualified opinion of a firm of nationally-recognized independent certified public accountants and (B) such Borrower’s investments during such fiscal year; and

(ii)            Quarterly Reports. No later than sixty (60) days after the end of each of the first three (3) fiscal quarters of each Borrower, or as soon as practical thereafter, starting on the fiscal quarter ending on March 31, 2023, an unaudited report setting forth as of the end of such fiscal quarter, (A) such Borrower’s balance sheet and income statement and (B) such Borrower’s investments during such fiscal quarter;

provided that the financial statements to be delivered in accordance with clauses (a)(i) and (ii) above may be separate or consolidated for the various Borrowers, as determined by the Borrowers.

(b)            Compliance Certificate. As soon as available, but no later than the same date any quarterly financial reports are delivered pursuant to Section 8.1(a)(ii) hereof or any annual audited financial reports are delivered pursuant to Section 8.1(a)(i) hereof, a Compliance Certificate, executed by a Responsible Officer of each Borrower, and (i) stating whether, to such Responsible Officer’s knowledge, any Event of Default or Potential Default has occurred and is continuing; (ii) stating whether such Borrower is in compliance with the Debt Limitations contained in Section 9.11 hereof and containing the calculations evidencing such compliance; (iii) stating that, to such Borrower’s actual knowledge (without any obligation to independently investigate), no Exclusion Event has occurred with respect to any Included Investor or if one has occurred, the nature of such Exclusion Event; and (iv) setting forth: (A) the aggregate Unused Commitments of the Investors and, separately, the individual and aggregate Unused Commitments of the Included Investors of such Borrower; (B) the calculations for the Available Commitment as of the end of such quarter; (C) specifying changes, if any, in the names, or if known to the Borrower, notice information for any Investor of such Borrower; and (D) listing all new and substitute Investors who have not satisfied each of the applicable requirements set forth in Section 9.5(c) hereof, if any;

(c)            Investor Demand Notices. Promptly following the issuance thereof (but in any event, no later than three (3) Business Days following such issuance), a copy of the form of each Investor Demand Notice delivered to the Investors of such Borrower, and no later than three (3) Business Days after such issuance, a Borrowing Base Certificate reflecting updates on account of such Investor Demand Notice;

(d)            Notice of Certain Withdrawals. Promptly, but no later than three (3) Business Days following receipt thereof, copies of any notice of withdrawal by any Investor of such Borrower pursuant to the applicable Corporate Document

(e)            Funding Deficiencies. No later than ten (10) days after becoming aware thereof, notice of any funding deficiencies with respect to any Plan maintained or sponsored by any Credit Party or by any member of its Controlled Group or to which any Credit Party or member of its Controlled Group has an obligation to contribute which would reasonably be expected to result in material non-contingent liability to any Credit Party;

(f)            Investor Capital Return Notices. Promptly following such Borrower returning any funds to its Investors which may be the subject of an Investor Demand Notice, a copy of the form of Investor Capital Return Notices provided to such Investors of such Borrower;

(g)            Loan Proceeds Events. Promptly following knowledge by any Credit Party of any Investor exercising or becoming able to exercise an excuse or exemption right (including without limitation any Investment Exclusion Event) under any applicable Corporate Document, Subscription Agreement or Side Letter with respect to any Investment or any costs or expenses relating or allocable to an Investment, in each case, for which the proceeds of the Loan have been used and promptly, but within two (2) Business Days of providing such notice pursuant to this Section 8.1(g), a revised calculation of the Available Commitment which calculation shall exclude any excused portion of any applicable Investor or Investors’ Unused Commitment that is subject to an Investment Exclusion Event, and promptly (and, to the extent practicable, within two (2) Business Days) following request therefor, such other information relating to such excuse or exemption in reasonable detail as the Administrative Agent may reasonably request;

(h)            Other Reporting. Promptly following the delivery to the Investors of such Borrower, copies of all other financial statements and reports from time to time prepared by such Borrower and furnished to its Investors generally;

(i)            Other Information. Such other information concerning the business, properties, or financial condition of such Borrower as the Administrative Agent shall reasonably request, and which information is not otherwise subject to confidentiality restrictions with third parties; and

(j)            Beneficial Ownership Certification. To the extent that a Borrower was not previously a “legal entity customer” under the Beneficial Ownership Regulation and becomes a “legal entity customer” under the Beneficial Ownership Regulation, such Borrower shall notify the Administrative Agent of such fact and deliver a Beneficial Ownership Certification within five (5) Business Days.

8.2            Payment of Taxes. To the extent that failure to do so would (individually or in the aggregate) result in a Material Adverse Effect, such Borrower will, and will require each Credit Party, to file, or cause to be filed, all Tax returns required to be filed by it in any jurisdiction, and pay all Taxes (including mortgage recording Taxes), assessments, fees, and other governmental charges or levies imposed upon it or upon any of its properties, income or franchises prior to the time that such Taxes become delinquent; provided that no Credit Party shall be required to pay any such Tax, assessment, charge, or levy if and so long as the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate reserves therefor have been established.

8.3            Maintenance of Existence and Rights. Subject to the provisions of the Loan Documents, such Borrower shall preserve and maintain its existence. Such Borrower shall further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority, the failure of which would reasonably be expected to result in a Material Adverse Effect.

8.4            Notice of Default. Such Borrower shall furnish to the Administrative Agent, promptly upon becoming aware (and in no event later than the next Business Day after obtaining actual knowledge) at all times when any Principal Obligations are outstanding, and within ten (10) days, at all times when no Principal Obligations are outstanding, of the existence of any condition or event which constitutes an Event of Default or a Potential Default, a written notice specifying the nature and period of existence thereof and the action which such Borrower is taking or proposes to take with respect thereto. The applicable Borrower shall promptly (but in no event later than three (3) Business Days after obtaining actual knowledge) notify the Administrative Agent in writing upon becoming aware that any Investor has violated or breached any material term of its Corporate Document or its Subscription Agreement.

8.5            Other Notices.

(a)            Prior to or simultaneously with any delivery of a Request for Borrowing or Request for Letter of Credit, the applicable Borrower shall disclose in writing to the Administrative Agent all material Proceedings pending, or to the knowledge of such Borrower, threatened in writing against the Credit Parties which could reasonably be expected to have a Material Adverse Effect.

(b)            The Borrowers shall, promptly upon receipt of knowledge thereof, but in no event later than three (3) Business Days thereafter, notify the Administrative Agent of any of the following events if such event would reasonably be expected to result in a Material Adverse Effect: (i) any change in the financial condition or business of any Credit Party; (ii) any default under any material agreement, contract, or other instrument to which any Credit Party is a party or by which any of its properties are bound, or any acceleration of the maturity of any material Indebtedness owing by a Credit Party; (iii) any uninsured claim against or affecting a Credit Party or any of its properties; or (iv) the commencement of, and any material determination in any Proceeding affecting any Credit Party.

8.6            Compliance with Loan Documents and Corporate Documents. Unless otherwise approved in accordance with the terms of this Credit Agreement (which approval, by such terms, may require more or fewer Lenders than the Required Lenders), such Borrower shall promptly comply with any and all covenants and provisions of this Credit Agreement applicable to such parties, the Notes, and all of the other Loan Documents executed by such parties. Such Borrower shall be in compliance with all obligations contained in its Constituent Documents and its Corporate Documents in all material respects and shall use the proceeds of any Investor Demand Notice only for such purposes as are permitted by its Corporate Documents, Constituent Documents or any Side Letters.

8.7            Operations and Properties. Such Borrower shall act in accordance with its Corporate Document in managing or operating its assets, properties, business, and investments so as not to have a Material Adverse Effect.

8.8            Books and Records; Access. Following five (5) Business Days’ prior written notice, the Borrowers shall give any representative of the Administrative Agent or the Lenders, or any of them, access during ordinary business hours to, and permit such representative to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of the Credit Parties and relating to their affairs; provided that, so long as no Event of Default exists, any such inspection, which shall be at the Borrowers’ expense, shall be conducted no more than once in any twelve (12) month period.

8.9            Compliance with Law. Such Borrower shall comply in all material respects with all material laws, rules, regulations, including the Investment Company Act, and all orders of any Governmental Authority, including without limitation, Environmental Laws and ERISA, except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect.

8.10            Insurance. Such Borrower shall maintain liability insurance, and insurance on its present and future properties, assets, and businesses except where the failure to maintain could not reasonably be expected to have a Material Adverse Effect.

8.11            Authorizations and Approvals. Such Borrower shall promptly obtain, from time to time at its own expense, all such material governmental licenses, authorizations, consents, permits and approvals as may be required to enable such Credit Parties to comply with their respective obligations hereunder, under the other Loan Documents to which it is a party and its Constituent Documents.

8.12            Maintenance of Liens. Such Borrower shall perform all such acts and execute all such documents as the Administrative Agent may reasonably request in order to enable the Secured Parties to file and record every instrument that the Administrative Agent may reasonably deem necessary in order to perfect and maintain the Administrative Agent’s first priority security interests (subject to any Permitted Liens) in and Liens on the Collateral and otherwise to preserve and protect the rights of the Secured Parties in respect of such security interests and Liens. The Credit Parties shall not grant or create (nor shall they suffer any other Person to grant or create) any other Liens (other than Permitted Liens) on any Collateral, whether junior, equal, or superior in priority to the security interests and Liens created by the Loan Documents.

8.13            Further Assurances. Such Borrower shall take such other actions, as the Administrative Agent may, from time to time, reasonably deem necessary or proper in connection with this Credit Agreement or any of the other Loan Documents, the Obligations of such Borrower hereunder or thereunder for better assuring and confirming unto the Lenders all or any part of the security for any of such Obligations.

8.14            [Reserved].

8.15            Investor Financial and Rating Information. Such Borrower shall promptly notify the Administrative Agent in writing (but in no event later than five (5) Business Days) upon obtaining actual knowledge of: (i) any decline in the Rating of any Rated Included Investor, or decline in the capital status of any Investor that is a Bank Holding Company, where such change results in an Exclusion Event and (ii) any other Exclusion Event with respect to an Included Investor (in each case, it being understood and agreed that the Borrowers are not required to affirmatively monitor Ratings, net worth or net assets of any Investor), and no later than three (3) Business Days after delivery of such notice, such Borrower shall deliver to Administrative Agent a Borrowing Base Certificate reflecting updates on account of any such Exclusion Events.

8.16            Notices to Investors. Such Borrower shall give all notices to its Investors required pursuant to the applicable Corporate Document regarding the entry by such Credit Parties into the Loan Documents in the time periods required for such notices under the applicable Corporate Document.

8.17            Covenants of Qualified Borrowers. The covenants and agreements of Qualified Borrowers hereunder shall be binding and effective with respect to such Qualified Borrowers upon and after the execution and delivery of a Qualified Borrower Note by such Qualified Borrower until it ceases to be a Qualified Borrower hereunder.

8.18            [Reserved].

8.19            ERISA.

(a)            For each Borrower that provided a certificate of a Responsible Officer pursuant to Section 6.1(m) or Section 6.3(h) hereof, prior to admitting one or more “benefit plan investors” within the meaning of Section 3(42) of ERISA which would result in twenty-five percent (25%) or more of the total value of any class of equity interests in such Borrower being held by “benefit plan investors” within the meaning of Section 3(42) of ERISA (as calculated in accordance with the Plan Asset Regulations), such Borrower shall deliver a favorable opinion of counsel addressed to the Administrative Agent and Lenders, (or a copy of such opinion addressed to such Borrower or such Borrower’s Investors, together with a reliance letter from the issuer of such opinion specifying that the Administrative Agent and the Lenders are permitted to rely on such opinion as if such opinion had been addressed to them) reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Borrower as an Operating Company.

(b)            Each Borrower shall provide to the Administrative Agent, (i) to the extent such Borrower has “significant” participation by “benefit plan investors” (as defined in Section 3(42) of ERISA and as calculated in accordance with the Plan Asset Regulations), within sixty (60) days following the “annual valuation period” (within the meaning of the Plan Asset Regulations) of such Borrower, a certificate signed by a Responsible Officer of such Borrower, that such Borrower should continue to qualify as an Operating Company; or (ii) at the time described in Section 8.1(a)(i) hereof, a certificate signed by a Responsible Officer of such Borrower, that the underlying assets of such Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA (as calculated in accordance with the Plan Asset Regulations).

8.20            [Reserved].

8.21            Returned Capital. Such Borrower shall promptly following notification to the Investors of any Returned Capital: (a) deliver to the Administrative Agent the Investor Capital Return Notices pursuant to Section 8.1(f) hereof; (b) notify the Administrative Agent in writing of such Returned Capital; (c) if the Returned Capital is the result of additional joining Investors (which shall have occurred in accordance with this Credit Agreement), deliver to the Administrative Agent a revised Exhibit A modified by the Borrowers reflecting the changes to the Commitments (as defined in the applicable Corporate Document) and the Unused Commitments, resulting from the relevant subsequent Investor being added as an Investor; and (d) upon reasonable request by the Administrative Agent, at any time that there is Returned Capital, deliver to the Administrative Agent an Investor Capital Return Certification of the Borrowers certifying that such Returned Capital of the applicable Investor has been added back into the applicable Investor’s Unused Commitment and confirming the Unused Commitment of the applicable Investor after giving effect to the Returned Capital. The effective date on which an Investor’s Unused Commitment increases by Returned Capital for purposes of this Credit Agreement shall be the date on which the Investor Capital Return Notice and, if reasonably requested by the Administrative Agent, an Investor Capital Return Certification, duly completed and executed by the applicable Borrower, is delivered to the Administrative Agent by such Borrower.

Section 9.               NEGATIVE COVENANTS OF THE BORROWER

So long as the Lenders have any commitment to lend hereunder or to cause the issuance of any Letter of Credit hereunder, and until payment and performance in full of the Obligations (other than Letter of Credit obligations which have been fully cash collateralized and contingent indemnification obligations for which no claim has been made) under this Credit Agreement and the other Loan Documents (other than contingent obligations for which no claim has been made), each Borrower agrees that, without the written consent of the Administrative Agent, based upon the approval of the Required Lenders (unless the approval of the Administrative Agent alone or a different number of the Lenders is expressly permitted below):

9.1            Mergers, Etc. Except as otherwise provided in the Loan Documents, such Borrower shall not take any actions (a) to merge or consolidate with or into any Person, unless a Borrower is the surviving entity, (b) except as permitted by clause (a), that will dissolve or terminate such Borrower, or (c) to Divide.

9.2            Negative Pledge. Without the approval of each Lender, such Borrower shall not create, permit or suffer to exist any Lien upon the Collateral (or any Lien upon any “security entitlement”, as such term is defined in the UCC, relating to any Collateral Account) other than the following (“Permitted Liens”): (a)(i) to the Administrative Agent, for the benefit of the Secured Parties pursuant to the Collateral Documents or as otherwise contemplated by the Loan Documents and (ii) Liens of other Credit Parties, it being understood that such Credit Party has authorized the related Initial Borrower (or other applicable Borrower) to grant for the ultimate benefit of the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Credit Party’s interest in such amounts to secure the Obligations hereunder which Liens are ultimately in favor of (or ultimately assigned to) the Administrative Agent, in each case, (b) Liens of any Depository holding the Collateral Accounts which arise as a matter of law on items in the course of collection or encumbering deposits or other similar Liens (including the right of set-off) and (c) non-consensual Liens, if any, imposed on the property of any Credit Party not yet delinquent or being contested in good faith by appropriate proceedings. For the avoidance of doubt, nothing contained herein shall prohibit any Credit Party from creating, permitting or suffering to exist any Lien on any of their assets that are not Collateral (including without limitation, Liens on Investments, proceeds from Investments and Liens on ownership interests in Investments).

9.3            Fiscal Year and Accounting Method. Such Borrower shall not change its fiscal year or its method of accounting, other than in accordance with the terms of its Corporate Document.

9.4            Corporate Documents. Except as otherwise provided in this Credit Agreement, such Borrower shall not alter, amend, modify, terminate, or change any provision of its Corporate Document, if any such Proposed Amendment (hereinafter defined) would (i) affect a Credit Party’s or their respective Investors’ (as applicable) debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of the Credit Parties (as applicable), in any case, relating to any Investor Demand Notices, Investor Commitments or Investor Contributions, including any Investor’s obligation to fund Investor Contributions with respect to its Unused Commitment, (ii) have a Material Adverse Effect on the rights, titles, first priority security interests (subject to any Permitted Liens) and Liens, and powers and privileges of the Lenders hereunder or (iii) remove or reduce (or affect in a similar manner) the Debt Limitations imposed on the applicable Credit Party (each a “Material Amendment”).  With respect to any proposed alteration, amendment, modification, termination or change (each, a “Proposed Amendment”) to any such Corporate Document of a Credit Party, the applicable Borrower shall notify the Administrative Agent of such proposal.  The Administrative Agent shall determine, in its sole reasonable discretion and on its good faith belief, whether such Proposed Amendment to such Corporate Document would constitute a Material Amendment within three (3) Business Days of the date on which it is deemed to have received such notification in accordance with Section 12.6 hereof and shall promptly notify the applicable Borrowers of its determination.  If the Administrative Agent determines that the Proposed Amendment is a Material Amendment, the approval of the Required Lenders (not to be unreasonably withheld) shall be required (unless the approval of all Lenders is otherwise required consistent with the terms of this Credit Agreement), and the Administrative Agent shall promptly notify the Lenders of such request for such approval, distributing, as appropriate, the Proposed Amendment and any other relevant information provided by the Borrowers; subject to Section 12.1 hereof, the Lenders shall have ten (10) Business Days from the date of such notice from the Administrative Agent to deliver their approval or denial thereof.  If the Administrative Agent determines that the Proposed Amendment is not a Material Amendment, the applicable Credit Party may make such amendment without the consent of the Lenders.  Notwithstanding the foregoing, any Borrower may, without the consent of the Administrative Agent or the Lenders (and without submitting the Proposed Amendment to the Administrative Agent for determination as described above), amend its applicable Corporate Document: (w) to cure any ambiguity, correct or supplement any provision of such Corporate Document which is incomplete or inconsistent with any other provision thereof (the effect of which shall be immaterial to the Lenders), correct any printing, stenographic or clerical error or effect changes or correct errors or omissions of an administrative, technical, immaterial or ministerial nature; (x) to admit new Investors in accordance with Section 9.5(b) below; (y) to reflect transfers of interests in the applicable Borrower in accordance with Section 9.5 below; and (z) to implement any action permitted under Section 9.6(ii) below; provided that, in each case, the applicable Borrower shall promptly provide to the Administrative Agent a copy of any such amendment which does not require the consent of the Administrative Agent or the Lenders and an executed copy of any amendment consented to by the Administrative Agent or the Lenders.

9.5            Transfer of Interests; Admission of Investors.

(a)            Transfers by Investors. Such Borrower shall, promptly upon receipt thereof, deliver a copy to the Administrative Agent of any notice from any Investor in such Borrower, of such Investor’s desire to Transfer all or a portion of any interest in, such Borrower under the applicable Corporate Document, and shall, promptly upon receipt thereof, deliver to the Administrative Agent copies of any assignment agreement, Subscription Agreement, Side Letter and other documentation delivered to, or required of such Investor by, the applicable Borrower in connection with such Transfer, and shall provide an updated Borrowing Base Certificate reflecting the effect of such Transfer. Any Transfer by an Included Investor: (i) to another Included Investor; (ii) to an Affiliate of such Included Investor; (iii) to a successor trust or trustee; or (iv) by virtue of a merger, in each case where the transferee entity has satisfied the requirements set forth in clause (a)(i) or (ii) and clause (b) of the definition of “Included Investor” and is not a Sanctioned Person (and does not otherwise become listed on any list published by OFAC or any other comparable regulatory body having jurisdiction over any Lender) shall be permitted with reasonable subsequent written notice to the Administrative Agent. Transfers by any non-Included Investors will be at the Borrower’s discretion with subsequent written notice to Administrative Agent so long as such transferee Investor is not a Sanctioned Person (and does not otherwise become listed on any list published by OFAC or any other comparable regulatory body having jurisdiction over any Lender).

(b)            Admission of Investors. Any admission of an assignee of an interest in a Borrower as a substitute Investor and any admission of a Person as a new Investor of a Borrower will be subject to compliance with Sanctions, OFAC and the applicable requirements of Section 9.5(c) below. Such Borrower shall, promptly upon receipt thereof, deliver to the Administrative Agent copies of any Subscription Agreement, Side Letter and other documentation delivered to, or required of such Investor by, the applicable Borrower in connection with such admission, promptly following such admission.

(c)            Documentation and Funding Requirements; Amendment of Exhibit A. The Borrowers shall document any existing Investor that is an assignee with respect to any increase in its Investor Commitment relating to such assignment. If any substitute Investor to which an assignment of an interest in a Borrower is made by an Included Investor is not designated as an Included Investor by the Administrative Agent, with the same or greater Unused Commitment as the assignor Investor and if the transferring Investor is released from its obligation to fund Investor Contributions under the applicable Corporate Document, the calculation described in Section 2.1(e) hereof will be made, prior to the effectiveness of such substitution or assignment, as applicable, but taking into consideration the Investor Commitments of the Investors as if such substitution or assignment will have occurred, and to the extent such substitution or assignment would cause a mandatory prepayment event, then the applicable Borrower will initiate an Investor Demand Notice, to the extent necessary, for the purpose of making such prepayment, and such assignor or assignee Investor must fund its share of the Investor Demand Notice prior to such substitution or assignment. In the event any Person is admitted as an additional or substitute Investor, the applicable Borrower shall deliver to the Administrative Agent promptly following such admission or transfer a revised Exhibit A to this Credit Agreement, containing the name of each Investor in such Borrower, and such Investor’s Investor Commitment. Exhibit A shall specify whether an Investor is or is not an Included Investor and, in the case of a transferee that is an Included Investor, each such specification shall be subject to the consent of the Lenders (which consent shall be consistent with the definition of “Included Investor” and the provisions of Sections 9.5(a) and (b) hereof).

(d)            Notice of Withdrawals. Such Borrower shall not permit any Investor to withdraw its interest in such Credit Party without the prior written consent of the Administrative Agent in its sole discretion unless (i) such withdrawal is in accordance with the terms of the applicable Corporate Document and any applicable Side Letter, and (ii) such Credit Party complies with the mandatory prepayment provisions of Section 2.1(e) hereof, if applicable, prior to the effectiveness of such withdrawal.

(e)            Parallel Funds. Such Borrower shall not (nor permit any Affiliate to) cause Investor Contributions to be made, directly or indirectly, to a Parallel Fund, or an Affiliate of a Credit Party unless (i) in the case of any Parallel Fund, the transfer of Investor Commitments is permitted by Section 9.5(f) hereof or (ii) such Borrower shall give the Administrative Agent prior written notice thereof and such Parallel Fund has (a) been approved by the Administrative Agent in its reasonable discretion (it being understood that the Administrative Agent will approve such Parallel Fund as a Parallel Borrower) and (b) executed documentation substantially similar to that executed by the Borrowers at the Closing Date, including but not limited to delivery of a Borrower Joinder Agreement (and any other applicable Loan Document), an updated Schedule I hereto which adds such Parallel Borrower thereto and provides all other relevant “Schedule I” information with respect to such Parallel Borrower, legal opinions, Constituent Documents, a Borrower Security Agreement and accessions thereto, a Collateral Account Pledge, and such other Collateral Documents and Loan Documents and filings as the Administrative Agent may reasonably request, under which the Parallel Fund, as applicable, shall grant to the Administrative Agent a security interest in (1) the right to call Investor Contributions, and (2) any corresponding collateral account into which its Investor Contributions are due to be paid. Upon the satisfaction of the requirements of this Section 9.5(e), the Parallel Fund shall be bound by the terms and conditions of this Credit Agreement as if it were a Borrower hereunder (each such Borrower, a “Parallel Borrower”). Each such Parallel Borrower shall be jointly and severally liable for all Obligations hereunder.

(f)            Formation of Parallel Funds. Such Borrower shall not form a Parallel Fund to which the Investor Commitment of any Investor is transferred, directly or indirectly, from any Borrower unless (A) such Parallel Fund has executed documentation to the satisfaction of the Administrative Agent providing a security interest in the transferred Investor Commitments ultimately in favor of (or assigned to) the Administrative Agent for the benefit of the Secured Parties, or (B) the transferred Investor Commitment, when eliminated from the Available Commitment, either does not result in a mandatory prepayment pursuant to Section 2.1(e) hereof or the applicable Borrowers pay such mandatory prepayment prior to the transfer of such Investor Commitment to the applicable Parallel Fund.

9.6            Commitments. No Borrower will: (i) issue any Investor Demand Notices without providing prompt notice following the issuance thereof (but in any event, no later than three (3) Business Days following such issuance) to the Administrative Agent; (ii) except in connection with a Transfer or withdrawal of an Investor in accordance with Section 9.5 hereof, cancel, reduce, excuse, or abate the Unused Commitment of any Investor other than (A) in accordance with the Corporate Documents under circumstances where the applicable Borrower has no discretion (i.e., the applicable Investor is entitled to such excuse or withdrawal under the terms of the applicable Corporate Document) or where, pursuant to the terms of the applicable Corporate Document, the applicable Borrower has the discretion to permit such Transfer or withdrawal because, in the reasonable determination of the applicable Borrower, the failure to permit such Transfer or withdrawal could reasonably be expected to result in a material adverse effect on the applicable Borrower and (B) upon advance prepayment of any amounts that will become due in accordance with Section 2.1(e) hereof after giving effect to such cancellation, reduction, excuse, or abatement; or (iii) relieve, delay, postpone, compromise or abate any Investor from the making of any Investor Contribution under the applicable Corporate Document, other than (A) in accordance with the Corporate Documents under circumstances where the applicable Borrower has no discretion (i.e., the applicable Investor is entitled to such excuse or withdrawal under the terms of the applicable Corporate Document) and (B) upon advance prepayment of any amounts that will become due in accordance with Section 2.1(e) hereof after giving effect to such relief, delay, postponement, compromise or abatement. The Borrowers shall promptly provide the Administrative Agent notice of any other reduction of any Investor’s Uncalled Commitment. No Borrower shall agree to any amendment or modification (including, without limitation, any waiver) of any Side Letter which would have a Material Adverse Effect on the right, title, security interest and Liens of the Lenders without the prior written consent of the Administrative Agent (it being understood and agreed that any provisions in Side Letters in existence on the Closing Date that a Credit Party is required to grant to a particular Investor pursuant to a most favored nations clause shall not require the Administrative Agent’s consent to the extent such provisions are included in Side Letters after the Closing Date, although such inclusion may result in such Investor not being approved as an Included Investor). Notwithstanding any of the foregoing, if an Investor has the right under the applicable Corporate Document or Side Letter to be excused from an Investment, the applicable Borrower shall be permitted to excuse such Investor from its Investor Contribution with respect to such Investment and any obligations incurred with respect to such Investment, so long as any resulting prepayment to become due in accordance with Section 2.1(e) hereof as a result of such excuse is made prior to giving effect thereto.

9.7            ERISA Compliance. Except as would not, singularly or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Credit Parties and Controlled Group members shall not establish, maintain, contribute to, have an obligation to contribute to, or have any liability under Title IV or ERISA or Section 412 of the Internal Revenue Code with respect to any Plan. No Borrower shall take any action that would reasonably be expected to cause it to fail to meet an exception under the Plan Asset Regulations which prevents the assets of such Borrower from being Plan Assets.  Assuming that no portion of the assets used by any Lender in connection with the transactions contemplated under the Loan Documents constitutes Plan Assets, no Borrower shall take any action or omit to take any action which would result in a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(C) of the Internal Revenue Code under this Credit Agreement or any other Loan Documents subjecting any Lender to a tax or penalty on non-exempt prohibited transactions under Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

9.8            Dissolution. Except as permitted by Section 9.1 hereof, without the prior written consent of all Lenders (in their sole discretion), the Credit Parties (other than any Qualified Borrower) shall not take any action to terminate or dissolve.

9.9            [Reserved].

9.10            Limitations on Distributions. Such Borrower (other than any Qualified Borrower) shall not make, pay or declare any Distribution (as defined below) (i) at any time except as permitted pursuant to the applicable Corporate Document or (ii) at any time, (1) during the existence of an Event of Default or a Potential Default under Section 10.1(a), (h) or (i) if there are any Obligations outstanding under this Credit Facility; or (2) a mandatory prepayment is required pursuant to Section 2.1(e) hereof as a result of the Principal Obligations exceeding the Available Commitment, irrespective of whether such prepayment has become due and payable under the grace periods afforded in Section 2.1(e) hereof; provided, however that, to the extent Borrower is treated as a RIC in a taxable year, such Borrower may, make, pay or declare any Distribution necessary to maintain its status as a RIC in such taxable year and to avoid excise taxes imposed under Section 4982 of the Code. “Distribution” means any distributions (whether or not in cash) on account of any partnership interest, limited liability company interest, membership interest or other equity interest in a Borrower, including as a dividend or other distribution and on account of the purchase, redemption, retirement or other acquisition of any such partnership interest, membership interest or other equity interest. For the avoidance of doubt, (i) for so long as no Event of Default has occurred and is continuing, each Investor shall be entitled to receive Distributions to which it is entitled under its applicable Corporate Document and Subscription Agreement; and (ii) there shall be no limitation on the right of the Management Company or their respective Affiliates to receive management or other fees under the applicable Corporate Document.

9.11            Limitation on Indebtedness; Asset Coverage Ratio.

(a)            Such Borrower shall not incur or assume Indebtedness, whether Senior Security Indebtedness or otherwise, to the extent such incurrence or assumption would violate the limitations on Indebtedness imposed on such Credit Parties in the applicable Corporate Documents (the “Debt Limitations”). For the avoidance of doubt, nothing contained in this Credit Agreement or the other Loan Documents shall be interpreted to restrict the ability of any Borrower to incur Indebtedness, and to pledge Investments, equity interests or any other asset that is not Collateral as security for such Indebtedness, so long as, in each case, such Indebtedness is permitted under the applicable Corporate Document.

(b)            Such Borrower will not permit its Asset Coverage to fall below 150%.

9.12            Limitation on Withdrawals. Without the prior written consent of the Administrative Agent, no Borrower shall make or cause the making of any withdrawal or transfer of funds from its Collateral Account if: (i) an Event of Default has occurred and is continuing; (ii) a Potential Default has occurred and is continuing unless such withdrawal shall be applied first, to the payment of any amounts then due and payable by such Borrower under this Credit Agreement and thereafter to cure any other such Potential Default; (iii) a mandatory prepayment is required pursuant to Section 2.1(e) hereof as a result of the Principal Obligations exceeding the Available Commitment, irrespective of whether such prepayment has become due and payable under the grace periods afforded in Section 2.1(e) hereof, unless such withdrawal shall be applied to such prepayment; or (iv) a mandatory prepayment will be required pursuant to Section 2.1(e) hereof with the passage of time as a result of an event with respect to an Included Investor, which event will make such Investor an Excluded Investor after an applicable grace period provided in Section 2.1(d) hereof shall expire unless such withdrawal shall be applied to such prepayment.

9.13            Demand Notices. No Borrower shall issue any Investor Demand Notice or otherwise request, notify, or demand that any Investor fund any Investor Demand Notice if doing so would create a Borrowing Base Deficit, unless the proceeds thereof shall be used in payment of the Obligations of the applicable Borrower such that, after giving effect to such payment, no Borrowing Base Deficit will exist.

9.14            Transfers of Investments; Investor Contributions. No Borrower shall, directly or indirectly, transfer an Investment to a Parallel Fund without the written consent of all Lenders in their sole discretion, unless the Borrowing(s) in connection with the acquisition of such Investment are simultaneously transferred to such Parallel Fund and such Parallel Fund informs the Administrative Agent in writing of its acceptance of all repayment obligations in connection with such Borrowing(s). No Investor Contributions shall be made in kind, directly or indirectly, without the written consent of the Lenders.

9.15            Deemed Capital Contributions. No Borrower shall reinvest current cash flow from Investments and/or net proceeds from Investment dispositions in accordance with the applicable Corporate Documents if such reinvestment would reduce the Unused Commitment of any Investor and cause the Principal Obligations to exceed the Available Commitment unless, prior to such reinvestment, the applicable Borrowers shall make any resulting prepayment required under Section 2.1(e) of this Credit Agreement.

9.16            Sanctions. No Borrower will request any Borrowing, and no Borrower shall directly or, to the knowledge of the Borrower, indirectly use the proceeds of any Borrowing, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in violation of any applicable Sanctions, or (iii) in any manner that would result in the violation by the Lenders of any Sanctions or Anti-Corruption Laws. In addition, no Credit Party shall become a Sanctioned Person during the term of this Credit Agreement.

Section 10.             EVENTS OF DEFAULT

10.1         Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)            (i) any Borrower shall fail to pay when due, any principal of its Obligations, including any failure to pay any amount required to be paid by it under Section 2.1(e) hereof; or (ii) any Borrower shall fail to pay when due, any interest on its Obligations or any fee, expense, indemnity or other payment required to be paid by it hereunder, including, without limitation, payment of cash for deposit as cash collateral under Section 2.1(e) hereof, and such failure under this clause (ii) shall continue for three (3) Business Days following the date the Administrative Agent notifies the applicable Borrower in writing of such failure (except for the failure to pay its Obligations in full on the Maturity Date, for which no notice shall be required, and except for the failure to prepay any amount required to be paid by it under Section 2.1(e) hereof, for which no additional notice shall be required);

(b)            any representation or warranty made by or on behalf of the Credit Parties (in each case, as applicable) under this Credit Agreement, or any of the other Loan Documents executed by any one or more of them, or in any certificate or statement furnished or made to the Lenders or any one of them by the Credit Parties (in each case, as applicable) pursuant hereto, in connection herewith or with the Loans, or in connection with any of the other Loan Documents, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made; provided that the Administrative Agent may, if it determines that the adverse effect of such untrue or inaccurate representation or warranty is capable of cure, permit 30 days for such cure to be effectuated to the satisfaction of the administrative agent, provided that the Borrower diligently pursues such cure;

(c)            default shall occur in the performance of: (i) any of the covenants or agreements contained herein (other than the covenants contained in Section 2.1(e), 8.1(a), (b), (c), (d), (g) and (h), 8.4, 8.5, 8.8, 8.12, 8.15, 9.1 through 9.11 and 9.16 hereof) by the Credit Parties; or (ii) the covenants or agreements of the Credit Parties contained in any other Loan Documents executed by such Person, and such default shall continue uncured to the satisfaction of the Administrative Agent for a period of thirty (30) days after the earlier of: (x) written notice thereof has been given by the Administrative Agent to the Borrowers; or (y) the Administrative Agent has been notified or should have been notified of such default pursuant to Section 8.4 or Section 8.5 hereof; provided that the Administrative Agent may, in its sole discretion after consultation with the Required Lenders, extend such 30 day period by another 30 days provided that the Borrower is diligently pursuing a cure;

(d)            default shall occur in the performance of any of the covenants or agreements of the Borrowers contained in Section 2.1(e) hereof or any one of Section 9.1 through 9.12 or 9.16 hereof;

(e)            default shall occur in the performance of any one of the covenants contained in Sections 8.1(a), (b), (c), (d), (g) and (h), 8.4, 8.5, 8.8, 8.12 or 8.15, of this Credit Agreement and such default shall continue uncured to the Administrative Agent’s satisfaction acting reasonably, for five (5) Business Days after the earlier of (i) written notice thereof is given to the Borrowers by the Administrative Agent or (ii) the knowledge of a Responsible Officer of a Credit Party of the occurrence of such breach;

(f)            other than in compliance with the explicit provisions of the Loan Documents, any of the Loan Documents executed by any of the Credit Parties (other than a Qualified Borrower) party thereto: (i) shall cease, in whole or in material part, to be legal, valid, binding agreements enforceable against such Credit Parties, as the case may be, in accordance with the terms thereof; (ii) shall in any way be terminated or become or be declared ineffective or inoperative except in accordance with its terms thereof; or (iii) shall in any way whatsoever cease to give or provide the respective first priority Liens (subject to any Permitted Liens), security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby (other than, in each case, solely as the result of an action or failure to act on the part of the Administrative Agent); provided that if any of the events set forth in the foregoing clauses (i) through (iii) occurs as a result of a change in any applicable Law, the Administrative Agent may, if it determines that any of the events in clause (i) through (iii) above occurs as a result in a change in law, permit thirty (30) days for such cure to be effectuated to the satisfaction of the Administrative Agent, provided that the Borrower diligently pursues such cure;

(g)            default shall occur with respect to the payment of any recourse Indebtedness or guaranty obligations of the Credit Parties in an aggregate amount of $10,000,000 or more, and such default shall continue for more than the applicable period of grace or cure, if any; or any such Indebtedness shall become due before its stated maturity by acceleration of the maturity thereof as a result of a default by the Borrowers;

(h)            any Credit Party or the Management Company shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take partnership, limited liability company or corporate action for the purpose of effecting any of the foregoing;

(i)            an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of any Credit Party or the Management Company or appointing a receiver, custodian, trustee, intervenor, or liquidator of any Credit Party or the Management Company or of all or substantially all of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of forty five (45) days;

(j)            any final judgment(s) for the payment of money in excess of the sum of $10,000,000 in the aggregate shall be rendered against any Credit Party and such judgment is not stayed, discharged or vacated after a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Credit Party to enforce any such judgment, unless such judgment is covered by insurance or bonded or unless it is being appealed and such Credit Party has posted a bond or cash collateral;

(k)            [reserved];

(l)            one (1) or more Investors having Investor Commitments aggregating, at any one time, fifteen percent (15%) or greater of the total Investor Commitments of Investors in the Borrowers shall default in their obligation to fund any portion of their Unused Commitments under their Subscription Agreement and/or the applicable Corporate Document beyond the due date and any applicable cure period; or

(m)            except as permitted by Section 9.1 hereof, an event shall occur that causes a dissolution or liquidation of any Credit Party.

10.2         Remedies Upon Event of Default. If an Event of Default shall have occurred and be continuing, then the Administrative Agent may (or shall if so directed by the Required Lenders): (a) suspend the Lender Commitments of the Lenders until such Event of Default is cured or waived; (b) terminate the Lender Commitment of the Lenders hereunder; (c) declare the principal of, and all interest then accrued on, the Obligations to be forthwith due and payable (including the liability to fund the Letter of Credit Liability pursuant to Section 2.8(g) hereof), whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind (other than notice of such declaration) all of which the Borrowers hereby expressly waive, anything contained herein or in any other Loan Document to the contrary notwithstanding; (d) exercise any right, privilege, or power set forth in Sections 5.2 and 5.3 hereof, including, but not limited to, the initiation of Investor Demand Notices of the Investor Commitments (subject to the following paragraph); or (e) without notice of default or demand, pursue and enforce any of the Administrative Agent’s or the Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable Law or agreement; provided that the Administrative Agent may select which remedies to exercise unless otherwise directed by the Required Lenders, in which case the Administrative Agent will exercise such remedies as directed by the Required Lenders, and provided further that if any Event of Default specified in Section 10.1(h) or 10.1(i) hereof shall occur, the principal of, and all interest on, the Obligations shall thereupon become due and payable concurrently therewith, without any further action by the Administrative Agent or the Lenders, or any of them, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each of the Borrowers hereby expressly waives. Notwithstanding anything to the contrary contained in this Credit Agreement or any other Loan Document, in no event shall the Administrative Agent (or any other Secured Party) be permitted to require any Investor to fund its Investor Contributions other than to the applicable Collateral Account.

Notwithstanding anything to the contrary herein, upon the occurrence and during the continuance of an Event of Default (other than those described in Section 10.1(f), (h) or (i)), for a period of five (5) Business Days (or such longer time period as may be agreed to in writing by the Administrative Agent in its sole discretion) following receipt of notice from the Administrative Agent of the occurrence of such Event of Default, each of the Borrowers shall have the initial right to issue a single Investor Demand Notice each to its Investors to either cure such Event of Default, if such Event of Default may be cured by the funding of Investor Commitments, or, with respect to any other Event of Default, to repay the Obligations in full, and the Administrative Agent and the Lenders shall not exercise such remedy until the expiration of the Initial Payment Date (as defined below); provided, that: (i) such Investor Demand Notice as issued by the Borrowers must require the Investors to fund their related Investor Contribution within fifteen (15) Business Days (or such longer time period as may be agreed to in writing by the Administrative Agent in its sole discretion) after the date of such Investor Demand Notice (such fifteenth Business Day (or such later date as may be agreed to in writing by the Administrative Agent in its sole discretion) being the “Initial Payment Date”); (ii) the Investor Contributions and all other amounts paid by the Investors in respect of such Investor Demand Notice are deposited into a Collateral Account; and (iii) each Borrower directs the Depository that such Investor Contributions and other payments by the Investors in such Borrower, together with any other funds held in their respective Collateral Accounts, shall be withdrawn by the Administrative Agent to prepay the Obligations of such Borrower or of any other Borrower in their entirety; provided, further that nothing in this Section 10.2 shall prohibit the Administrative Agent or any Lender from exercising any remedies it may have with respect to (i) the Collateral Accounts or (ii) any Event of Default pursuant to Section 10.1(f), (h) or (i) or any other Event of Default that shall have occurred and be continuing that cannot be cured by the funding of Unused Commitments if the amount of the Investor Demand Notice issued by the Borrowers pursuant to this paragraph is not sufficient, together with cash on hand, to repay the Obligations (other than contingent obligations for which no claim has been made) in full.

10.3         Performance by the Administrative Agent. Should any Borrower fail to perform any covenant, duty, or agreement contained herein or in any of the Loan Documents to which it is a party, and such failure continues beyond any applicable cure period, the Administrative Agent may (pursuant to such Loan Documents) but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person. In such event, the Borrowers shall, at the request of the Administrative Agent, promptly pay any amount expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent at its designated Agency Services Address, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither the Administrative Agent nor the Lenders assume any liability or responsibility for the performance of any duties of the Credit Parties, or any related Person hereunder or under any of the Loan Documents or other control over the management and affairs of the Borrowers, or any related Person, nor by any such action shall the Administrative Agent or the Lenders be deemed to create a partnership arrangement with any Credit Party, or any related Person.

10.4         Qualified Borrower Defaults. Notwithstanding any provision in this Credit Agreement to the contrary, if an Event of Default or a Potential Default relating solely to a Qualified Borrower shall occur, upon the payment of all Obligations of such Qualified Borrower hereunder (including, if applicable, the cash collateralization of any Letter of Credit outstanding that was issued for the account of such Qualified Borrower) (a) such Event of Default or Potential Default shall be deemed to be cured, (b) without the prior consent of the Administrative Agent, such Qualified Borrower shall no longer be a Borrower or have the ability to borrow hereunder and (c) such Qualified Borrower shall be permitted to withdraw from the Credit Facility in accordance with Section 2.9(g) hereof.

Section 11.             AGENTS

11.1         Appointment.

(a)            Authority of the Administrative Agent. Each Lender hereby designates and appoints CNB, as the Administrative Agent of such Lender to act as specified herein and the other Loan Documents, and each such Lender hereby authorizes the Administrative Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents, or shall otherwise exist against the Administrative Agent. The provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Lenders and none of the Credit Parties or any Affiliate of the foregoing (each, a “Borrower Party”) or any Investor or its Affiliates shall have any rights as a third-party beneficiary of the provisions hereof (except for the provisions that explicitly relate to the Credit Parties in Section 11.10 hereof). In performing its functions and duties under this Credit Agreement and the other Loan Documents, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Borrower Party.

(b)            Release of Collateral. The Secured Parties irrevocably authorize the Administrative Agent, at the Administrative Agent’s option and in its sole discretion, to release any security interest in or Lien on any Collateral granted to or held by the Administrative Agent: (i) upon termination of this Credit Agreement and the other Loan Documents, termination of the Lender Commitments and all Letters of Credit and payment in full of all of the Obligations (other than contingent obligations for which no claim has been made), including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Loan Documents; (ii) if approved by the Lenders pursuant to the terms of Section 12.1; or (iii) pursuant to any express provision of a Loan Document. Upon the request of the Administrative Agent, the Lenders shall confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.1(b).

11.2         Delegation of Duties. The Administrative Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by the Administrative Agent concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons.

11.3         Exculpatory Provisions. Neither the Administrative Agent nor any of its affiliates, nor any of their respective officers, directors, employees, agents or attorneys-in-fact, shall be liable to any Lender for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Loan Documents (except for its or such Person’s own gross negligence or willful misconduct) or responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any of the Borrower Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by the Administrative Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of a Borrower Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Borrower Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower Parties to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or the use of the Letters of Credit or of the existence or possible existence of any Potential Default or Event of Default or to inspect the properties, books or records of the Borrower Parties. The Administrative Agent is not a trustee for the Lenders and owes no fiduciary duty to the Lenders hereunder and/or pursuant to the Borrower Security Agreements, as each is governed by New York law. Each Lender recognizes and agrees that the Administrative Agent shall not be required to determine independently whether the conditions described in Section 6.2(a) or 6.2(b) hereof have been satisfied and, when the Administrative Agent disburses funds to any Borrower, or causes Letters of Credit to be issued or accepts any Borrower Guaranties, it may rely fully upon statements contained in the relevant requests by any Borrower.

11.4         Reliance on Communications. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, email, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Borrower Parties, independent accountants and other experts selected by the Administrative Agent with reasonable care). The Administrative Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless an Assignment and Acceptance Agreement shall have been delivered to the Administrative Agent in accordance with Section 12.11(c) hereof. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

11.5         Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or a Borrower Party referring to the Loan Document, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders and as is permitted by the Loan Documents.

11.6         Non-Reliance on the Administrative Agent and the Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its affiliates nor any of their respective officers, directors, employees, agents or attorneys-in-fact has made any representations or warranties to it and that no act by the Administrative Agent or any affiliate thereof hereinafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

11.7         Indemnification. The Lenders agree to, jointly and severally, indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following payment in full of the Obligations) be incurred by the Administrative Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence, fraud or willful misconduct of the Administrative Agent. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 11.7 shall survive the payment of the Obligations.

11.8         Administrative Agent in Its Individual Capacity. With respect to the Loans made and Letters of Credit issued and all obligations owing to it, the Administrative Agent acting in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not an agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity. The Administrative Agent acting in its individual capacity and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though the Administrative Agent were not an agent hereunder and without any duty to account therefor to the other Lenders.

11.9         Successor Agent. The Administrative Agent may, (i) with the written consent of the Borrowers in their sole discretion, or (ii) upon the declaration that the Obligations are immediately due and payable pursuant to Section 10.2 hereof upon the occurrence of an Event of Default, resign upon twenty (20) days written notice to the Lenders and the Borrowers. In addition, the Required Lenders may remove the Administrative Agent upon twenty (20) days written notice to the Administrative Agent and Borrowers (i) for gross negligence, fraud or willful misconduct or (ii) if the Administrative Agent ceases to be a Lender hereunder. Upon any such resignation or removal of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent (subject, except when an Event of Default of the type described in Section 10.1(a), (h) or (i) hereof (or any other Event of Default which has continued uncured for a period of thirty (30) days) exists, to the consent of the Borrowers, such consent not to be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within sixty (60) days after the notice of resignation, then the retiring Administrative Agent shall select a successor Administrative Agent (subject, except when an Event of Default of the type described in Section 10.1(a), (h) or (i) hereof (or any other Event of Default which has continued uncured for a period of thirty (30) days) exists, to the consent of the Borrowers, not to be unreasonably withheld); provided that such successor is an Eligible Assignee (or if no Eligible Assignee shall have been so appointed by the retiring Administrative Agent and shall have accepted such appointment, then the Lenders shall perform all obligations of the retiring Administrative Agent hereunder until such time, if any, as a successor Administrative Agent shall have been appointed and shall have accepted such appointment as provided for above). Upon the acceptance of any appointment as an Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and shall assume the duties and obligations of such retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as the Administrative Agent under this Credit Agreement and the other Loan Documents and the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Credit Agreement. Prior to the occurrence and continuance of an Event of Default pursuant to Section 10.1(a) hereof that has not been cured within sixty (60) days, in no event may any Competitor be appointed successor Administrative Agent hereunder.

11.10       Reliance by the Borrowers. Each Credit Party shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by the Administrative Agent to such Credit Party so long as the Administrative Agent is purporting to act in its respective capacity as the Administrative Agent pursuant to this Credit Agreement, and such Credit Party shall not be responsible or liable to any Lender (or to any Participant or Assignee), or as a result of any action or failure to act (including actions or omissions which would otherwise constitute defaults hereunder) which is based upon such reliance upon the Administrative Agent. Such Credit Party shall be entitled to treat the Administrative Agent as the properly authorized Administrative Agent pursuant to this Credit Agreement until such Credit Party shall have received notice of resignation, and such Credit Party shall not be obligated to recognize any successor Administrative Agent until such Credit Party shall have received written notification satisfactory to it of the appointment of such successor.

11.11       Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Secured Parties acknowledge and agree that the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Liability and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

11.12       Delivery of Notices to the Lenders. Promptly upon receipt of any written notice, report or information from the Credit Parties under the Loan Documents, the Administrative Agent will provide copies of such notice, report or information to the Lenders in a time and manner reasonable under the circumstances.

Section 12.             MISCELLANEOUS

12.1         Amendments. Neither this Credit Agreement (including the exhibits hereto) nor any other Loan Document (other than any Fee Letter, which may be amended, waived, discharged or terminated in accordance with its terms) to which any Credit Party is a party, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by the Administrative Agent (based upon the approval of the Required Lenders), or the Required Lenders, on the one hand, and such Credit Party on the other hand; provided that no such amendment, waiver, discharge, or termination shall, without the consent of:

(a)            each Lender affected thereby:

(i)            increase the amount or extend the term of the Lender Commitment of such Lender (other an extension of the Stated Maturity Date pursuant to Section 2.14 hereof), decrease the amount of fees (or any other payments) payable to such Lender, or accelerate the obligations of such Lender to advance its portion of any Borrowing, as contemplated in Section 2.5 hereof or to issue or participate in any Letter of Credit, as contemplated in Section 2.8 hereof;

(ii)            extend the time for payment for the principal of or interest on the Obligations (other than an extension pursuant to Section 2.14 hereof), or fees or costs, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations (other than as a result of waiving the applicability of the Default Rate), or otherwise affect the terms of payment of the principal of or any interest on the Obligations or fees or costs hereunder; and

(iii)            release all or any material portion of the Collateral, except as otherwise contemplated herein or in the Collateral Documents, except in connection with the transfer of interests in a Credit Party permitted under the Loan Documents;

(b)            all Lenders:

(i)            except as otherwise provided by Section 9.5 or 9.6 hereof, permit the cancellation, excuse or reduction of the Investor Commitment of any Included Investor;

(ii)            amend the definition of “Available Commitment” or the definition of any of the defined terms used therein other than a decrease in the Maximum Commitment pursuant to Section 3.6 hereof;

(iii)            amend the definition of “Included Investor” or the definition of any of the defined terms used therein;

(iv)            change the percentages specified in the definition of Required Lenders herein or any other provision hereof specifying the number or percentage of the Lenders which is required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(v)            except in a transaction permitted by this Credit Agreement, consent to the assignment or transfer by any Credit Party of any of its rights and obligations under (or in respect of) the Loan Documents; or

(vi)            amend the terms of this Section 12.1.

Notwithstanding the above: (A) no provision of Section 11 hereof may be amended or modified without the consent of the Administrative Agent; (B) no provisions of Section 2.8 hereof may be amended or modified without the consent of the Letter of Credit Issuer; and (C) Section 8 and Section 9 hereof specify the requirements for waivers of the affirmative covenants and negative covenants listed therein, and any amendment to a provision of Section 8 or Section 9 hereof shall require the consent of the Lenders or the Administrative Agent that are specified therein as required for a waiver thereof.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the United States Bankruptcy Code supersede the unanimous consent provisions set forth herein; (2) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding; and (3) the Administrative Agent may, with the consent of the Borrowers, agree to the modification or waiver of any of the other terms of this Credit Agreement or any other Loan Document or consent to any action or failure to act by any Credit Party, if such modification, waiver, or consent is of an administrative nature. If the Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, such Lender shall use best efforts in good faith to give such consent or denial thereof in writing within ten (10) Business Days of the making of such request by the Administrative Agent, as the case may be, but if such Lender is unable to respond within such time, such Lender shall be deemed to have denied its consent to the request.

Notwithstanding anything to the contrary herein, Schedule I hereto and Schedule A to any Borrower Guaranty may be amended to identify additional Qualified Borrowers (which, for the avoidance of doubt, have been approved by the Administrative Agent pursuant to Section 2.9(a) hereof) without the consent of any Lender or other Secured Party. For the avoidance of doubt, in no event shall any Qualified Borrower be required to sign any amendment to this Credit Agreement or any other Loan Document to which it is not a party.

Notwithstanding anything to the contrary herein, if following the Closing Date, the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Credit Agreement or any other Loan Document, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Notwithstanding anything to the contrary herein, any Depository Acknowledgement may be amended, waived, discharged or terminated by the Administrative Agent in order to (i) assist with any transfer to a new Depository which is an Eligible Institution in accordance with this Credit Agreement or to otherwise reflect any change in the account number with an existing Depository or (ii) to fix an obvious error or any error or omission of a technical or immaterial nature, in either case, without any further action or consent of any other party to this Credit Agreement or any other Loan Document if the same is, in the reasonable determination of the Administrative Agent, not materially adverse to the Lenders.

12.2         Sharing of Offsets. Each Lender and the Administrative Agent agrees that if it shall, through the exercise of any right of counterclaim, offset, banker’s lien or otherwise, receive payment of a portion of the aggregate amount of principal, interest and fees due to such Lender hereunder which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender hereunder than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to such other Lenders under this Credit Agreement, then such Lender shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s Lender Commitment (determined as of the date hereof and regardless of any change in any Lender’s Lender Commitment caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder).

12.3         Sharing of Collateral. To the extent permitted by applicable Law, each Lender and the Administrative Agent, in its capacity as a Lender, agrees that if it shall, through the receipt of any proceeds from an Investor Demand Notice or the exercise of any remedies under any Collateral Documents, receive or be entitled to receive payment of a portion of the aggregate amount of principal, interest and fees due to it under this Credit Agreement which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender under this Credit Agreement than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to any Obligations to such Lender under this Credit Agreement, then such Lender or the Administrative Agent, in its capacity as a Lender, as the case may be, shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s Lender Commitment (determined as of the date hereof and regardless of any change in any Lender’s Lender Commitment caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder). Each Lender hereby authorizes and directs the Administrative Agent to coordinate and implement the sharing of collateral contemplated by this Section 12.3 prior to the distribution of proceeds from Investor Demand Notices or proceeds from the exercise of remedies under the Collateral Documents prior to making any distributions of such proceeds to each Lender or the Administrative Agent, in their respective capacity as the Lenders.

12.4         Waiver. No failure to exercise, and no delay in exercising, on the part of the Administrative Agent or the Lenders, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right. The rights of the Administrative Agent and the Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by Law. No modification or waiver of any provision of this Credit Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. Subject to Section 12.1 hereof, the Administrative Agent acting on behalf of all Lenders, and the Credit Parties may from time to time enter into agreements amending or changing any provision of this Credit Agreement or the rights of the Lenders or the Credit Parties hereunder, or may grant waivers or consents to a departure from the due performance of the obligations of the Credit Parties hereunder, any such agreement, waiver or consent made with such written consent of the Administrative Agent being effective to bind all the Lenders, except as provided in Section 12.1 hereof. A waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

12.5         Payment of Expenses; Indemnity.

(a)            Each Borrower agrees to pay (within five (5) Business Days after the receipt of written notice from the Administrative Agent) its pro rata share of all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including without limitation the reasonable and documented fees and expenses of one designated law firm in each applicable jurisdiction acting as counsel to the Administrative Agent) reasonably and actually incurred by it in connection with the negotiation, preparation, execution and delivery of this Credit Agreement, the Notes, and the other Loan Documents and any and all amendments, modifications, waivers and supplements thereof or thereto, and, if an Event of Default exists, all documented out-of-pocket costs and expenses of the Administrative Agent, the Letter of Credit Issuer and the Lenders (including, without limitation, the reasonable attorneys’ fees of the Administrative Agent’s, the Letter of Credit Issuer’s and the Lenders’ legal counsel) reasonably incurred by them in connection with the preservation and enforcement of the Administrative Agent’s, the Letter of Credit Issuer’s and the Lenders’ rights under this Credit Agreement, the Notes, and the other Loan Documents; provided, however, that, for the avoidance of doubt, the Borrowers will not be liable for the fees and expenses of more than one designated law firm in each applicable jurisdiction (and, in the case of an actual or perceived conflict of interest, another firm of counsel for such affected parties taken as a whole and, if necessary, another firm of local counsel in each appropriate jurisdiction).

(b)            Each Borrower agrees to indemnify the Administrative Agent, the Letter of Credit Issuer and each of the Lenders and their respective directors, officers, employees, attorneys and agents (each such Person, including without limitation the Administrative Agent, the Letter of Credit Issuer and each of the Lenders, being called an “Indemnitee”) its pro rata share against, and to hold each Indemnitee harmless from, any and all losses, claims, actions, judgments, suits, disbursements, penalties, damages (other than consequential damages), liabilities and related expenses and reasonable counsel fees and expenses (including without limitation the counsel fees and expenses incurred in the enforcement of any Loan Documents against any Credit Party), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of:

(i)            the execution, delivery and enforcement of this Credit Agreement or any other Loan Document or any agreement or instrument contemplated thereby,

(ii)            the use or misuse of the proceeds of the Loans,

(iii)            the fraudulent actions or misrepresentations of any Credit Party or its Affiliates in connection with the transactions contemplated by this Credit Agreement and the other Loan Documents, or any breach by any Credit Party of its obligations under this Credit Agreement or any other Loan Document, or

(iv)            any claim, litigation, investigation or proceeding relating to any of the foregoing or relating to any transaction contemplated hereby, whether or not any Indemnitee is a party thereto;

provided that such indemnity shall not, as to any Indemnitee, apply (1) to any such losses, claims, actions, judgments, suits, disbursements, penalties, damages, liabilities or related expenses as determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from gross negligence, fraud, bad faith or willful misconduct of such Indemnitee or from any dispute between or among the Indemnitees and not involving any Credit Party or (2) with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            WITHOUT LIMITATION OF AND SUBJECT TO THE FOREGOING, THE BORROWERS INTEND AND AGREE THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, THE REASONABLE AND DOCUMENTED FEES AND EXPENSES OF COUNSEL) WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OR CLAIMS OF NEGLIGENCE OF SUCH OR ANY OTHER INDEMNITEE OR ANY STRICT LIABILITY OR CLAIMS OF STRICT LIABILITY.

(d)            The provisions of this Section 12.5 shall survive termination of this Credit Agreement, and shall remain operative and in full force and effect regardless of the expiration of the Commitment Period, the consummation of the transactions contemplated hereby, the repayment of the Loans, the occurrence of the Maturity Date, the invalidity, illegality, or unenforceability of any term or provision of this Credit Agreement or any other Loan Document, or any investigation made by or on behalf of the Lenders. All amounts due under this Section 12.5 shall be payable promptly on written demand therefor.

12.6         Notice.

(a)            Notices Generally. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective: (a) if by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to such party at the address or fax numbers specified below; (b) if by mail, on the day which it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; (c) if by FedEx or other internationally recognized express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; (d) if by telephone, on the day and at the time communication with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below; or (e) if by email, as provided in Section 12.6(b) hereof:

If to a Borrower:

At the address specified with respect thereto on Schedule I hereto.

With a copy to:

Haynes and Boone, LLP
30 Rockefeller Plaza
26th Floor
New York, NY 10112
Attention:	Courtney D. E. Smith
Telephone:	212-835-4833
Email:	courtney.smith@haynesboone.com

If to a Qualified Borrower:

At the address specified in its
related Qualified Borrower Note.

If to the Administrative Agent:

City National Bank
400 Park Avenue, 7th Floor
New York, New York 10022
Attention:	Brian Mulligan
Telephone:	516-721-2947
Email:	brian.mulligan@cnb.com

With a copy to:

City National Bank
555 South Flower Street, 20th Floor,

Los Angeles, CA 90071
Attention:	Madelina Sandoval
Telephone:	213-673-7851
Email:	Madelina.Sandoval@cnb.com

With a copy to:

Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020

Attention: Ann R. Knox
Telephone: (212) 506-2682
Fax: (212) 849-5709
Email: aknox@mayerbrown.com

If to the Lenders:

At the address and numbers set forth below the signature of such Lender on the signature page hereof or on the Assignment and Acceptance Agreement of such Lender.

Any party may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 12.6. With respect to any notice received by the Administrative Agent from any Borrower or any Investor not otherwise addressed herein, the Administrative Agent shall notify the Lenders promptly of the receipt of such notice, and shall provide copies thereof to the Lenders.

(b)            Electronic Communication. Notices and other communications to the Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Letter of Credit Issuer pursuant to Section 2 hereof if such Lender or the Letter of Credit Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving such notices by electronic communication. Any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Notwithstanding the foregoing, delivery by posting to a secure website which is available to the Administrative Agent shall be an acceptable form of delivery for any report, statement or copy of Investor Demand Notices or Investor Capital Return Notices required of the applicable Borrowers pursuant to Section 8.1 or 8.21 hereof; provided that such Borrower shall notify the Administrative Agent by electronic mail (or shall cause the Administrative Agent to be notified by electronic mail from the applicable secure website) that such posting has been made at the notice addresses set forth above.

12.7         Governing Law. This Credit Agreement and all of the other Loan Documents shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

12.8         Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. Any suit, action or proceeding against any Credit Party with respect to this Credit Agreement, the Notes or the other Loan Documents or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law, as the Lenders in their sole discretion may elect and each party hereto hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each party hereto hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by registered or certified mail, postage prepaid, to such party’s address set forth in Section 12.6 hereof. Each party hereto hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the Notes brought in the courts located in the State of New York, Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

12.9         Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

12.10       Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

12.11       Parties Bound; Assignment.

(a)            Parties Bound. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that, except as expressly permitted hereby, no Credit Party may assign or otherwise transfer any of its respective rights under this Credit Agreement without the prior written consent of all the Lenders.

(b)            Participations. Any Lender may at any time grant to one or more banks or other institutions (each a “Participant”) a participating interest in its Lender Commitment or any or all of its Loans; provided that (i) such Lender has provided prior written notice to the Borrowers; (ii) any such participation shall be in a minimum amount of $10,000,000, and, if in a greater amount, in integral multiples of $100,000 (or such Lender’s entire remaining Lender Commitment) and (iii) prior to the occurrence and continuance of an Event of Default pursuant to Section 10.1(a) hereof that has not been cured within sixty (60) days, no such participation shall be granted to any Competitor. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Credit Parties and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the Obligations including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Credit Agreement. The voting rights of each Participant shall be limited to (i) reductions or increases in the amount, or altering the term, of the Lender Commitment of such Participant and (ii) changes to the Maturity Date or interest rate. The Borrowers agree that each Participant shall be entitled to the benefits of Section 4.6, and Section 5.3 hereof with respect to its participating interest; provided that in no event shall the Borrowers be obligated to pay to such Participant amounts greater than those the Borrowers would have been required to pay to the granting Lender in the absence of such participation; and provided, further, that the Participant shall have complied with the obligations of such sections as though such Participant were a Lender. An assignment or other transfer which is not permitted by subsection (c) below shall be given effect for purposes of this Credit Agreement only to the extent of a participating interest which is permitted in accordance with this subsection (b). Each Lender that sells a participating interest in any Loan, Lender Commitment or other interest to a Participant shall, as agent of the Borrowers solely for the purpose of this Section 12.11(b), record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interests.

(c)            Assignments. With the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and with the prior written consent of the Borrowers (such consent not to be unreasonably withheld, conditioned or delayed, and such consent of the Borrowers not to be required for assignments to another existing Lender, to a Federal Reserve Bank, an Affiliate of a Lender (provided such Affiliate is of substantially similar credit quality as the assigning Lender) or during the existence of an Event of Default of the type described in Section 10.1(a), (h) or (i) hereof or any other Event of Default which has continued uncured for a period of thirty (30) days), any Lender may (at its expense) at any time assign to one or more Eligible Assignees (an “Assignee”) all, or a proportionate part of all (in a constant, not varying, percentage), of its rights and obligations under this Credit Agreement, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Acceptance Agreement; provided that:

(i)            this Section 12.11(c) shall not restrict an assignment or other transfer by any Lender to a Federal Reserve Bank, but no such assignment to a Federal Reserve Bank shall release the assigning Lender from its obligations hereunder;

(ii)            except in the case of an assignment to another Lender, or the assignment of all of a Lender’s rights and obligations under this Credit Agreement, any assignment shall be in a minimum amount of $10,000,000, and, if in a greater amount, in integral multiples of $100,000 (or such Lender’s entire remaining Lender Commitment); provided that no Lender shall have a Lender Commitment of less than $10,000,000 following any such assignment (unless the assigning Lender shall have assigned all of its rights and obligations under this Credit Agreement);

(iii)            prior to the occurrence and continuance of an Event of Default pursuant to Section 10.1(a) hereof that has not been cured within sixty (60) days, the assignee shall not be a Competitor;

(iv)            the Assignee shall provide any required documentation under Section 4.6 of this Credit Agreement; and

(v)            the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance Agreement, the Assignee shall pay to the transferor Lender an amount equal to the purchase price agreed between such transferor Lender and such Assignee, and the transferor Lender shall deliver payment of a processing and recordation fee of $3,500 to the Administrative Agent.

(d)            Consequences of Assignment. Upon execution and delivery of such Assignment and Acceptance Agreement and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Credit Agreement and shall have all the rights and obligations of a Lender with a Lender Commitment as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.

(e)            Addition of Lenders. With the prior written consent of the Administrative Agent in its sole discretion, at the request of the Borrowers, a new lender may join the Credit Facility as a Lender by delivering a Joinder Agreement to the Administrative Agent, and such new Lender shall assume all rights and obligations of a Lender under this Credit Agreement and the other Loan Documents; provided that:

(i)            The Lender Commitment of the new Lender shall be in addition to the Lender Commitment of the existing Lenders in effect on the date of such new Lender’s entry into the Credit Facility and the Maximum Commitment shall be increased in a corresponding amount;

(ii)            the Lender Commitment of the new Lender shall be in a minimum amount of $10,000,000, and, if in a greater amount, in integral multiples of $100,000 (in each case, or such lesser amount agreed to by the Borrowers and the Administrative Agent in writing);

(iii)            the new Lender shall provide any required documentation under Section 4.6 of this Credit Agreement; and

(iv)            the parties shall execute and deliver to the Administrative Agent a Joinder Agreement, the Borrowers shall execute such new Notes as the Administrative Agent or any Lender may reasonably request, and the new Lender shall deliver payment of a processing and recordation fee of $3,500 to the Administrative Agent.

(f)            Register of Lenders. The Administrative Agent shall maintain at its principal offices in New York or at such other location as the Administrative Agent shall designate in writing to each Lender and the Borrowers, a copy of each Assignment and Acceptance Agreement and Joinder Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, the amount of each Lender’s Pro Rata Share of the Lender Commitments and the Loans, and the name and address of each Lender’s agent for service of process in New York (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each person or entity whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection and copying by any Borrower or any Lender during normal business hours upon reasonable prior notice to the Administrative Agent. A Lender may change its address and its agent for service of process upon written notice to the Administrative Agent, which notice shall be effective upon actual receipt by the Administrative Agent, which receipt will be acknowledged by the Administrative Agent upon request. Upon receipt of any Assignment and Acceptance Agreement or Joinder Agreement, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been completed, fully-executed and is substantially in the form of Exhibit H hereto or if such Joinder Agreement has been completed, fully-executed and is substantially in the form of Exhibit N hereto: (i) accept such an Assignment and Acceptance Agreement or Joinder Agreement; (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)            Disclosure of Information. Any Lender may furnish any information concerning any Borrower Party in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants), subject, however, to the provisions of Section 12.17 hereof.

12.12       Lender Default. If any Lender becomes a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Administrative Agent, the Lenders, or the Borrowers at law or in equity, such Defaulting Lender’s right to vote on matters related to this Credit Agreement, and to participate in the administration of the Loans, the Letters of Credit and this Credit Agreement, shall be suspended during the pendency of such failure or refusal or other event that caused such Lender to be a Defaulting Lender. The Administrative Agent shall have the right, but not the obligation, in its sole discretion, to acquire at par all of such Lender’s Lender Commitment, including its Pro Rata Share in the Obligations under this Credit Agreement. In the event that the Administrative Agent does not exercise its right to so acquire all of such Lender’s interests, then each Lender that is not a Defaulting Lender (a “Current Party”) shall then, thereupon, have the right, but not the obligation, in its sole discretion to acquire (or if more than one Current Party exercises such right, each Current Party shall have the right to acquire, pro rata) at par such Defaulting Lender’s Lender Commitment, including its Pro Rata Share in the outstanding Obligations under this Credit Agreement.

12.13       Maximum Interest. Regardless of any provision contained in any of the Loan Documents, in no event shall the rate of interest payable by any Borrower with respect to any Loan exceed the Maximum Rate.

12.14       Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

12.15       Survival. All representations and warranties made by the Credit Parties herein shall survive delivery of the Notes, the making of the Loans and the issuance of the Letters of Credit. Additionally, notwithstanding the first sentence of Section 8 and Section 9, so long as any cash collateralized Letter of Credit Obligations remain outstanding, the applicable Borrowers agree to continue to comply with the covenants provided in Sections 8.3, 8.9 and 9.1 hereof and as to OFAC compliance in Section 9.5(b) hereof.

12.16       Full Recourse. Notwithstanding anything in this Credit Agreement or the Loan Documents to the contrary, the payment and performance of the Obligations of each Borrower, each Parallel Borrower and each Qualified Borrower shall be fully recourse to such Borrower, such Parallel Borrower and such Qualified Borrower and its properties and assets, as applicable.

12.17       Availability of Records; Confidentiality. (a) The Credit Parties acknowledge and agree that the Administrative Agent may provide to the Lenders, and that the Administrative Agent and each Lender may provide to any Affiliate of a Lender or Participant or Assignee or proposed Participant or Assignee or any professional advisor, officer, employee or agent of the foregoing as deemed necessary or appropriate in any Lender’s reasonable judgment, originals or copies of this Credit Agreement, all Loan Documents and all other documents, certificates, opinions, letters of credit, reports, and other material information of every nature or description, and may communicate all oral information, at any time submitted by or on behalf of any Credit Party or received by the Administrative Agent or a Lender in connection with the Loans, the Letters of Credit Liability, the Lender Commitments or any Credit Party; provided that, prior to any such delivery or communication, the Lender, Affiliate of a Lender, Participant, or Assignee, or proposed Participant or Assignee or such other Person, as the case may be, shall agree to preserve the confidentiality of all data and information which constitutes Confidential Information; (b) the Credit Parties, the Administrative Agent and the Lenders (i) acknowledge and agree that (x) the identities of the Investors, the amounts of their respective Investor Commitments and details regarding their investments under the Corporate Document (collectively, the “Investor Information”) have been and will be delivered on a confidential basis; and (y) information with respect to Investments has been and will be delivered on a confidential basis; (ii) acknowledge and agree that such Investor Information and information with respect to Investments are Confidential Information; and (iii) agree that such Investor Information and information with respect to Investments shall be subject to the provisions of this Section 12.17; and (c) anything herein to the contrary notwithstanding, the provisions of this Section 12.17 shall not preclude or restrict any such party from disclosing any Confidential Information: (i) with the prior written consent of any Credit Party; (ii) upon the order of or pursuant to the rules and regulations of any Governmental Authority having jurisdiction over such party; (iii) in connection with any audit by an independent public accountant of such party, provided such auditor thereto agrees to be bound by the provisions of this Section 12.17; (iv) to examiners or auditors of any applicable Governmental Authority which examines such party’s books and records while conducting such examination or audit; or (v) as otherwise specifically required by law. Notwithstanding the foregoing, the Credit Parties, the Administrative Agent and the Lenders (and each of their respective employees, representatives, or other agents) may disclose to taxing authorities, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. Notwithstanding the termination of this Credit Agreement, the Administrative Agent and each Lender agrees to hold Confidential Information in accordance with its internal document retention policies and procedures for two (2) years following the termination of this Credit Agreement, which policies and procedures, as of the Closing Date, provide that information considered confidential shall be held on a confidential basis.

12.18       USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act.

12.19       Multiple Counterparts. This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. Delivery of an executed counterpart hereof, or a signature page hereto, by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed original counterpart thereof.

12.20       Conversion of Currencies. (a) If, for the purpose of obtaining a judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased by the Administrative Agent with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)            The obligations of each Borrower in respect of any sum due from it to any Secured Party hereunder or under the other Loan Documents (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder or under the other Loan Documents (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor from such Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the applicable Secured Party in such currency, such Secured Party agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law). The obligations of the Borrowers contained in this Section 12.20 shall survive the termination of this Credit Agreement and the payment of all other amounts owing hereunder.

12.21       Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGES FOLLOW.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

BRIGHTWOOD CAPITAL CORPORATION I

By:	/s/ Sengal Selassie
Name: Sengal Selassie
Title: Chief Executive Officer

CNB / Brightwood Capital Corporation I - Revolving Credit Agreement

ADMINISTRATIVE AGENT AND LENDER:

CITY NATIONAL BANK, as Administrative Agent, a Lender, Letter of Credit Issuer and Lead Arranger

By:	/s/ Brian Mulligan
Name: Brian Mulligan
Title: Vice President

City National Bank
400 Park Avenue, 7th Floor
New York, New York 10022
Attention:	Brian Mulligan
Telephone:	516-721-2947
Email:	brian.mulligan@cnb.com

City National Bank
555 South Flower Street, 20th Floor,
Los Angeles, CA 90071
Attention:	Madelina Sandoval
Telephone:	213-673-7851
Email:	Madelina.Sandoval@cnb.com

SCHEDULE I

Credit Party Information

Credit Party Information

Name	Type of Credit Party	Jurisdiction of Formation	Type of Entity	Principal Office, Chief Executive Office and Principal Place of Business	Notice Address and Email	Corporate Documents	Collateral Account
Brightwood Capital Corporation I	Borrower	Maryland	Corporation	810 Seventh Avenue 26th Floor New York, NY 10019	810 Seventh Avenue 26th Floor New York, NY 10019 Brightwood.Infrastructure @brightwoodlp.com	1. Private Placement Memorandum 2.Form 10 3.Subscription Agreement dated September 16, 2022 by and between The UAW Retiree Medical Benefits Trust solely for the benefit of the GM Separate Retiree Account and the Borrower 4.Subscription Agreement dated September 16, 2022 by and between The UAW Retiree Medical Benefits Trust solely for the benefit of the Chrysler Separate Retiree Account and the Borrower 5.Subscription Agreement dated September 16, 2022 by and between The UAW Retiree Medical Benefits Trust solely for the benefit of the Ford Separate Retiree Account and the Borrower	48673710

SCHEDULE II

Lender Commitments

City National Bank	$100,000,000
Total Lender Commitments	$100,000,000